    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1998.

                                                      REGISTRATION NO. 333-50291
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 2 ON
                                    FORM S-1
                                       TO
                  REGISTRATION STATEMENT ON FORM S-3 UNDER THE
                             SECURITIES ACT OF 1933
                          U.S. FRANCHISE SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)


                DELAWARE                                    7011                                   58-2361501
    (State or other jurisdiction of             (Primary Standard Industrial                     (IRS Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                         13 CORPORATE SQUARE, SUITE 250
                             ATLANTA, GEORGIA 30329
                                 (404) 235-7444
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                         ------------------------------

                                MICHAEL A. LEVEN
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                          U.S. FRANCHISE SYSTEMS, INC.
                         13 CORPORATE SQUARE, SUITE 250
                             ATLANTA, GEORGIA 30329
                                 (404) 235-7444
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

             PAUL D. GINSBERG                               ALAN DEAN
 PAUL, WEISS, RIFKIND, WHARTON & GARRISON             DAVIS POLK & WARDWELL
       1285 AVENUE OF THE AMERICAS                     450 LEXINGTON AVENUE
      NEW YORK, NEW YORK 10019-6064                  NEW YORK, NEW YORK 10017
              (212) 373-3000                              (212) 450-4000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED APRIL 23, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                4,500,000 SHARES

                                     [LOGO]

                              CLASS A COMMON STOCK

    ALL OF THE 4,500,000 SHARES OF CLASS A COMMON STOCK OFFERED HEREBY (THE "OFFERING") ARE BEING SOLD BY U.S. FRANCHISE SYSTEMS, INC. ("USFS" OR "COMPANY").

    THE COMPANY HAS TWO CLASSES OF AUTHORIZED COMMON STOCK: CLASS A COMMON STOCK AND CLASS B COMMON STOCK. THE HOLDERS OF CLASS A COMMON STOCK ARE ENTITLED TO ONE VOTE PER SHARE AND THE HOLDERS OF CLASS B COMMON STOCK ARE ENTITLED TO TEN VOTES PER SHARE. OTHERWISE, THE RIGHTS OF THE HOLDERS OF CLASS A COMMON STOCK AND THE HOLDERS OF CLASS B COMMON STOCK ARE SUBSTANTIALLY IDENTICAL. CERTAIN MEMBERS OF MANAGEMENT OWN OR VOTE ALL OF THE OUTSTANDING SHARES OF CLASS B COMMON STOCK. UPON COMPLETION OF THE OFFERING, SUCH MEMBERS OF MANAGEMENT WILL CONTROL APPROXIMATELY 65% OF THE COMBINED VOTING POWER OF THE CLASS A COMMON STOCK AND THE CLASS B COMMON STOCK. SHARES OF CLASS B COMMON STOCK ARE CONVERTIBLE INTO SHARES OF CLASS A COMMON STOCK ON A SHARE-FOR-SHARE BASIS. BOTH CLASSES WILL GENERALLY VOTE TOGETHER AS ONE CLASS ON ALL MATTERS SUBMITTED TO A VOTE OF STOCKHOLDERS, INCLUDING THE ELECTION OF DIRECTORS. SEE "DESCRIPTION OF CAPITAL STOCK."

    THE CLASS A COMMON STOCK IS TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "USFSD" UNTIL APRIL 29, 1998, AND UNDER THE SYMBOL "USFS" THEREAFTER. ON APRIL 21, 1998, THE LAST SALE PRICE OF THE CLASS A COMMON STOCK AS REPORTED BY THE NASDAQ NATIONAL MARKET WAS $11 PER SHARE. SEE "PRICE RANGE OF CLASS A COMMON STOCK."

    SEE "RISK FACTORS" COMMENCING ON PAGE 12 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.    ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                                                  PRICE TO   UNDERWRITING      PROCEEDS TO
                                                    PUBLIC   DISCOUNT (1)      COMPANY (2)
PER SHARE................................  $                $                $
TOTAL (3)................................  $                $                $

(1) SEE "UNDERWRITING" FOR INFORMATION CONCERNING INDEMNIFICATION OF THE UNDERWRITERS AND OTHER MATTERS.

(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $1.2 MILLION.

(3) THE COMPANY HAS GRANTED TO THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 675,000 ADDITIONAL SHARES OF CLASS A COMMON STOCK SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE THIS OPTION IN FULL,
    THE PRICE TO PUBLIC WILL TOTAL $       , THE UNDERWRITING DISCOUNT WILL
    TOTAL $       AND THE PROCEEDS TO COMPANY WILL TOTAL $       . SEE
    "UNDERWRITING."
                            ------------------------

    THE SHARES OF CLASS A COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS NAMED HEREIN WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO THEIR RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES REPRESENTING THE SHARES WILL BE MADE AGAINST PAYMENT THEREFOR AT THE OFFICE OF NATIONSBANC MONTGOMERY SECURITIES LLC ON OR
ABOUT          , 1998.

NationsBanc Montgomery Securities LLC

                 CIBC Oppenheimer

                                  The Robinson-Humphrey Company
                                                             Schroder & Co. Inc.

                                            , 1998

                                [INSERT ARTWORK]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the world wide web that contains reports, proxy and information statements and other information on registrants, such as the Company, who must file such material with the Commission electronically. The Commission's internet address on the world wide web is http://www.sec.gov. The Class A Common Stock is temporarily quoted on the Nasdaq National Market System under the symbol "USFSD" from April 1, 1998 to April 29, 1998 and will be quoted under the symbol "USFS" thereafter, and certain of the Company's reports, proxy materials and other information may be available for inspection at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a Registration Statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Class A Common Stock to be issued in connection with the Offering. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which were omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus pertaining to the content of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where the contract or other document has been filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or other document filed as an exhibit; each such statement being qualified in all respects by such reference.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "USFS" AND "COMPANY" INCLUDE U.S. FRANCHISE SYSTEMS, INC., ITS PREDECESSOR AND ITS SUBSIDIARIES AND THEIR OPERATIONS. THE OFFERING OF SHARES OF THE CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "CLASS A COMMON STOCK"), OF U.S. FRANCHISE SYSTEMS, INC. IS REFERRED TO HEREIN AS THE "OFFERING." UNLESS OTHERWISE INDICATED, ALL INFORMATION INCLUDED IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED. THE FOLLOWING TRADEMARKS, WHICH ARE REFERENCED THROUGHOUT THIS PROSPECTUS, ARE REGISTERED TO THE COMPANY; MICROTEL INN-REGISTERED TRADEMARK-, MICROTEL INN & SUITES-REGISTERED TRADEMARK-, MICROTEL SUITES-REGISTERED TRADEMARK-, MICRO SUITES-REGISTERED TRADEMARK-, HAWTHORN SUITES-REGISTERED TRADEMARK-, AND HAWTHORN SUITES LTD-REGISTERED TRADEMARK-.

                                  THE COMPANY

    U.S. Franchise Systems, Inc. is a fast growing brand development and franchise sales company. USFS acquires, markets and services well-positioned brands with potential for rapid unit growth through the sale of franchises to third-party owners. The Company's current brands, which are in the lodging industry, are the Microtel budget brand ("Microtel") and the Hawthorn Suites extended-stay brand ("Hawthorn"). In addition, the Company has entered into a definitive agreement to acquire the Best Inns brand ("Best Inns"), which is an economy and upper economy brand positioned between Microtel and Hawthorn. See "Business--Recent Developments--Best Inns." USFS has grown since October 1995 from 27 franchised hotels open or "under development" in nine states to 523 franchised hotels open or under development (104 open and 419 under development), plus an additional 80 accepted franchise applications that have not been converted into executed franchise agreements, in 49 states as of April 1, 1998 ("under development" includes hotels that are under construction or for which franchise agreements have been executed but construction has not yet commenced). USFS attributes this rapid growth to, among other things, the potential profitability of its brands for franchisees, the positions of its brands in attractive segments of the lodging industry, and the size and experience of the USFS franchise sales force. Management believes that its 49 person franchise sales force, which together with the Company's senior management has sold over 2,000 franchises on behalf of other hotel chains, is the largest franchise sales organization per brand and the second largest franchise sales organization in the lodging industry. See "Business--Operations-- Franchise Sales" and "Management."

    Substantially all of the Company's revenues currently are derived from franchise application fees, franchise royalty fees and reservation and marketing fees that are calculated as a percentage of individual hotel revenues rather than on the profitability of hotel operations. The Company does not typically own hotel real estate. As a franchisor, USFS licenses the use of its brand names to independent hotel owners and operators (i.e., franchisees). With the proposed acquisition of Best Inns, USFS will gain management contracts and management capabilities that will provide the Company with another fee stream calculated as a percentage of individual hotel revenues to complement and potentially accelerate the Company's franchising efforts.

    The Company has accomplished the following in executing its business and growth strategy:

    - From the time the Company acquired the exclusive rights to franchise the Microtel brand in October 1995, USFS has dramatically grown the brand from 27 franchised hotels open or under development in nine states to 410 franchised hotels open or under development (75 open and 335 under development), plus an additional 60 accepted franchise applications that have not been converted into executed franchise agreements as of April 1, 1998. See "Risk Factors--Dependence On, and Obstacles To, Hotel Openings" and "--No Rights to Certain Royalties."

    - From the time USFS acquired the exclusive rights to franchise the Hawthorn brand in March 1996, the Company has increased distribution of the brand from 18 franchised hotels open or under development to 113 franchised hotels open or under development (29 open and 84 under development), plus an additional 20 accepted franchise applications that have not been converted into executed franchise agreements as of April 1, 1998. See "Risk Factors--Dependence On, and Obstacles To, Hotel Openings."

    - On March 17, 1998, the Company formed a $100 million development fund with NorthStar Capital Partners LLC (together with its affiliates, "NorthStar"), Lubert-Adler Real Estate Opportunity Funds, L.P. (together with its affiliates, "Lubert-Adler") and Constellation Equity Corp., a newly-formed entity owned by NorthStar and Lubert-Adler ("Constellation") to accelerate the development of Microtel and Hawthorn properties in high profile, high barriers to entry areas. See "Business--Recent Developments--Development Fund."

    - The Company has entered into a definitive agreement to acquire the Best Inns brand. The Company expects to market Best Inns as a conversion brand to independent owners of existing hotels, thereby broadening its potential franchisee base and allowing the Company to recognize royalty fees significantly sooner than with newly built hotels. See "Business--Recent Developments--Best Inns."

    - On March 12, 1998, the Company acquired full ownership of the Hawthorn brand from entities related to the Pritzker family, eliminating royalties that the Company would have owed under the royalty-sharing agreement previously in place and removing certain restrictions on the Company's ability to purchase certain other hotel brands. In this transaction, the Pritzker family entities exchanged their rights to a future royalty stream for 2,222,222 shares of Class A Common Stock. See "Business--Recent Developments--Acquisition of Remaining Interest in Hawthorn."

    - The Company has launched its first national cable television advertising campaign on CNN, CNN Headline News, The Weather Channel and CNNsi for the Microtel and Hawthorn chains. See "Business--Operations--Marketing." Additionally, the Company is in the process of rolling out FIRST, an Internet-based central reservations system designed to provide franchisees an efficient means to link to travel agencies and to present their properties to millions of potential customers. See "Business--Operations--Reservations."

    - The Company has added three key individuals in the lodging industry to its board of directors; Douglas Geoga, President of Hyatt Hotels Corporation, David T. Hamamoto, co-Chief Executive Officer, co-President and co-Chairman of NorthStar Capital Investment Corp. and former co-head and co-founder of the Whitehall Funds at Goldman, Sachs & Co., and Steven M. Romaniello, Executive Vice President--Franchise Sales and Development of the Company. See "Management."

    The Company's management team and sales force is led by its Chairman, Chief Executive Officer and President Michael A. Leven, who has 37 years of experience in the lodging industry, and its Executive Vice President and Chief Financial Officer, Neal K. Aronson, a former principal of the New York investment firm Odyssey Partners, L.P. Mr. Leven most recently served as President of Holiday Inn Worldwide (1990-95) and President and Chief Operating Officer of Days Inn of America, Inc. (1985-1990), franchisors of two of the largest lodging brands in the world. See "Management."

                               BUSINESS STRATEGY

    The Company's primary business strategy is to maximize revenues and profitability by capitalizing on the operating leverage inherent in the franchising business by (i) rapidly increasing the number of hotels franchised under its current brands and (ii) acquiring additional lodging or other service-oriented brands that provide attractive unit economics to franchisees and significant growth opportunities for the Company.

    The Company expects to enjoy significant operating leverage by virtue of its investments to date in its management and franchise sales infrastructure that have been designed to permit the sale, management and administration of additional franchises and franchise brands with minimal incremental investment. As a result, the Company expects to enjoy significant incremental profits in the future from additional franchise royalty revenue received after fixed costs are covered.

    STRATEGIES TO ACCELERATE FRANCHISE SALES

    OFFER A VARIETY OF PRICE POINTS. With the addition of the Best Inns brand, the Company will be able to offer to potential franchisees lodging brands in three important price segments of the hotel industry. Microtel is an all new-build brand that competes with older hotels in the budget segment of the hotel industry. Hawthorn competes in the mid-price and upscale price points of both the extended stay and transient suite segments. The Best Inns brand is positioned between the Company's two existing brands, competing in the economy and upper economy segments.

    OFFER A VARIETY OF DEVELOPMENT OPTIONS. With the addition of the Best Inns brand, the Company will now be better positioned to offer potential franchisees a "conversion" opportunity as well as new-build products. A conversion brand such as Best Inns, which offers potential franchisees the opportunity to convert existing hotels to such brand, has three primary benefits to the Company:

    (i) conversion of an existing hotel to a USFS brand is generally considerably quicker than franchising a hotel through new construction, thereby allowing the Company to recognize franchise royalty revenues significantly sooner;

    (ii) converted hotels typically are fully operational, thereby providing the Company with an immediate royalty revenue opportunity based on the hotel's existing revenues which may be significantly higher than those generated by a newly built hotel that typically experiences a "ramp up" period; and

    (iii) a conversion brand enhances the Company's ability to sell hotel franchises during economic downturns when owners of independent hotels may seek the advantages offered by being part of a larger hotel chain and owners of chain-affiliated hotels may seek to change brands in an effort to increase profitability.

    OFFER MANAGEMENT SERVICES. Upon completion of the Best Inns acquisition, the Company will acquire a platform for providing management services to hotel developers and owners, such as financial institutions, that are not equipped to manage properties themselves. As a result, the addition of this management function will permit the Company to target an expanded universe of potential franchisees, while providing the Company with an additional source of fee-based revenues that are calculated as a percentage of individual hotel revenues rather than on the profitability of the hotel's operations. In addition, the Company may structure incentive fees in management contracts based on achieving specified operating performance goals.

    ENTER INTO STRATEGIC PARTNERSHIPS TO PROMOTE BRAND GROWTH. The Company intends to continue to seek strategic relationships with strong financial real estate partners that are designed to facilitate the development and expansion of the Company's brands. For example, the Company has formed the Development Fund with NorthStar and Lubert-Adler in order to provide "one stop" debt and equity financing at competitive rates for local developers in high profile, high barriers to entry areas. See "Business--Recent Developments--Development Fund." Also, Sunstone Hotel Investors, Inc. and Equity Inns, Inc., two publicly traded REITs have expressed interest in seeking opportunities to acquire newly built Hawthorn properties or convert existing properties to the Hawthorn brand. The Company expects these relationships to enable it to attract hotel developers that may seek to sell a newly constructed hotel upon completion of its construction.

    ACQUISITION STRATEGY

    REGIONAL CHAIN ACQUISITION STRATEGY. The Company intends to continue to explore the acquisition of regional hotel chains that either can be converted to one of the Company's brands or added as a new brand to complement the Company's existing brand portfolio. To pursue this strategy, the Company may join with a real estate partner that may acquire the related real property, such as in the Best Inns acquisition. See "Business--Recent Developments--Best Inns." The Company believes that the continuing consolidation of the lodging industry will afford additional opportunities to acquire regional chains.

    OTHER ACQUISITION OPPORTUNITIES. Additionally, the Company intends to explore acquisition opportunities of complementary national lodging brands and other service-oriented brands outside the lodging industry that can be franchised. There can be no assurance, however, that the Company will be successful in identifying regional chain or other acquisition candidates or that such acquisitions, if completed, will be successful. See "Risk
Factors--Successful Completion and Integration of Acquisitions."

                              THE COMPANY'S BRANDS

    MICROTEL. Microtel is an all new-build brand in the budget segment of the lodging industry with an average daily room rate of typically between $35 and $45. Microtels are distinctively styled hotels with a residential look that offer travelers an attractive and consistent appearance, clean, comfortable rooms and the safety of interior corridor access, all for a competitive room rate. Evidence of the appeal of Microtels to hotel guests is found in its "intent-to-return" rating, which measures guests' overall satisfaction and willingness to return to a Microtel in the future. In surveys of approximately 32,000 Microtel guests conducted by franchisees during the past twelve months, approximately 98% of Microtel guests expressed intent to return to a Microtel in the future. See "Business--The Company's Brands-Microtel."

    HAWTHORN. Hawthorn targets the upscale segment of the extended-stay lodging market, which is defined as guests that stay five or more consecutive nights with an average daily room rate of typically between $75 and $95. Hotels in this segment offer guests many of the amenities of an apartment with the convenience and flexibility of a traditional hotel. Hawthorn hotels offer large suites equipped with full kitchens and work spaces and offer laundry facilities, exercise rooms, daily housekeeping, 24-hour front-desk service, complimentary hot breakfast and hospitality hours. In October 1997, the Company introduced the mid-market brand extension, Hawthorn Suites LTD, which offers traditional Hawthorn suites as well as smaller suites with limited amenities. Hawthorn Suites LTD targets both extended-stay and overnight travel guests. See "Business--The Company's Brands--Hawthorn."

    BEST INNS. Best Inns and Best Suites operate in the economy and upper economy segment of the lodging industry, generating an average daily room rate of typically between $40 and $70. Best Inns properties offer such amenities as free local phone calls, complimentary Special K-Registered Trademark- breakfast and evening coffee. Best Inns has several marketing programs designed to build repeat business, including the Best Inns Preferred Guest Program and the "Seniors 1st Club." See "Business--The Company's Brands--Best Inns."

                              RECENT DEVELOPMENTS

    ACQUISITION OF REMAINING INTEREST IN HAWTHORN. On March 12, 1998, the Company completed its acquisition (the "HSA Acquisition") of the remaining interest in its Hawthorn brand owned by two Pritzker family related entities. In this transaction, the Company issued to the Pritzker family related entities 2,222,222 shares of its Class A Common Stock, representing as of that date approximately 15% of the fully-diluted shares of the Company, in exchange for royalties that USFS otherwise would have owed under the royalty sharing arrangement originally in place. In addition, the acquisition removed restrictions on the Company's ability to purchase certain other hotel brands. Among its holdings, Pritzker family business interests own Hyatt Hotels Corporation. As part of the transaction, Douglas Geoga, President of Hyatt Hotels Corporation, joined the Company's board of directors. See "Business--Recent Developments--Acquisition of Remaining Interest in Hawthorn" and "Management."

    DEVELOPMENT FUND. On March 17, 1998, NorthStar, Lubert-Adler and Constellation committed to contribute to Constellation Development Fund LLC (the "Development Fund") equity totalling $50 million. The Development Fund was established to provide capital that will allow the Company to extend its Microtel and Hawthorn brands into high profile, high barriers to entry areas by providing debt and equity financing to selected local developers. In addition, the Development Fund is negotiating the terms of a $50 million senior credit facility with a commercial bank. To date, no commitment letter has been obtained from a commercial bank with respect to a senior credit facility and there can be no assurance that a senior credit facility will be arranged on terms acceptable to the Development Fund. The Development Fund is expected to fund the construction of 20 to 25 Microtel or Hawthorn hotels over the next eighteen months, and is currently in the process of reviewing five projects requesting debt and equity commitments totaling approximately $22 million. In connection with the establishment of the Development Fund, the Company has committed to lend up to $10 million at an interest rate of 8% per annum to Constellation, which will use the funds to make a subordinated equity investment in the Development Fund, and the Company sold an aggregate of 500,000 shares of Class A Common Stock to NorthStar and Lubert-Adler for $5.6 million. NorthStar and Lubert-Adler also have the right to purchase up to an additional 500,000 shares of Class A Common Stock at a price of $11.25 per share. The Company will also be paid approximately $3.5 million over the next five years to manage the Development Fund. See "Business--Recent Developments-- Development Fund" and "Certain Relationships and Related Transactions."


    BEST INNS. On December 15, 1997, Best Acquisition, Inc., a wholly-owned subsidiary of the Company ("BAI"), signed a definitive agreement with America's Best Inns, Inc. and certain other selling entities (collectively, the "Sellers") to acquire, among other things, the exclusive worldwide rights to the Best Inns hotel brands. In connection with this transaction, the Company and the Sellers are expected to enter into an agreement with Alpine Hospitality Ventures LLC ("Ventures") pursuant to which Ventures will acquire 17 Best Inns hotels (the "Acquired Hotels") and the Company expects to make a $15 million subordinated loan to Ventures and to issue 350,000 shares of Class A Common Stock to an affiliate of Ventures for a cash purchase price of $1.6 million. The Company expects to use the proceeds of a $10 million bank loan, the $1.6 million it expects to receive from the affilate of Ventures and $3.4 million of its own cash to make the $15 million loan to Ventures. In addition, the Company is expected to commit to make additional loans to Ventures under certain circumstances at an interest rate and upon other terms that are substantially similar to Ventures' third-party indebtedness at such time. Upon completion of the transaction, the Company will own the exclusive worldwide rights to the Best Inns hotel brands, will be the franchisor of 35 existing Best Inns hotels and three Best Inns hotels under development and manage 29 of the existing Best Inns hotels and two of the Best Inns hotels under development. See "Business--Recent Developments-- Best Inns" and "Certain Relationships and Related Transactions."

                            ------------------------

    The Company's predecessor was formed in August 1995 as a Delaware corporation. The Company was incorporated in Delaware on November 26, 1997 and merged with its predecessor on March 15, 1998, with the Company as the surviving corporation. USFS's executive offices are located at 13 Corporate Square, Suite 250, Atlanta, Georgia 30329. Its telephone number is (404) 321-4045.

                                  THE OFFERING

Common Stock Offered.........  4,500,000 shares of Class A Common Stock

Common Stock to be
  Outstanding After the
  Offering...................  17,067,194 shares of Class A Common Stock of USFS(1)

                               2,707,919 shares of Class B Common Stock, par value $0.01
                               per share (the "Class B Common Stock" and together with the
                               Class A Common Stock, the "Common Stock")

                               19,775,113 total shares of Common Stock(1)

Use of Proceeds..............  The net proceeds of the Offering are expected to be used as follows: (i) to repay approximately $19.4 million aggregate principal amount outstanding on the Company's 10%
                               Subordinated Debentures due September 29, 2007, plus accrued interest thereon to the date of repayment, (ii) to repay
                               approximately $10.0 million aggregate principal amount
                               outstanding under a loan to be incurred by the Company in
                               connection with the Best Inns acquisition (see
                               "Business--Recent Developments--Best Inns") and (iii) for
                               working capital and general corporate purposes, which may
                               include the financing of additional acquisitions. See "Use of Proceeds."

Voting Rights................  Shares of Class A Common Stock have one vote per share, while shares of Class B Common Stock have ten votes per
                               share. The Class B Common Stock, the holders of which have effective control of the Company, is voted only by Michael
                               A. Leven, the Company's Chairman of the Board and Chief
                               Executive Officer, and Neal K. Aronson, the Company's
                               Executive Vice President and Chief Financial Officer. Class
                               B Common Stock is convertible into Class A Common Stock on a share-for-share basis and, with limited exceptions, will
                               automatically convert into Class A Common Stock upon
                               transfer. The Class B Common Stock is not being offered by this Prospectus. See "Risk Factors--Management By Virtue of
                               Ownership of Supervoting Class B Common Stock, Controls the
                               Company," "Description of Capital Stock--Common Stock" and
                               "Principal Stockholders--Management's Shares of Common
                               Stock."

Nasdaq National Market
  Symbol.....................  USFS(2)

------------------------

(1) Does not include 350,000 shares of Class A Common Stock to be issued to Alpine Hospitality Equities LLC ("Alpine Equities") in the Best Inns acquisition for a purchase price of $1.6 million. See "Business--Recent Developments--Best Inns" and "Certain Relationships and Related Transactions."

(2) As a result of the reverse merger structure of the HSA Acquisition, from April 1, 1998 until April 29, 1998 the Company's Class A Common Stock is temporarily quoted under the symbol "USFSD."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following table sets forth the summary consolidated financial data of the Company as of December 31, 1997, 1996 and 1995 and for the years ended December 31, 1997 and 1996 and the period from August 28, 1995 to December 31, 1995. The summary consolidated financial data of the Company should be read in conjunction with the Consolidated Financial Statements of the Company included elsewhere herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                 PERIOD FROM
                                                                                  AUGUST 28,
                                                                                     1995
                                                                                 (INCEPTION)
                                                   YEAR ENDED      YEAR ENDED         TO
                                                  DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                      1997            1996           1995
                                                 --------------  --------------  ------------
                                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                                    DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.......................................    $    3,948      $    1,292     $       --
Operating Expenses.............................       (12,376)         (8,628)        (1,327)
                                                 --------------  --------------  ------------
Operating Loss.................................        (8,428)         (7,336)        (1,327)
Interest Income................................         1,386             871            195
Interest Expense...............................        (1,905)           (126)           (36)
                                                 --------------  --------------  ------------
Net Loss.......................................    $   (8,947)     $   (6,591)    $   (1,168)
                                                 --------------  --------------  ------------
                                                 --------------  --------------  ------------
Loss Applicable to Common Stockholders.........    $   (8,947)     $   (8,309)    $   (1,577)
                                                 --------------  --------------  ------------
                                                 --------------  --------------  ------------
Net Loss Applicable to Common Stockholders Per
  Share-Basic..................................    $    (0.71)     $    (0.75)    $    (0.15)
Weighted Average Number of Common Shares
  Outstanding (1)..............................    12,563,772      11,059,576     10,755,409

BALANCE SHEET DATA (AT PERIOD END):
Working Capital................................    $   12,144      $   28,115     $   13,265
Total Assets...................................        36,351          40,105         18,072
Total Liabilities..............................        32,153           9,022          1,845
Redeemable Preferred Stock (2).................            --          18,477         16,759
Redeemable Common Stock........................           324             330            330
Stockholders' Equity (deficit).................    $    3,874      $   12,276     $     (862)

------------------------

(1) Includes 3,186,280 shares of Class A Common Stock that are redeemable under certain circumstances by the Company for reasons not under the Company's control. See "Principal Holders of Common Stock--Management's Shares of Common Stock." Does not include (i) 2,222,222 shares of Class A Common Stock issued to Hawthorn Suites Associates, Inc. (now known as H Suites Associates, "HSA") and HSA Properties, Inc. ("HPI") on March 12, 1998 in connection with the HSA Acquisition, (ii) 500,000 shares of Class A Common Stock issued to, and the right to acquire an additional 500,000 shares of Class A Common Stock granted to, NorthStar and Lubert-Adler on March 17, 1998 in connection with the Development Fund or (iii) 350,000 shares of Class A Common Stock to be issued in connection with the Best Inns acquisition. See "Business--Recent Developments--Acquisition of Remaining Interest in Hawthorn," "Business--Recent Developments--Development Fund," "Business--Recent Developments--Best Inns" and "Certain Relationships and Related Transactions."

(2) On January 1, 1997, all the outstanding shares of Redeemable Preferred Stock were exchanged for $18,477,000 aggregate principal amount of 10% Subordinated Debentures due September 29, 2007 (the "Subordinated Debentures").

                                 FRANCHISE DATA

    The following data for Microtel and Hawthorn are not derived from the audited consolidated financial statements of the Company.

                                    MICROTEL

                                                                                                        DECEMBER 31,
                                                                                      APRIL 1,    ------------------------
                                                                                        1998         1997         1996
                                                                                     -----------     -----        -----
Properties Open (1)................................................................          75           64           28

Properties Under Development:
    Executed Agreements and Under Construction.....................................          58           52           25
    Executed Franchise Agreements but not Under Construction (2)...................         277          253          168
Accepted Applications..............................................................          60           77           82
                                                                                            ---          ---          ---

Total Under Development and Accepted Applications (3)..............................         395          382          275
                                                                                            ---          ---          ---

OPEN PLUS UNDER DEVELOPMENT PLUS ACCEPTED APPLICATIONS.............................         470          446          303
                                                                                            ---          ---          ---
                                                                                            ---          ---          ---

                                                                                        1995
                                                                                        -----
Properties Open (1)................................................................          23
Properties Under Development:
    Executed Agreements and Under Construction.....................................           4
    Executed Franchise Agreements but not Under Construction (2)...................           3
Accepted Applications..............................................................          12
                                                                                             --
Total Under Development and Accepted Applications (3)..............................          19
                                                                                             --
OPEN PLUS UNDER DEVELOPMENT PLUS ACCEPTED APPLICATIONS.............................          42
                                                                                             --
                                                                                             --

------------------------

(1) The Company does not receive royalties from twenty-eight hotels open as of April 1, 1998. See "Risk Factors--No Rights to Certain Royalties" and "Business--Acquisition of the Microtel System."

(2) The Company will not receive royalties from five of the executed franchise agreements as of April 1, 1998. See "Risk Factors--No Rights to Certain Royalties" and "Business--Acquisition of the Microtel System."

(3) There can be no assurance that properties under development or for which applications have been accepted will result in open hotels. See "Risk Factors--Dependence on, and Obstacles to, Hotel Openings."

                                    HAWTHORN

                                                                                                           DECEMBER 31,
                                                                                         APRIL 1,    ------------------------
                                                                                           1998         1997         1996
                                                                                        -----------     -----        -----
Properties Open.......................................................................          29           26           19

Properties Under Development:
    Executed Agreements and Under Construction........................................          19           14            2
    Executed Franchise Agreements but not Under Construction..........................          65           54           17
Accepted Applications.................................................................          20           17           14
                                                                                                                          --
                                                                                               ---          ---

Total Under Development and Accepted Applications (1).................................         104           85           33
                                                                                                                          --
                                                                                               ---          ---

OPEN PLUS UNDER DEVELOPMENT PLUS ACCEPTED
  APPLICATIONS........................................................................         133          111           52
                                                                                                                          --
                                                                                                                          --
                                                                                               ---          ---
                                                                                               ---          ---

------------------------

(1) There can be no assurance that properties under development or for which applications have been accepted will result in open hotels. See "Risk Factors--Dependence on, and Obstacles to, Hotel Openings."

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SEE "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS." THE FOLLOWING RISKS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE CLASS A COMMON STOCK OFFERED BY THIS PROSPECTUS.

LIMITED OPERATING HISTORY; NET LOSSES

    The Company began operating in October 1995 and therefore has a very limited operating history upon which investors can evaluate its performance. While the Company believes that it has a well-conceived strategy and that it has assembled an experienced and well-qualified management team to implement this strategy, the Company has incurred losses to date and there can be no assurance that it will be profitable in the future. As of December 31, 1997, the Company had an accumulated deficit of $17.3 million and has accumulated net losses applicable to common stockholders of approximately $18.8 million since inception to December 31, 1997. There can be no assurance that the Company will become profitable.

DEPENDENCE ON, AND OBSTACLES TO, HOTEL OPENINGS

    The Company expects that in the future a principal source of revenues will be royalty fees received from its franchisees. Accordingly, future revenues will be highly dependent on the number of open hotels and their gross room revenues. There are numerous factors beyond the control of the Company which affect the probability of a hotel opening. These factors include, but are not limited to, the ability of a potential hotel owner to (i) secure adequate financing or satisfy financing payments during the construction period, (ii) locate an appropriate site for a hotel, and (iii) obtain all necessary state and local construction, occupancy or other permits and approvals. Based on the Company's limited experience, the current average time from the initial filing of an application to the opening of a hotel is approximately 15 to 18 months for a Microtel and seven to 15 months for a Hawthorn brand hotel. Historically, approximately 41% of accepted applications for Microtels and approximately 35% of accepted applications for Hawthorn brand hotels will not result in an open hotel. There can be no assurance, however, that the yield of open hotels from accepted applications will continue at the same rate, that accepted franchise applications will result in executed franchise agreements or that executed franchise agreements will result in open properties.

MANAGEMENT, BY VIRTUE OF OWNERSHIP OF SUPERVOTING CLASS B COMMON STOCK, CONTROLS
  THE COMPANY

    Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Each share of Class B Common Stock is convertible at any time into one share of the Class A Common Stock and, with limited exceptions, will convert automatically upon any transfer thereof. Mr. Leven and Mr. Aronson have the right to vote all of the outstanding shares of Class B Common Stock, which, together with shares of Class A Common Stock which they beneficially own, represent approximately 73% of the combined voting power of the outstanding Common Stock before giving effect to the Offering and approximately 65% after giving effect to the Offering (excluding in each case 350,000 shares of Class A Common Stock to be issued in connection with the Best Inns acquisition). By reason of their right to vote the Class B Common Stock, after giving effect to the Offering, Messrs. Leven and Aronson will be able to (i) elect all of the Company's directors (except as otherwise contractually provided), (ii) amend the Charter with respect to most matters, (iii) effect a merger, sale of assets or other major corporate transaction, (iv) defeat an unsolicited takeover attempt and (v) generally direct the affairs of the Company (including in a manner that may benefit themselves disproportionately relative to other shareholders). For instance, on October 30, 1996, the Company and Messrs. Leven and Aronson amended the respective agreements pursuant to which Messrs. Leven and Aronson had previously been issued, cumulatively, 51% of the shares of USFS and which agreements contained significant vesting and forfeiture provisions. These amendments, in part, relaxed certain of the vesting provisions for some of their shares, eliminated the vesting and forfeiture provisions for others of their shares, converted certain of their shares into the then newly created Class B Common Stock and eliminated the ability of the Company to compel the repurchase of shares from Messrs. Leven and Aronson in order to reissue such shares to other members of management. See "Principal Holders of Common Stock--Management's Shares of Common Stock--1996 Amendment." Although Mr. Leven is Mr. Aronson's uncle, Mr. Leven and Mr. Aronson do not have any agreements or other obligations to vote together on matters involving the Company (although Mr. Aronson has granted Mr. Leven the right to vote some of his shares of Class A Common Stock and some of his shares of Class B Common Stock). See "Description of the Capital Stock," and "Principal Holders of Common Stock."

MANAGEMENT OF GROWTH

    The Company has experienced rapid growth in the number of its employees and the scope of its operations since its inception. This growth has resulted in, and is expected to continue to create, new and increased responsibilities for management personnel, as well as added demands on the Company's operating and financial systems. The Company's success will depend on its ability to manage this growth while implementing its strategy. The efforts of key management personnel and the Company's ability to attract or develop new management personnel and to integrate these new employees into its overall operations will be crucial to continued growth. If the Company is unable to manage growth effectively, the Company's business and results of operations could be materially and adversely affected. See "Management."

SUCCESSFUL COMPLETION AND INTEGRATION OF ACQUISITIONS

    One element of the Company's business strategy is to continuously evaluate acquisitions and business combinations. These acquisitions may be of brands that the Company would expect to franchise, which may be in the lodging industry or in other industries, or of businesses that the Company does not expect to franchise, which would require the Company to develop expertise in areas that it does not currently operate. There can be no assurance that the Company will identify and complete suitable acquisitions or if completed, that such acquisitions will be successfully integrated. Acquisitions involve numerous risks, including difficulties assimilating new operations and brands. There can be no assurance that any acquisitions would result in long-term benefits to the Company or that management would be able to manage effectively the resulting business.

    Upon completion of the Best Inns acquisition, the Company will integrate into its operations the Best Inn brands and management contracts and capabilities. While Mr. Leven and other members of the Company's management have significant experience in managing hotel properties for other companies, the Company has not previously managed hotel properties. There can be no assurance that the Company will not encounter difficulties integrating effectively the management operations of Best Inns or the sale of Best Inns franchises. Furthermore, there can be no assurance that, even if integrated, such operations and brands will be successful.

DEPENDENCE ON SENIOR MANAGEMENT

    The success of the Company is largely dependent on the efforts and abilities of its senior management and certain other key personnel, particularly Mr. Leven, Chairman, President and Chief Executive Officer, Mr. Aronson, Executive Vice President and Chief Financial Officer, David E. Shaw, Executive Vice President--Administration, Steve Romaniello, Executive Vice President-Franchise Sales and Development, and James Darby, Executive Vice President--Franchise Operations. The Company's success will depend in large part on its ability to retain these individuals and other current members of its senior management team and to attract and retain qualified personnel in the future. The loss of members of senior management or of certain other key employees or the Company's inability to retain other qualified employees could have an adverse impact on the Company's business and results of operations. The Company does not maintain key person life insurance on behalf of the lives of any of its officers or employees. See "Management."

NO RIGHTS TO CERTAIN ROYALTIES

    The terms of the agreement pursuant to which the Company acquired the rights to franchise the Microtel brand (the "Microtel Acquisition Agreement") expressly provide that the Company is not entitled to royalties with respect to Microtel hotels that were open or under construction, or with respect to which franchise agreements had been executed or applications accepted, at the time of the acquisition by the Company of the right to franchise this brand. Similarly, the Company is not currently entitled to royalties with respect to the 22 additional Microtels and the 10 Microtel all-suites hotels that Hudson Hotels Corporation, the entity from which the Company acquired the Microtel brand ("Hudson"), its affiliates and certain other persons are entitled to franchise pursuant to the terms of the Microtel Acquisition Agreement. See "Business--Acquisition of the Microtel System." Of the existing Microtel properties, the Company is entitled to receive royalty fees from 47 Microtels as of April 1, 1998. Accordingly, the Company will be dependent upon future hotel openings to recognize franchise application fees as revenue and to generate franchise royalty fees. See "--Dependence On, and Obstacles to, Hotel Openings."

RISKS RELATING TO MICROTEL ACQUISITION AGREEMENT

    The Microtel Acquisition Agreement obligates the Company to execute new franchise agreements and have open or under construction a specified number of Microtels each year. Specifically, the Microtel Acquisition Agreement requires that there are, on a cumulative basis, at least 50 "new" Microtels (i.e., not open or under construction at the date of the Microtel Acquisition Agreement) open or under construction by December 1997, 100 by December 1998, 175 by December 1999, and 250 by December 2000. As of April 1, 1998, there were 105 "new" Microtels open or under construction. The Microtel Acquisition Agreement further provides that if the Company is unable to comply with the development schedule for two consecutive years but opens or has under construction at least 75% of the number of Microtels required by such schedule, the Company may cure the default by paying a $1 million penalty within 30 days of notice of such default. If the Company fails to comply with this development schedule and to make the requisite cure payment or payments, all rights to the Microtel system automatically revert to Hudson. Accordingly, the Company's ability to comply with the development schedule will depend on its ability to attract franchisees that are willing to invest in lodging properties. See "--General Risks of the Lodging Industry." There can be no assurance that the Company will comply with the foregoing development schedule, and the Company's failure to meet such schedule or to pay the requisite cure payments would have a material adverse effect on the Company. See "Business--Acquisition of the Microtel Systems."

COMPETITION FOR NEW FRANCHISE PROPERTIES AND HOTEL GUESTS

    Competition among national brand franchisors and smaller chains in the lodging industry to grow their franchise systems is intense. The management of the Company believes that competition for the sale of lodging franchises is based principally upon (i) the perceived value and quality of the brand, (ii) the nature and quality of services provided to franchisees, (iii) the franchisees' view of the relationship of building or conversion costs and operating expenses to the potential for revenues and profitability during operation and upon sale and (iv) the franchisee's ability to finance and buy or sell the property. The Company's franchisees are generally in intense competition for guests with franchisees of other hotel chains, independent properties and owner-operated chains. The success of the Company's franchisees will affect the profitability of the Company, as the Company's receipt of royalty fees under its franchise agreements is tied directly to the gross room revenues earned by its franchisees.

    In choosing a particular hotel or motel, consumers consider differences in room rates, quality and condition of accommodations, name recognition, availability of alternative lodging (including short-term lease apartments), service levels, reputation, safety, reservation systems and convenience of location.

    Both among consumers and potential franchisees, Microtel competes with budget and economy hotels such as Budgetel Inn-Registered Trademark-, Comfort Inn-Registered Trademark-, Days Inn-Registered Trademark-, Econo Lodge-Registered Trademark-, Fairfield Inn-Registered Trademark-, Jameson Inns-Registered Trademark-, Knights Inn-Registered Trademark-, Motel 6-Registered Trademark-, Ramada Limited-Registered Trademark-, Red Carpet Inn-Registered Trademark-, Red Roof Inn-Registered Trademark-, Scottish Inns-Registered Trademark-, Sleep Inn-Registered Trademark-, Super
8-Registered Trademark-, Thriftlodge-Registered Trademark- and Travelodge-Registered Trademark-. In the upscale, extended-stay sector, Hawthorn hotels compete for consumers and/or potential franchisees with Homewood Suites-Registered Trademark-, Residence Inn-Registered Trademark-, Summerfield Suites-Registered Trademark- and Woodfin Suite-Registered Trademark-. In the transient suites sector of the lodging industry, where the Company competes through its Hawthorn Suites LTD brand, the Company's principal competitors include AmeriSuites-Registered Trademark-, Candlewood-SM-, Courtyard by Marriott-Registered Trademark-, Fairfield Suites-SM-, Hampton Inn and Suites-Registered Trademark-, MainStay-SM-, Towne Place-SM- and Wingate Inn-SM-among others. Best Inns competes with Comfort Inn-Registered Trademark-, Days Inn-Registered Trademark-, Holiday Inn Express-SM-, Park Inns-SM- and Ramada Ltd.-Registered Trademark- Many of the Company's competitors are affiliated with larger chains with substantially more properties, greater marketing budgets and greater brand identity than the Company. There can be no assurance that the Company can franchise a sufficient number of properties to generate operating efficiencies that will enable it to compete with these larger chains.

GENERAL RISKS OF THE LODGING INDUSTRY

    The Company is exposed to general risks of the lodging industry in a number of ways. First, as a franchisor and manager, the Company's franchise royalty and management fee revenues vary directly with its franchisees' gross room revenues. As a result, the Company's franchise and management businesses are, and will be, impacted by the effects of risks experienced by hotel operators generally. Second, to the extent the Company directly or indirectly makes equity or debt investments in hotel properties, those investments will be subject to the risks experienced by the underlying properties. For example, the Company has committed to lend up to $10 million to Constellation to be invested by Constellation in the Development Fund to be used to make investments in local developers of Microtel or Hawthorn hotels. See "Business-- Recent Developments--Development Fund." Additionally, in connection with the Best Inns acquisition, the Company will make a $15 million subordinated loan to the entity acquiring 17 Best Inns hotels. See "Business--Recent Developments--Best Inns." Third, the Company may directly acquire ownership interests in its branded hotel properties in order to promote the brand or for other reasons. For example, the Company owns three Microtel properties currently open or under construction which it expects to sell after completion, although no assurance can be given that such sales will take place. Additionally, the Company leases, as tenant, one Microtel property. It intends to assign this lease to a suitable tenant, but no assurance can be given that such assignment will occur. To the extent that the Company owns or leases hotel properties, it will be subjected to the risks of a hotel operator.

    The budget, economy, extended-stay and transient suite segments of the lodging industry, the segments in which hotels franchised under the Company's brands currently operate or plan to operate, may be adversely affected by changes in national or local economic conditions and other local market conditions, such as an oversupply of or a reduction in demand for lodging or a scarcity of potential sites in a geographic area, changes in travel patterns, extreme weather conditions, changes in governmental regulations that influence or determine wages, prices, construction costs or methods of operation, changes in interest rates, the availability of financing for operating or capital needs and changes in real estate tax rates and other operating expenses. In addition, due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical changes in revenues and profits. These risks may be exacerbated by the relatively illiquid nature of real estate holdings. Downturns or prolonged adverse conditions in real estate or capital markets or in national or local economies could have a material adverse impact on the Company's ability to locate new franchisees. In addition to the aforementioned risks associated with the budget, economy, extended-stay and transient suite segments of the lodging industry, the Company's current and potential future investments in or ownership of hotel properties creates a risk of decreased earnings due to losses related to start-up expenses or ongoing losses due to shortfalls in expected performance of a hotel. In addition, any guaranty required to secure construction or permanent loan financing could adversely affect the Company's financial condition.

    The Company expects to experience seasonal revenue patterns similar to those experienced by participants in the lodging industry generally. Accordingly, the summer months, because of increases in leisure travel, are expected to produce higher franchise royalty and management fee revenues for the Company than other periods during the year. In addition, developers of new hotels typically attempt, when feasible, to schedule the opening of a new property to occur prior to the spring and summer seasons. This may have a seasonal impact on the Company's revenues. Accordingly, the Company may experience lower revenues and profits in the first and fourth quarters and higher revenues and profits in the second and third quarters.

DEVELOPMENT AND OWNERSHIP RISK

    The Company's success depends upon the development or conversion and opening of hotels. As a result, it is subject to risks experienced by hotel developers. These risks, which are applicable to Microtels as new construction properties, to Hawthorn and Best Inns as both new construction and conversion properties, include delays in completion of construction, failure to obtain all necessary zoning and construction permits, discovery of environmental hazards, unavailability of financing on favorable terms, if at all, the failure of developed properties to achieve desired revenue or profitability levels once opened, competition for suitable development sites from competing franchise chains, the risk of incurring substantial costs in the event a development project must be abandoned prior to completion, changes in governmental rules, regulations and interpretations and general economic and business conditions. The Company's revenues may also be adversely affected by increases in interest rates, which could increase the costs of financing new hotel construction or the conversion of existing hotels. Any one of these risks could discourage or prohibit potential franchisees from beginning or completing hotel projects. To the extent the Company leases and/or owns hotel properties or makes, directly or indirectly, equity or debt investments in hotel properties, it would be subject to risks experienced by hotel operators generally.

RISKS RELATING TO THE FINANCING OF FRANCHISEES


    The Company participates, from time to time, in construction loans, equity investments, and long-term mortgage loans made to franchisees. In particular, the Company has committed to lend up to $10 million to Constellation to be invested by Constellation in the Development Fund and to be used by the Development Fund to provide debt and equity financing to selected developers. See "Business--Recent Developments--Development Fund." In addition, the Company expects to make a $15 million subordinated loan to Ventures in connection with the Best Inns acquisition. In addition, the Company is expected to commit to make additional loans to Ventures under certain circumstances at an interest rate and upon other terms that are substantially similar to Ventures' third-party indebtedness at such time. The Company expects Ventures to be a highly leveraged entity and there can be no assurances that any loans to Ventures will be repaid. See "Business--Recent Developments--Best Inns." In such cases, the Company would be subject to the risks experienced by lenders generally, including risks of franchisee/borrower defaults and bankruptcies. In the event of a default under such loans, the Company, as a lender, would bear the risk of loss of principal to the extent the value of the collateral was not sufficient to pay lenders which may be more senior in the capital structure. In connection with equity investments, the Company would be subject to risks as an equity investor. See "--Regulation."


REGULATION

    The sale of franchises is regulated by various state laws, as well as by the Federal Trade Commission (the "FTC"). The FTC requires that franchisors make extensive disclosure to prospective franchisees, although it does not require registration of offers to prospective franchisees. A number of states require registration and disclosure in connection with franchise offers and sales. In addition, several states have "franchise relationship laws" that limit the ability of franchisors to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. While the Company's franchising operations currently are not materially adversely affected by such regulations, the Company cannot predict the effect any future legislation or regulation may have on its business operations or financial condition.

    To the extent that the Company manages, owns or leases hotel properties, it will be subject to additional governmental regulations. For example, owners and operators of hotels are subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and beverages (such as health and liquor license laws) and building and zoning requirements. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. The determination that hotels owned, managed or leased by the Company are not in compliance with the ADA could result in the imposition of fines, and award of damages to private litigants or significant expense to the Company in bringing these hotels into compliance.

    In addition, under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presences of such hazardous or toxic substances. For example, liability may arise as a result of the historical use of a site or from the migration of contamination from adjacent or nearby properties. Any such contamination or liability may also reduce the value of the property. In addition, certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials ("ACMs") into the air, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs. Environmental laws also may impose restrictions on the manner in which the property may be used or business may be operated, and these restrictions may require expenditures. In connection with the ownership or operation of hotels, including properties managed, leased or franchised by the Company, the Company may be potentially liable for any such costs. In its capacity as a lender to hotel owners, the Company may also be potentially liable for any such costs.

    Additionally, various national, state and local laws and regulations may affect activities undertaken by the Company in connection with providing financing to franchisees. In particular, the Company may be required to obtain a license or to register in certain states in order to arrange loans to be made to franchisees. See "Business--Regulation."

ABSENCE OF DIVIDENDS

    The Company has not paid a dividend on the Common Stock since its inception. The Company intends to retain any earnings to finance its growth and for general corporate purposes and therefore does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy." In addition, future financing agreements may contain limitations on the payment of cash dividends or other distributions of assets to the holders of Common Stock.

ANTI-TAKEOVER DEVICES

    Certain identical provisions of the Certificate of Incorporation and the By-Laws of the Company may be deemed to have anti-takeover effects and may delay, deter or prevent a change in control of the Company that stockholders might otherwise consider in their best interests. These provisions (i) allow only the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Company to call special meetings of the stockholders,
(ii) eliminate the ability of stockholders to take any action without a meeting,
(iii) establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings, (iv) generally authorize the issuance of one or more classes of "blank check" preferred stock, with such designations, rights and preferences as may be determined from time to time by the Board of Directors,
(v) require approval of holders of 75% of the outstanding Class B Common Stock for the Board of Directors to create a series of Preferred Stock with general voting rights or with the right to elect a majority of directors under any circumstances and (vi) require approval of holders of 75% of the outstanding voting power to amend or repeal items (i), (ii) or (v) above or this item (vi). See "Description of the Capital Stock--Delaware Law and Certain Charter and By-Law Provisions."

LIMITED TRADING VOLUME OF COMMON STOCK

    Historically, the shares of the Class A Common Stock have had relatively low trading volume in the public markets. During the four week period ended April 1, 1997, for example, the weekly trading volume averaged 182,525 shares. There can be no assurance that the trading volume for the Class A Common Stock will increase or remain constant after the Offering. Low trading volume can influence the trading price of a security, hamper the liquidity of an investment in a security and result in volatility of the price of a security.

                                USE OF PROCEEDS


    The net proceeds of the Company from the sale of the 4,500,000 shares of Class A Common Stock offered hereby at an assumed offering price of $11 per share, after deducting underwriting discounts and estimated offering expenses, are estimated to be approximately $45.5 million ($52.5 million if the Underwriters' over-allotment option is exercised in full).


    The net proceeds of the Offering are expected be used as follows: (i) to repay approximately $19.4 million aggregate principal amount outstanding on the Company's 10% Subordinated Debentures due September 29, 2007, plus accrued interest thereon to the date of repayment, (ii) to repay approximately $10.0 million aggregate principal amount outstanding under the loan to be incurred in connection with the Best Inns acquisition (see "Business--Recent Developments--Best Inns") and (iii) for working capital and general corporate purposes, which may include the financing of additional acquisitions. Pending such uses, the Company intends to invest such funds in cash and marketable securities; provided that the Company intends to invest and to use the net proceeds of the Offering so as not to be considered an investment company within the meaning of the Investment Company Act of 1940.

                      PRICE RANGE OF CLASS A COMMON STOCK

    The following table sets forth for the periods indicated the high and low sales prices for the Class A Common Stock, as reported on the Nasdaq National Market. The Class A Common Stock has been quoted on the Nasdaq National Market since the Company's initial public offering on October 25, 1996 under the symbol "USFS" (from April 1, 1998 until April 29, 1998, the Class A Common Stock will be temporarily quoted under the symbol "USFSD").

                                              HIGH ($)            LOW ($)
                                           ---------------        -------
FISCAL YEAR 1996
  4th Quarter (commencing October 25,
    1996)...............................           16                  8 5/8

FISCAL YEAR 1997
  1st Quarter...........................           10 1/2              7 5/8
  2nd Quarter...........................           10 1/4              5
  3rd Quarter...........................           10 1/8              7
  4th Quarter...........................           10                  7 1/8

FISCAL YEAR 1998
  1st Quarter...........................           14 3/8              8 3/4
  2nd Quarter (through April 21,
    1998)...............................           12 7/8             11

    The last reported closing sale price of the Class A Common Stock was $11 on April 21, 1998. As of April 14, 1998, there were approximately 90 holders of record of Class A Common Stock and three holders of record of Class B Common Stock.

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain its earnings to provide funds for the operation and expansion of its business and, therefore, does not anticipate declaring or paying cash dividends in the foreseeable future. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

                                 CAPITALIZATION


    The following table sets forth the unaudited consolidated capitalization of the Company as of December 31, 1997, such capitalization after giving pro forma effect to the consummation of the contemplated Best Inns acquisition, the Development Fund completed on March 17, 1998 and the HSA Acquisition completed on March 12, 1998 as if each such transaction had been completed on December 31, 1997, and such pro forma capitalization as adjusted to give effect to the Offering and the application of proceeds therefrom assuming an offering price of $11 per share. This table should be read in conjunction with the Consolidated Financial Statements of the Company included elsewhere herein.



                                                                         DECEMBER 31, 1997
                                                                -----------------------------------
                                                                                         PRO FORMA
                                                                 ACTUAL     PRO FORMA   AS ADJUSTED
                                                                ---------  -----------  -----------
                                                                 (IN THOUSANDS, EXCEPT SHARE DATA)
Current portion of long-term debt:
  Due to Hudson Hotels Corporation............................  $     454   $     454    $     454
                                                                ---------  -----------  -----------
      Total current portion of long term debt.................        454         454          454
                                                                ---------  -----------  -----------
Long-term debt:
  Best Inn Acquisition Loan ..................................         --      10,000           --
  Subordinated Debentures.....................................     19,412      19,412           --
                                                                ---------  -----------  -----------
      Total long-term debt....................................     19,412      29,412           --
                                                                ---------  -----------  -----------
Redeemable Common Stock(1)....................................        324         324          324
Stockholders' equity
  Common Stock, par value $0.01 per share; 30,000,000 shares of Class A Common Stock authorized; issued and outstanding shares at December 31, 1997: 6,716,499 actual, 9,788,721
    pro forma and 14,288,721 pro forma as adjusted; 5,000,000
    shares of Class B Common Stock authorized; issued and
    outstanding shares at December 31, 1997: 2,707,919 actual,
    pro forma and pro forma as adjusted(2)(3).................         96         127(4)        172(4)
  Capital in excess of par....................................     21,092      48,288       93,697
  Retained deficit............................................    (17,314)    (17,314)     (17,314)
                                                                ---------  -----------  -----------
      Total stockholders' equity..............................      3,874      31,101       76,555
                                                                ---------  -----------  -----------
Total capitalization..........................................  $  24,064   $  61,291    $  77,333
                                                                ---------  -----------  -----------
                                                                ---------  -----------  -----------


------------------------

(1) Includes 3,128,473 shares of Class A Common Stock that are redeemable under certain circumstances by the Company for reasons not under the Company's control. See "Principal Holders of Common Stock--Management's Shares of Common Stock."

(2) Does not include 3,128,473 shares of Class A Common Stock included under "Redeemable Stock."

(3) Does not include (i) rights to acquire 500,000 shares of Class A Common Stock at $11.25 per share granted to NorthStar and Lubert-Adler on March 17, 1998 in connection with the Development Fund (see "Business--Recent Developments--Development Fund"), (ii) 325,000 shares of Class A Common Stock reserved for issuance under the U.S. Franchise Systems, Inc. 1996 Stock Option Plan and (iii) 125,000 shares of Class A Common Stock reserved for issuance under the U.S. Franchise Systems, Inc. 1996 Stock Option Plan for Non-Employee Directors.


(4) Includes (i) 2,222,222 shares of Class A Common Stock issued to Pritzker family-related entities on March 12, 1998 in connection with the HSA Acquisition valued as of that date at $17,780,000 (see "Business--Recent Developments--Acquisition of Remaining Interest in Hawthorn"), (ii) 500,000 shares of Class A Common Stock issued to NorthStar and Lubert-Adler on March 17, 1998 in connection with the Development Fund valued as of that date at $5,600,000 (see "Business--Recent Developments--Development Fund") and,
    (iii) 350,000 shares of Class A Common Stock to be issued to Alpine Equities in connection with the Best Inns acquisition estimated to be valued as of April 24, 1998 at $3,850,000 (see "Business--Recent Developments--Best Inns").

                                    DILUTION


    At December 31, 1997, the net tangible book value of the Company was a deficit of $3,281,000 or ($0.35) per share of outstanding Common Stock. After giving effect to the sale of the 4,500,000 shares of Class A Common Stock being offered hereby and the application of the net proceeds therefrom at an assumed public offering price of $11.00 per share (before deducting estimated offering expenses and the underwriting discount), the pro forma net tangible book value of the Company at December 31, 1997 would have been $42,172,750, or $3.03 per share, representing an immediate increase in net tangible book value of $3.38 per share to existing stockholders and an immediate dilution of $7.97 per share to persons purchasing shares of Class A Common Stock in the Offering. The following table illustrates this per share dilution:



Assumed public offering price per share (1).................................             $   11.00
  Net tangible book value per share of Common Stock at December 31, 1997....  $   (0.35)
  Increase in net tangible book value per share of Common Stock attributable
    to new investors in the Offering........................................  $    3.38
  Pro forma net tangible book value per share of Common Stock after the
    Offering (2)(3).........................................................                  3.03
                                                                                         ---------
Dilution per share to purchasers of Class A Common Stock in the Offering....             $    7.97
                                                                                         ---------


------------------------

(1) Before deduction of the underwriting discount and offering expenses.


(2) Does not include the effect of (i) 2,222,222 shares of Class A Common Stock issued to Pritzker family-related entities on March 12, 1998 in connection with the HSA Acquisition valued at that date at $17,780,000, (ii) 500,000 shares of Class A Common Stock and the right to acquire 500,000 shares issued to NorthStar and Lubert-Adler on March 17, 1998 in connection with the Development Fund valued at the date at $5,600,000 (see "Business--Recent Developments--Development Fund") and (iii) 350,000 shares of Class A Common Stock estimated to be valued as of April 24, 1998 at $3,850,000 to be issued to Alpine Equities in connection with the Best Inns acquisition (see "Business--Recent Developments--Best Inns").



(3) After deduction of the underwriting discount and estimated offering expenses.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data of the Company as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 and the period from August 28, 1995 to December 31, 1995 are derived from the Consolidated Financial Statements of the Company audited by Deloitte & Touche LLP, independent auditors, included elsewhere herein. The selected consolidated financial data of the Company as of December 31, 1995 has been derived from the audited consolidated financial statements of the Company. The selected consolidated financial data of the Company should be read in conjunction with the Consolidated Financial Statements of the Company included elsewhere herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                PERIOD FROM
                                                                                 AUGUST 28,
                                                                                    1995
                                                 YEAR ENDED      YEAR ENDED    (INCEPTION) TO
                                                DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                    1997            1996            1995
                                               --------------  --------------  --------------
                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                                   DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.....................................    $    3,948      $    1,292      $       --
Operating Expenses...........................       (12,376)         (8,628)         (1,327)
                                               --------------  --------------  --------------
Operating Loss...............................        (8,428)         (7,336)         (1,327)
Interest Income..............................         1,386             871             195
Interest Expense.............................        (1,905)           (126)            (36)
                                               --------------  --------------  --------------
Net Loss.....................................    $   (8,947)     $   (6,591)     $   (1,168)
                                               --------------  --------------  --------------
                                               --------------  --------------  --------------
Loss Applicable to Common Stockholders.......    $   (8,947)     $   (8,309)     $   (1,577)
                                               --------------  --------------  --------------
                                               --------------  --------------  --------------
Net Loss Applicable to Common Stockholders
  Per Share--Basic...........................    $    (0.71)     $    (0.75)     $    (0.15)
Weighted Average Number of Common Shares
  Outstanding (1)............................    12,563,772      11,059,576      10,755,409

BALANCE SHEET DATA (AT PERIOD END):
Working Capital..............................    $   12,144      $   28,115      $   13,265
Total Assets.................................        36,351          40,105          18,072
Total Liabilities............................        32,153           9,022           1,845
Redeemable Preferred Stock (2)...............            --          18,477          16,759
Redeemable Common Stock......................           324             330             330
Stockholders' Equity (deficit)...............    $    3,874      $   12,276      $     (862)

------------------------

(1) Includes 3,186,280 shares of Class A Common Stock that are redeemable under certain circumstances by the Company for reasons not under the Company's control. See "Principal Holders of Common Stock--Management's Shares of Common Stock." Does not include (i) 2,222,222 shares of Class A Common Stock issued to HSA and HPI on March 12, 1998 in connection with the HSA Acquisition, (ii) 500,000 shares of Class A Common Stock issued to, and the right to acquire an additional 500,000 shares of Class A Common Stock granted to, NorthStar and Lubert-Adler on March 17, 1998 in connection with the Development Fund or (iii) 350,000 shares of Class A Common Stock to be issued in the Best Inns transaction. See "Business--Recent Developments--Acquisition of Remaining Interest in Hawthorn," "Business--Recent Developments--Development Fund," "Business--Recent Developments--Best Inns" and "Certain Relationships and Related Transactions."

(2) On January 1, 1997, all the outstanding shares of Redeemable Preferred Stock were exchanged for $18,477,000 aggregate principal amount of 10% Subordinated Debentures due September 29, 2007 (the "Subordinated Debentures").

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company was formed in August 1995 to acquire, market and service well-positioned brands with potential for rapid unit growth through franchising. The Company's initial brands, which are in the lodging industry, are the Microtel and the Hawthorn brands. The Company acquired the rights to these brands because of their potential for significant growth, which reflects, among other things, their potential profitability for franchisees at the property level and their positions in attractive segments of the lodging industry. In addition, the Company has entered into a definitive agreement to acquire the Best Inns brand, an economy and upper economy brand positioned between the budget Microtel and upscale Hawthorn brands. See "Business--Recent Developments--Best Inns."

    As a franchisor, the Company licenses the use of its brand names to independent hotel owners and operators (i.e., franchisees). The Company provides its franchisees with a variety of benefits and services designed to (i) decrease the development costs, (ii) shorten the time frame and reduce the complexity of the construction process and (iii) increase the occupancy rates, revenues and profitability of the franchised properties. The Company offers prospective franchisees access to financing, a business format, design and construction assistance (including architectural plans), uniform quality standards, training programs, national reservations systems, national and local advertising, promotional campaigns and volume purchasing discounts.

    The Company expects that its future revenues will consist primarily of (i) franchise royalty fees, (ii) franchise application fees, (iii) reservation and marketing fees, (iv) management fees, (v) various fees and other revenues from lenders to whom the Company refers its franchisees for financing and from the Development Fund for acting as manager of the Development Fund and (vi) payments made by vendors who supply the Company's franchisees with various products and services. The Company recognizes franchise application fees as revenue only upon the opening of the underlying hotels.

    The Company's predecessor was incorporated in Delaware in August 1995. The Company was incorporated in Delaware on November 26, 1997 and merged with its predecessor on March 15, 1998 with the Company as the surviving corporation. The Company's executive offices are located at 13 Corporate Square, Suite 250, Atlanta, Georgia 30329 and its telephone number is (404) 321-4045.

    Comparisons have been made between the years ended December 31, 1997 and 1996 and for the period from August 28, 1995 to December 31, 1995 for the purposes of the following discussion:

RESULTS OF OPERATIONS

    FRANCHISE SALES GROWTH--Since acquiring the Microtel brand in October 1995 and establishing its sales force by January 1996, the Company has realized franchise sales growth as follows:


                                                                AS OF            AS OF            AS OF
                                                            DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
MICROTEL FRANCHISE DATA                                         1997             1996             1995
                                                           ---------------  ---------------  ---------------
Properties Open (1)......................................            64               28               23

Executed Agreements and Under Construction (2)...........            52               25                4
Executed Franchise Agreements but not Under Construction
  (3)....................................................           253              168                3
Accepted Applications (4)................................            77               82               12
                                                                                                       --
                                                                    ---              ---
Total Under Development and Accepted
  Applications (5).......................................           382              275               19
                                                                                                       --
                                                                    ---              ---
OPEN PLUS UNDER DEVELOPMENT PLUS ACCEPTED APPLICATIONS...           446              303               42
                                                                                                       --
                                                                                                       --
                                                                    ---              ---
                                                                    ---              ---


------------------------

(1) The Company does not receive royalties from 28, 27 and 23 hotels open as of December 31, 1997, 1996 and 1995, respectively.

(2) The Company will not receive royalties from two and four of the hotels under construction as of December 31, 1996, and 1995, respectively.

(3) The Company will not receive royalties from five and two of the executed franchise agreements as of December 31, 1997 and 1995, respectively.

(4) The Company will not receive royalties from six and two of the franchise applications accepted as of December 31, 1996 and 1995, respectively.

(5) There can be no assurance that properties under development or for which applications have been accepted will result in open hotels. See "Risk Factors--Dependence on, and Obstacles to, Hotel Openings."

                       MICROTEL AVERAGE DAILY ROOM RATE,
                   OCCUPANCY, AND REVENUE PER AVAILABLE ROOM*
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                  YEAR ENDED DECEMBER 31, 1997                   YEAR ENDED DECEMBER 31, 1996
                                      ----------------------------------------------------  ---------------------------------------
                                                                                 REVENUE
                                         AVERAGE                     AVERAGE       PER         AVERAGE                     AVERAGE
                                         NUMBER         AVERAGE       DAILY     AVAILABLE     NUMBER OF       AVERAGE       DAILY
                                        OF ROOMS       OCCUPANCY      RATE        ROOM          ROOMS        OCCUPANCY      RATE
                                      -------------  -------------  ---------  -----------  -------------  -------------  ---------
South East (1)......................           96           69.5%   $   42.71   $   29.70            96           68.2%   $   41.09
North Central (2)...................           96           67.7%   $   38.02   $   25.73            96           70.3%   $   37.33
South Central (3)...................          100           66.6%   $   37.87   $   25.22           100           65.9%   $   36.55
North East (4)......................          100           74.0%   $   38.23   $   28.27           100           73.1%   $   37.34
All Hotels..........................           99           69.9%   $   39.22   $   27.42            99           69.4%   $   37.91


                                        REVENUE
                                          PER
                                       AVAILABLE
                                         ROOMS
                                      -----------
South East (1)......................   $   28.01
North Central (2)...................   $   26.26
South Central (3)...................   $   24.08
North East (4)......................   $   27.28
All Hotels..........................   $   26.31

------------------------


* Data presented is for 27 properties open more than one year as of December 31, 1997. The average daily room rates and occupancy for these hotels for the years ended December 31, 1997 and 1996 may not be directly comparable. Newly franchised hotels historically begin with lower occupancy and average daily room rates and generally can be expected to improve over time as these hotels adopt the Company's operating standards and become integrated into the Company's central reservation system.


(1) Consists of a total of seven properties located in Georgia, North Carolina and West Virginia.

(2) Consists of a total of two properties located in Ohio.

(3) Consists of a total of nine properties located in Alabama, Kentucky, Tennessee and Texas.

(4) Consists of a total of nine properties located in New York and Pennsylvania.

    Since acquiring the exclusive right to franchise the Hawthorn brand in March 1996 and establishing its sales force by July 1996, the Company has realized franchise sales growth as follows:


                                                                           AS OF            AS OF
                                                                       DECEMBER 31,     DECEMBER 31,
HAWTHORN SUITES FRANCHISE DATA                                             1997             1996
                                                                      ---------------  ---------------
Properties Open (1).................................................            26               19

Executed Agreements and Under Construction (2)......................            14                2
Executed Franchise Agreements but not Under Construction (3)........            54               17
Accepted Applications (4)...........................................            17               14
                                                                                                 --
                                                                               ---
Total Under Development and Accepted Applications (5)...............            85               33
                                                                                                 --
                                                                               ---
OPEN PLUS UNDER DEVELOPMENT PLUS ACCEPTED APPLICATIONS..............           111               52
                                                                                                 --
                                                                                                 --
                                                                               ---
                                                                               ---


------------------------

(1) The Company did not receive royalties from 19 and 18 hotels open as of December 31, 1997 and 1996. As a result of the HSA Acquisition, the Company now receives royalties from these hotels.

(2) The Company will receive royalties from all of the hotels under construction as of December 31, 1997 and 1996.

(3) The Company will receive royalties from all of the executed franchise agreements as of December 31, 1997 and 1996.

(4) The Company will receive royalties from all of the franchise applications accepted as of December 31, 1997 and 1996.

(5) There can be no assurance that properties under development or for which applications have been accepted will result in open hotels. See "Risk Factors--Dependence on, and Obstacles to, Hotel Openings."

                       HAWTHORN AVERAGE DAILY ROOM RATE,
                   OCCUPANCY, AND REVENUE PER AVAILABLE ROOM*
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                    YEAR ENDED DECEMBER 31, 1997              YEAR ENDED DECEMBER 31, 1996
                                        ----------------------------------------------------  ----------------------------
                                                                                   REVENUE       AVERAGE
                                           AVERAGE                     AVERAGE       PER         NUMBER
                                           NUMBER         AVERAGE       DAILY     AVAILABLE        OF           AVERAGE
                                          OF ROOMS       OCCUPANCY      RATE        ROOM          ROOMS        OCCUPANCY
                                        -------------  -------------  ---------  -----------  -------------  -------------
South East (1)........................          178           71.4%   $   92.85   $   66.34           178           76.0%
North Central (2).....................          118           80.7%   $   85.17   $   68.69           118           81.2%
South Central (3).....................          111           76.6%   $   75.84   $   58.08           111           75.6%
North East (4)........................          151           68.0%   $   75.69   $   51.44           151           76.1%
West (5)..............................          113           78.6%   $   93.66   $   73.66           113           70.9%
All Hotels............................          129           75.3%   $   83.64   $   63.02           129           76.3%


                                                     REVENUE
                                         AVERAGE       PER
                                          DAILY     AVAILABLE
                                          RATE        ROOM
                                        ---------  -----------
South East (1)........................  $   92.88   $   70.58
North Central (2).....................  $   82.32   $   66.85
South Central (3).....................  $   75.47   $   57.05
North East (4)........................  $   72.63   $   55.25
West (5)..............................  $   81.98   $   58.16
All Hotels............................  $   81.40   $   62.11

------------------------


* Data presented is for 19 properties open more than one year as of December 31, 1997. The average daily room rates and occupancy for these hotels for the years ended December 31, 1997 and 1996 may not be directly comparable. Newly franchised hotels historically begin with lower occupancy and average daily room rates and generally can be expected to improve over time as these hotels adopt the Company's operating standards and become integrated into the Company's central reservation system.


(1) Consists of a total of four properties located in Florida, Georgia, North Carolina and South Carolina.

(2) Consists of a total of three properties located in Illinois, Minnesota and Nebraska.

(3) Consists of a total of nine properties located in Oklahoma and Texas.

(4) Consists of a total of one property located in Pennsylvania.

(5) Consists of a total of two properties in Washington.

    The Company received franchise application fees of $120,000, $5,339,000 and $6,250,000 for the period ended December 31, 1995 and for the years ended December 31, 1996 and 1997, respectively, for Microtel and Hawthorn agreements. The average franchise application fee was $30,000, $26,000 and $23,000 for the period ended December 31, 1995, and for the years ended December 31, 1997 and 1996, respectively. Such fees are recognized as revenue when the underlying hotel opens.

    REVENUE--The Company has derived revenues from the following sources:

                                                                         YEAR ENDED    YEAR ENDED     PERIOD ENDED
                                                                        DECEMBER 31,  DECEMBER 31,    DECEMBER 31,
                                                                            1997          1996            1995
                                                                        ------------  ------------  -----------------
Franchise Application and Royalty Fees................................   $1,610,000    $   20,000       $       0
Other Fees............................................................      417,000        75,000               0
Marketing and Reservation Fees........................................    1,921,000     1,197,000               0
                                                                                                               --
                                                                        ------------  ------------
TOTAL.................................................................   $$3,948,000   $1,292,000               0

    YEAR ENDED 1997 COMPARED TO YEAR ENDED 1996

    Franchise application and royalty fees (the "Fees") increased $1,590,000 for the year ended December 31, 1997. Fees for the year ended December 31, 1997 represent application fees from 40 of the 44 hotels opened during 1997, and royalties received from 35 of the 90 hotels which were open as of December 31, 1997. The Fees for the year ended December 31, 1996 represent the Fees earned for one hotel which opened during the third quarter of 1996. The Fees for a hotel which opened in the fourth quarter of 1996 were waived.

    Other fee income increased $342,000 for the year ended December 31, 1997. The main components of other fees for the year ended December 31, 1997 were (i) the management fee received from an equity fund ("Equity Partners, L.P.") that had been formed to make investments in USFS branded properties and for which a subsidiary of USFS served as general partner, (ii) commissions earned from the Company's national accounts purchasing program (the "National Accounts" program) under which the Company receives fees from certain Company approved suppliers to franchisees, and (iii) various fees received through a program (the "US Funding" program) under which USFS receives fees from certain lenders to which franchisees have been referred for financing. The fees received through the National Accounts program is a function of the number of hotels open or under construction. The two main components of other fees for the year ended December 31, 1996 were the management fee received from Equity Partners, L.P. and commissions earned from the National Accounts program.

    Marketing and reservation fees increased $724,000 for the year ended December 31, 1997 because additional properties were added to the system during 1997. The Company began collecting marketing and reservation fees from existing Microtel and Hawthorn franchisees in February and April 1996, respectively. While the Company recognizes marketing and reservations fees as revenue, such fees are intended to reimburse the Company for the expenses associated with providing support services to its franchisees and do not generate profit for the Company. As additional properties join the system, the marketing and reservation fees received will increase and there will be a corresponding increase in marketing and reservations expenses.

    YEAR ENDED 1996 COMPARED TO YEAR ENDED 1995

    Fees represent the fees earned for one hotel which opened during the third quarter of 1996. The Fees for a hotel which opened in the fourth quarter of 1996 were waived.

    The two main components of other fees for the year ended December 31, 1996 were the management fee received from Equity Partners, L.P. and commissions earned from the National Accounts program.

    EXPENSES--The Company's expenses were as summarized below:

                                                                        YEAR ENDED     YEAR ENDED   PERIOD ENDED
                                                                       DECEMBER 31,   DECEMBER 31,  DECEMBER 31,
                                                                           1997           1996          1995
                                                                       -------------  ------------  ------------
Marketing and Reservations...........................................  $   2,058,000   $1,597,000    $   13,000
Royalties Paid to Third Parties......................................        158,000        1,000            --
Franchise Sales Commissions..........................................        641,000       29,000            --
Other Franchise Sales and Advertising................................      3,461,000    2,714,000       550,000
Other General and Administrative.....................................      5,487,000    3,750,000       638,000
Depreciation and Amortization........................................        571,000      537,000       126,000
                                                                       -------------  ------------  ------------
TOTAL................................................................  $  12,376,000   $8,628,000    $1,327,000
                                                                       -------------  ------------  ------------
                                                                       -------------  ------------  ------------

    YEAR ENDED 1997 COMPARED TO YEAR ENDED 1996

    Marketing and reservation expenses increased $461,000 for the year ended December 31, 1997 primarily because the exclusive right to franchise the Hawthorn brand was not acquired until March 27, 1996. Therefore, there were no marketing and reservation expenses for Hawthorn for the first quarter of 1996. In addition, there were more properties open in 1997 causing an incremental rise in reservation costs and allowing for more funds to be expended in marketing the Hawthorn and Microtel brands.

    Royalties paid to third parties increased $157,000 for the year ended December 31, 1997 because the number of Microtel and Hawthorn properties opened by the Company increased during 1997. In 1996 and 1997, the Company was required to pay a percentage of the royalties collected to Hudson for each new Microtel property and to HSA, LLC, a Delaware limited liability company owned by HSA and HPI, for each new Hawthorn property when franchisees commenced making royalty payments to the Company.

    Franchise sales commissions increased $612,000 for the year ended December 31, 1997 because commissions were expensed for 41 of the 44 hotels which opened during 1997. The commission expense for the year ended December 31, 1996 is due to the opening of one hotel and the execution of an international master franchise agreement.

    Other franchise sales and advertising expenses, which are costs related to the Company's franchise sales effort, increased $747,000 for the year ended December 31, 1997 primarily because: (i) larger Microtel and Hawthorn sales forces were in place resulting in additional salary and benefit expenses as well as other sales related costs such as travel, entertainment, office supplies and telephone (an increase of approximately $694,000 for the year ended December 31,
1997), (ii) the Company's first annual franchisee conference was held in 1997 (an increase of approximately $99,000 for the year ended December 31, 1997), and
(iii) a program was initiated in 1997 in which a replica of a Microtel room, constructed such that it can be transported across the country, was present when certain hotels went under construction (expenses include lease payments for the truck, driving and driver expenses) (an increase of approximately $161,000 for the year ended December 31, 1997). The increase in these expenses was partially offset by: (i) fewer potential franchisees were brought to the corporate offices for education and tours of the products (a decrease of approximately $61,000 for the year ended December 31, 1997), (ii) reduced advertising and promotions expenses (a decrease of approximately $74,000 for the year ended December 31,
1997), and (iii) an increase in executed license agreements resulted in an increase in the deferral of related salesmen expenses (a decrease of approximately $67,000 for the year ended December 31, 1997). A specific amount per executed license agreement for salesmen's expenses, such as travel, entertainment and general office supplies, is deferred until the associated hotel opens.

    General and administrative expenses increased $1,737,000 for the year ended December 31, 1997 primarily due to: (i) additional salaries, wages and benefits for personnel hired to handle the increased servicing requirements of additional executed franchise agreements and newly introduced programs (an increase of approximately $934,000 for the year ended December 31, 1997), (ii) expenses related to the

Company's Stock Option plans which were adopted in October 1996 (an increase of approximately $294,000 for the year ended December 31, 1997), (iii) general office and travel expenses for the additional staff in place during 1997 (an increase of approximately $280,000 for the year ended December 31, 1997), (iv) legal and professional expenses related to the Company's having become a publicly traded company in October 1996 (an increase of approximately $386,000 for the year ended December 31, 1997), and (v) additional office space and equipment the Company leases as a result of its expanded staff (an increase of approximately $137,000 for the year ended December 31, 1997). The increase is offset in part by (i) a greater allocation of expenses to the Microtel and Hawthorn marketing and advertising funds which began in February and April of 1996, respectively (a decrease of approximately $91,000 for the year ended December 31, 1997) and (ii) a $200,000 non-recurring charge related to the anticipated termination of the Company's corporate office lease included in 1996 expenses.

    Depreciation and amortization expense primarily includes: (i) depreciation of equipment for the corporate and regional sales offices (approximately $94,000 for the year ended December 31, 1997), (ii) amortization for the cost of acquiring the Microtel brand and the exclusive rights to franchise the Hawthorn brand (approximately $166,000 for the year ended December 31, 1997), (iii) amortization of consulting payments made to Hudson under the Microtel Acquisition Agreement (approximately $233,000 for the year ended December 31,
1997), (iv) amortization of costs related to the formation of the Company (approximately $31,000 for the year ended December 31, 1997) and (v) amortization of architectural plans developed for the Microtel and Hawthorn hotels (approximately $29,000) and (vi) depreciation of a truck (approximately $11,000).

    YEAR ENDED 1996 COMPARED TO YEAR ENDED 1995

    Marketing and reservation expenses increased $1,584,000 for the year ended December 31, 1996 primarily because: (i) the Company commenced operations in October 1995, therefore limited national consumer advertising expenses were incurred in 1995 for the Microtel brand (an increase of approximately $568,000 for the year ended December 31, 1996) and (ii) the right to franchise the Hawthorn brand was not acquired until March 1996, therefore, no marketing and reservation expenses were incurred in 1995 for this brand (an increase of approximately $1,016,000 for the year ended December 31, 1996).

    The franchise sales commissions for the year ended December 31, 1996 relate to one hotel that opened and the execution of an international master franchise agreement compared to zero hotels in 1995.

    Other franchise sales and advertising expenses increased $2,164,000 for the year ended December 31, 1996 because: (i) the Company commenced operations in October 1995 and the majority of its Microtel and Hawthorn sales staffs were not hired until December 1995 and March 1996, respectively; therefore, payroll and payroll-related, travel and entertainment, and general office expenses were minimal in 1995 (an increase of approximately $1,578,000 for the year ended December 31, 1996) (ii) the right to franchise the Hawthorn brand was not acquired until March 1996 and as a result, advertising and promotion costs were incurred (an increase of approximately $186,000 for the year ended December 31, 1996), (iii) additional expenses were incurred for the promotion of the Microtel brand (an increase of approximately $105,000 for the year ended December 31, 1996), (iv) a program was initiated in which potential franchisees were brought to Atlanta, Georgia, home of the Company's corporate offices, for education and tours of the local Microtel and Hawthorn hotels (an increase of approximately $122,000 for the year ended December 31, 1996) and (v) advertising and promotional expenses were incurred for the Company's American Dream and Franchisee Financing Facility Programs which were introduced in 1996 (an increase of approximately $130,000 for the year ended December 31, 1996).

    Other general and administrative expenses increased $3,112,000 for the year ended December 31, 1996 due to: (i) additional personnel hired in the areas of training, franchise services, franchise administration and quality control to service the additional executed franchise agreements and newly introduced programs (an increase of approximately $1,626,000 for the year ended December 31, 1996), (ii) legal fees and general office and travel expenses due to the additional nine months of operations and additional headcount in place during 1996 (an increase of approximately $929,000 for the year ended December 31, 1996) (iii) expenses related to the Company's having become a publicly traded company in October 1996 (an increase of approximately $71,000 for the year ended December 31, 1996) and (iv) a $240,000 non-recurring charge related to the anticipated termination of the Company's corporate office lease.

    Depreciation and amortization expense includes (i) depreciation of equipment for the corporate and regional sales offices (approximately $32,000 for the year ended December 31, 1996), (ii) amortization for the cost of acquiring the Microtel brand and the exclusive rights to franchise the Hawthorn brand (approximately $223,000 for the year ended December 31, 1996), (iii) amortization of consulting payments made to Hudson under the Microtel Acquisition Agreement (approximately $233,000 for the year ended December 31,
1996), (iv) amortization of costs related to the formation of the Company (approximately $32,000 for the year ended December 31, 1996), and (v) architectural plans developed for Microtel and Hawthorn hotels (approximately $17,000).

    OTHER INCOME (EXPENSES)--Interest income was $1,386,000 for the year ended December 31, 1997, resulting from investments in cash and marketable securities. Interest income for the year ended December 31, 1996 was $871,000. Interest income for the fourth quarter of 1995 was $195,000.

    During the year ended December 31, 1997, interest expense on the note payable relating to the purchase of the Microtel brand was $1,905,000, compared to interest expense of $126,000 for the year ended December 31, 1996 and interest expense of $36,000 for the fourth quarter of 1995.

    YEAR ENDED 1997 COMPARED TO YEAR ENDED 1996

    Interest income, resulting from investments in cash and marketable securities, increased $515,000 for the year ended December 31, 1997 primarily as a result of additional interest earned on the cash received from the Company's initial public offering in October 1996.

    Interest expense increased $1,779,000 for the year ended December 31, 1997. Interest expense in 1996 related to the note payable for purchasing the Microtel brand while the 1997 expense also includes interest paid to the holders of the Company's Subordinated Debentures.

    YEAR ENDED 1996 COMPARED TO YEAR ENDED 1995

    Interest income, resulting from investments in cash and marketable securities, increased $676,000 for the year ended December 31, 1996 because of the nine additional months of operations and the additional interest earned on the cash received from the Company's initial public offering in October 1996.

    Interest expense for the year ended December 31, 1996 increased $90,000 because of the nine additional months of operations in 1996, offset partially by the paying down of the note payable relating to the purchase of the Microtel brand by $706,000 since the fourth quarter of 1995.

    NET LOSS--A summary of operating results is as follows:

                                                     YEAR ENDED    YEAR ENDED   PERIOD ENDED
                                                    DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                        1997          1996          1995
                                                    ------------  ------------  ------------
Net Loss..........................................   $8,947,000    $6,591,000    $1,168,000
Loss Applicable to Common Stockholders............   $8,947,000    $8,309,000    $1,577,000

    YEAR ENDED 1997 COMPARED TO YEAR ENDED 1996

    The Company's net loss increased $2,356,000 as of December 31, 1997 primarily because of the additional employees hired in 1997 and the additional costs of being a public company for a full year. The Company did not expect to generate a profit in 1996 or 1997 as it was investing in its infrastructure to facilitate future growth. The current average time from the initial filing of an application for a newly built hotel to the opening of a hotel, at which time the Company generally begins receiving royalty income, is approximately 15 to 18 months for a Microtel and 7 to 15 months for a Hawthorn brand hotel. Total hotels open and under development increased from 259 (plus 96 accepted applications) to 463 (plus 94 accepted applications) from December 31, 1996 to December 31, 1997. A total of 35 of the 95 hotels open as of December 31, 1997 were paying royalties to the Company. Only two of the 47 properties open as of December 31, 1996 were paying royalties to the Company. See "Risk Factors--No Rights to Certain Royalties." The Company continues to focus on building its future royalty stream.

    The net loss applicable to common stockholders includes $1,718,000 of accumulated but undeclared and unpaid dividends on its 10% Cumulative Redeemable Exchangeable Preferred Stock (the "Redeemable Preferred Stock") for the year ended December 31, 1996.

    The Company had a net operating loss carryforward for income tax purposes of $11,542,000 and $6,437,000 for the years ended December 31, 1997 and 1996, respectively. Given the limited operating history of the Company, management recorded a valuation allowance for the full amount of the deferred tax asset as of December 31, 1997.

    YEAR ENDED 1996 COMPARED TO YEAR ENDED 1995

    The Company's net loss increased $5,423,000 as of December 31, 1996 primarily attributable because of the nine additional months of operations and the additional employees hired in 1996. The Company did not expect to generate a profit in 1995 or 1996 as it was investing in its infrastructure to facilitate future growth. Total hotels open and under development increased from 30 to 259 from December 31, 1995 to December 31, 1996 (including 19 additional hotels from the acquisition of franchise rights to the Hawthorn brand). However, only two of the 47 open hotels were paying royalties to the Company, as of December 31, 1996. None of the 23 properties open as of December 31, 1995 were paying royalties to the Company. See "Risk Factors--No Rights to Certain Royalties." In 1995 and 1996 the Company focused on building its future royalty stream.

    The net loss applicable to common stockholders includes $1,718,000 and $409,000 of accumulated but undeclared and unpaid dividends on its Redeemable Preferred Stock for the years ended December 31, 1996 and December 31, 1995, respectively.

    The Company had a net operating loss carryforward for income tax purposes as of December 31, 1996 of $6,437,000. Given the limited operating history of the Company, management recorded a valuation allowance for the full amount of the deferred tax asset as of December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

    From August 28, 1995 (inception) to October 24, 1996, the Company financed its operations primarily through a private placement of securities, franchise application fees, and interest income. In October 1995, the Company raised approximately $17,500,000 million in gross proceeds through private sales of shares of its old common stock (i.e., stock prior to the reclassification of shares on October 11, 1996) and Redeemable Preferred Stock.

    On October 24, 1996, the Company completed a public offering of 1,825,000 shares of Class A Common Stock at $13.50 per share (the "Initial Offering"). Net proceeds to the Company from the Initial Offering were approximately $21,391,000. As of December 31, 1997 approximately $13,900,000 of such proceeds had been used by the Company (including to fund its remaining obligations under the Microtel Acquisition Agreement, pay interest on the Subordinated Debentures, make loans to certain franchisees, acquire a limited number of hotel properties owned by the Company, fund transaction fees and expenses, fund reservation system expenditures and for working capital and general corporate purposes) and the remaining proceeds of approximately $7,400,000 were held either as cash or cash equivalents and were available to be used for working capital and general corporate purposes. Cash and cash equivalents were $15,890,000 as of December 31, 1997.

    On January 1, 1997, the Company exercised its option to exchange the Redeemable Preferred Stock at the Liquidation Value of $18,477,000 into 10% Subordinated Debentures due September 29, 2007 (the "Subordinated Debentures"). The Company is required to pay interest expense by issuing additional debentures for 50% of the expense with the remaining 50% to be paid in cash. Interest is payable semi-annually on the last business day in June and December of each year. If Mr. Michael A. Leven's employment were to terminate for any reason the Company would be obligated to redeem all outstanding Subordinated Debentures. The Company also had outstanding indebtedness related to the Microtel Acquisition of approximately $454,000 in principal and interest as of December 31, 1997.

    In connection with the establishment of the Development Fund (see "Business--Recent Developments--Development Fund"), the Company has committed to lend up to $10 million to Constellation, which will use the funds to make a subordinated equity investment in the Development Fund. The Company's loan will bear interest at an annual rate of 8%, will be non-recourse and will be repayable from distributions and payments made to Constellation from the Development Fund. In addition, the Company sold an aggregate of 500,000 shares of Class A Common Stock to NorthStar and Lubert-Adler for a purchase price of $11.25 per share totaling $5.6 million. NorthStar and Lubert-Adler also have the right to purchase up to an additional 500,000 shares of Class A Common Stock, exercisable as funds are committed by the Development Fund, at a price of $11.25 per share. The Company will also be paid $3.5 million over the next five years to manage the Development Fund.

    On April 1, 1998, the Company paid a $3 million non-refundable advance on the purchase price in connection with the Best Inns acquisition. In addition, in connection with the Best Inns acquisition, the Company expects to make a $15 million unsecured subordinated loan to Ventures at an interest rate of 12% per annum (some or all of the interest on which will be paid-in-kind) and issue to Alpine Equities 350,000 shares of Class A Common Stock for a purchase price of $1.6 million. See "Business--Recent Developments--Best Inns" and "Certain Relationships and Related Transactions." The Company expects to use the proceeds of a $10 million loan from NationsBank N.A., the $1.6 million it expects to receive from the sale to Alpine Equities of 350,000 shares of Class A Common Stock, and $3.4 million of its own cash to make the $15 million loan to Ventures. The Company will use its own cash to pay the expenses incurred in connection with these transactions.

    The Company expects to satisfy its cash requirements during the next twelve months, including those arising as a result of the Best Inns acquisition and its commitments to the Development Fund, with its cash and cash equivalents and the net proceeds from this Offering and the $10.0 million loan from NationsBank N.A. The Company expects to use the net proceeds of the Offering to repay the $10.0 million loan from NationsBank N.A. and to redeem the approximately $19.4 million aggregate principal amount of Subordinated Debentures outstanding plus accrued interest thereon to the date of repayment. The Company has no outstanding lines of credit in place.

    For the year ended December 31, 1997, the Company had a net loss of $8,947,000. The net cash used in operating activities was $9,630,000. The net cash used was primarily a result of increases in promissory notes receivable related to the application fees on executed franchise agreements, increases in deferred commissions paid to salesmen for executed franchise agreements, increases in other assets which primarily relate to loans issued to franchisees to aid them in the development of building hotels, a decrease in the liability to Hudson Hotels Corporation and increases in prepaid expenses. Net cash used was partially offset by cash inflows of application fees for executed franchise agreements, depreciation and amortization, deferred compensation related to the Company's Employee Stock Option Plan, increases in commissions payable, and the issuance of Subordinated Debentures paid in kind.

    For the year ended December 31, 1997, net cash used in investing activities was $5,385,000 which was primarily a result of costs related to the acquisition of property and construction of hotels on such property. In addition, uses of cash in investing activities included the acquisition of additional office furniture and office equipment, costs related to the construction of a national reservation system, and the capitalization of legal fees incurred on the anticipated HSA Acquisition.

    For the year ended December 31, 1997, net cash used in financing activities was $283,000 which was a result of the Company repurchasing management stock from certain members of management who left the Company and the repayment of debt during the period.

YEAR 2000 COMPUTER MATTER

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    Management does not expect that the Year 2000 issue will pose significant operational problems for its computer systems. All costs associated with analyzing the Year 2000 Issue or making conversions to existing software are being expensed as incurred.

    The Company is planning formal communications with all of its significant suppliers of goods and services to determine the extent to which the Company's operations and systems are vulnerable to those third parties' failure to remediate their own Year 2000 issue. There can be no guarantee that the systems of other companies on which the Company's operations and systems rely will be timely converted and would not have an adverse effect on the Company's systems.

    The Company will utilize predominantly internal resources to reprogram, or replace, and test the software for Year 2000 modifications. The Company anticipates completing the Year 2000 project by May 1, 1999, which is prior to any anticipated impact on its operating systems. Management has not estimated a total cost of the Year 2000 issue however such costs are not expected to have a material effect on the results of operations during any quarterly or annual reporting period.

    The costs of the project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

SEASONALITY

    Franchise application fees, franchise royalty fees and reservation and marketing fees generated by gross room revenues of franchised properties are expected to be the principal source of revenue for the Company for the immediate future, although the Company may in the future franchise non-lodging brands and may derive revenues from other activities, such as returns on debt and equity investments in properties. The Company expects to begin receiving management fees upon the consummation of the Best Inns transactions. During 1997 and 1996, royalty fee revenues were $397,000 and $5,000, respectively. As a result, the Company expects to experience seasonal revenue patterns similar to those experienced by the lodging industry generally. Accordingly, the summer months, because of an increase in leisure travel, are expected to produce higher revenues for the Company than other periods during the year. In addition, developers of new hotels typically attempt, whenever feasible, to schedule the opening of a new property to occur prior to the spring and summer seasons. This also may have an impact on the seasonality of the Company's revenues, a significant portion of which is not recognized until the opening of a property. Accordingly, the Company may experience lower revenues and profits in the first and fourth quarters and higher revenues and profits in the second and third quarters.

INFLATION

    The rate of inflation has not had a material effect on the revenues or operating results of the Company since its inception.

                                    BUSINESS

GENERAL

    U.S. Franchise Systems, Inc. is a fast growing brand development and franchise sales company. USFS acquires, markets and services well-positioned brands with potential for rapid unit growth through the sale of franchises to third-party owners. The Company's current brands, which are in the lodging industry, are the Microtel budget brand and the Hawthorn, extended-stay brand. In addition, the Company has entered into a definitive agreement to acquire the Best Inns brand, which is an economy and upper economy brand positioned between Microtel and Hawthorn. See "--Recent Developments--Best Inns." USFS has grown since October 1995 from 27 franchised hotels open or under development in nine states to 523 franchised hotels open or under development (104 open and 419 under development), plus an additional 80 accepted franchise applications that have not been converted into executed franchise agreements, in 49 states as of April 1, 1998 ("under development" includes hotels that are under construction or for which franchise agreements have been executed but construction has not yet commenced). USFS attributes this rapid growth to, among other things, the potential profitability of its brands for franchisees, the positions of its brands in attractive segments of the lodging industry, and the size and experience of the USFS franchise sales force. Management believes that its 49 franchise person sales force, which together with the Company's senior management has sold over 2,000 franchises on behalf of other hotel chains, is the largest franchise sales organization per brand and the second largest franchise sales organization in the lodging industry. See "--Operations--Franchise Sales" and "Management."

    Substantially all of the Company's revenues currently are derived from franchise application fees, franchise royalty fees and reservation and marketing fees that are calculated as a percentage of individual hotel revenues rather than on the profitability of hotel operations. The Company does not typically own hotel real estate. As a franchisor, USFS licenses the use of its brand names to independent hotel owners and operators (i.e., franchisees). With the proposed acquisition of Best Inns, USFS will gain management contracts and management capabilities that will provide the Company with another fee stream calculated as a percentage of individual hotel revenues to complement and potentially accelerate the Company's franchising efforts.

    The Company has accomplished the following in executing its business and growth strategy:

    - From the time the Company acquired the exclusive rights to franchise the Microtel brand in October 1995, USFS has dramatically grown the brand from 27 franchised hotels open or under development in nine states to 410 franchised hotels open or under development (75 open and 335 under development), plus an additional 60 accepted franchise applications that have not been converted into executed franchise agreements as of April 1, 1998. See "Risk Factors--Dependence On, and Obstacles To, Hotel Openings" and "Risk Factors--No Rights to Certain Royalties."

    - From the time USFS acquired the exclusive rights to franchise the Hawthorn brand in March 1996, the Company has increased distribution of the brand from 18 franchised hotels open or under development to 113 franchised hotels open or under development (29 open and 84 under development), plus an additional 20 accepted franchise applications that have not been converted into executed franchise agreements as of April 1, 1998. See "Risk Factors--Dependence On, and Obstacles To, Hotel Openings."

    - On March 17, 1998, the Company formed a $100 million development fund with NorthStar, Lubert-Adler and Constellation to accelerate the development of Microtel and Hawthorn properties in high profile, high barriers to entry areas. See "--Recent Developments--Development Fund."

    - The Company has entered into a definitive agreement to acquire the Best Inns brand. The Company expects to market Best Inns as a conversion brand to independent owners of existing hotels, thereby broadening its potential franchisee base and allowing the Company to recognize royalty fees significantly sooner than with newly built hotels. See "--Recent Developments--Best Inns."

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    - On March 12, 1998, the Company acquired full ownership of the Hawthorn brand from entities related to the Pritzker family, eliminating royalties that the Company would have owed under the royalty-sharing agreement previously in place and removing certain restrictions on the Company's ability to purchase certain other hotel brands. In this transaction, the Pritzker family entities exchanged their rights to a future royalty stream for 2,222,222 Shares of Class A Common Stock. See "--Recent Developments--Acquisition of Remaining Interest in Hawthorn."

    - The Company has launched its first national cable television advertising campaign on CNN, CNN Headline News, the Weather Channel and CNNsi for the Microtel and Hawthorn chains. See "-- Operations--Marketing." Additionally, the Company is in the process of rolling out FIRST, an Internet-based central reservations system designed to provide franchisees an efficient means to link to travel agencies and to present their properties to millions of potential customers. See "--Operations--Reservations."

    - The Company has added three key individuals in the lodging industry to its board of directors; Douglas Geoga, President of Hyatt Hotels Corporation, David T. Hamamoto, co-Chief Executive Officer, co-President and co-Chairman of NorthStar Capital Investment Corp. and former co-head and co-founder of the Whitehall Funds at Goldman, Sachs & Co., and Steven M. Romaniello, Executive Vice President--Franchise Sales and Development of the Company. See "Management."

    The Company's management team and sales force is led by its Chairman, Chief Executive Officer and President Michael A. Leven, who has 37 years of experience in the lodging industry, and its Executive Vice President and Chief Financial Officer, Neal K. Aronson, a former principal of the New York investment firm Odyssey Partners, L.P. Mr. Leven most recently served as President of Holiday Inn Worldwide (1990-95) and President and Chief Operating Officer of Days Inn of America, Inc. (1985-1990), franchisors of two of the largest lodging brands in the world.

BUSINESS STRATEGY

    The Company's primary business strategy is to maximize revenues and profitability by capitalizing on the operating leverage inherent in the franchising business by (i) rapidly increasing the number of hotels franchised under its current brands and (ii) acquiring additional lodging or other service-oriented brands that provide attractive unit economics to franchisees and significant growth opportunities for the Company.

    The Company expects to enjoy significant operating leverage by virtue of its investments to date in its management and franchise sales infrastructure that have been designed to permit the sale, management and administration of additional franchises and franchise brands with minimal incremental investment. As a result, the Company expects to enjoy significant incremental profits in the future from additional franchise royalty revenue received after fixed costs are covered.

    STRATEGIES TO ACCELERATE FRANCHISE SALES

    OFFER A VARIETY OF PRICE POINTS. With the addition of the Best Inns brand, the Company will be able to offer to potential franchisees lodging brands in three important price segments of the hotel industry. Microtel is an all new-build brand that competes with older hotels in the budget segment of the hotel industry. Hawthorn competes in the mid-price and upscale price points of both the extended stay and transient suite segments. The Best Inns brand is positioned between the Company's two existing brands, competing in the economy and upper economy segments.

    OFFER A VARIETY OF DEVELOPMENT OPTIONS. With the addition of the Best Inns brand, the Company will now be better positioned to offer potential franchisees a "conversion" opportunity as well as new-build products. A conversion brand such as Best Inns, which offers potential franchisees the opportunity to convert existing hotels to such brand, has three primary benefits to the Company:

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    (i) conversion of an existing hotel to a USFS brand is generally considerably quicker than franchising a hotel through new construction, thereby allowing the Company to recognize franchise royalty revenues significantly sooner;

    (ii) converted hotels typically are fully operational, thereby providing the Company with an immediate royalty revenue opportunity based on the hotel's existing revenues which may be significantly higher than those generated by a newly built hotel that typically experiences a "ramp up" period; and

    (iii) a conversion brand enhances the Company's ability to sell hotel franchises during economic downturns when owners of independent hotels may seek the advantages offered by being part of a larger hotel chain and owners of chain-affiliated hotels may seek to change brands in an effort to increase profitability.

    OFFER MANAGEMENT SERVICES. Upon completion of the Best Inns acquisition, the Company will acquire a platform for providing management services to hotel developers and owners, such as financial institutions, that are not equipped to manage properties themselves. As a result, the addition of this management function will permit the Company to target an expanded universe of potential franchisees, while providing the Company with an additional source of fee-based revenues that are calculated as a percentage of individual hotel revenues rather than on the profitability of the hotel's operators. In addition, the Company may structure incentive fees in management contracts based on achieving specified operating performance goals.

    ENTER INTO STRATEGIC PARTNERSHIPS TO PROMOTE BRAND GROWTH. The Company intends to continue to seek strategic relationships with strong financial real estate partners that are designed to facilitate the development and expansion of the Company's brands. For example, the Company has formed the Development Fund with NorthStar and Lubert-Adler in order to provide "one stop" debt and equity financing at competitive rates for local developers in high profile, high barriers to entry areas. See "Business--Recent Developments--Development Fund." Also, Sunstone Hotel Investors, Inc. and Equity Inns, Inc., two publicly traded REITs have expressed interest in seeking opportunities to acquire newly built Hawthorn properties or convert existing properties to the Hawthorn brand. The Company expects these relationships to enable it to attract hotel developers that may seek to sell a newly constructed hotel upon completion of its construction.

    ACQUISITION STRATEGY

    REGIONAL CHAIN ACQUISITION STRATEGY. The Company intends to continue to explore the acquisition of regional hotel chains that either can be converted to one of the Company's brands or added as a new brand to complement the Company's existing brand portfolio. To pursue this strategy, the Company may join with a real estate partner that may acquire the related real property, such as in the Best Inns acquisition. See "--Recent Developments--Best Inns." The Company believes that the continuing consolidation of the lodging industry will afford additional opportunities to acquire regional chains.

    OTHER ACQUISITION OPPORTUNITIES. Additionally, the Company intends to explore acquisition opportunities of complementary national lodging brands and other service-oriented brands outside the lodging industry that can be franchised. There can be no assurance, however, that the Company will be successful in identifying regional chain or other acquisition candidates or that such acquisitions, if completed, will be successful. See "Risk
Factors--Successful Completion and Integration of Acquisitions."

RECENT DEVELOPMENTS

    ACQUISITION OF REMAINING INTEREST IN HAWTHORN. On March 12, 1998, the Company completed the HSA Acquisition. The HSA Acquisition was structured as a reverse acquisition, whereby U.S. Franchise Systems, Inc. was merged into USFS Hawthorn, Inc., a newly-formed Delaware corporation ("USH"), with USH as the surviving corporation in the Merger. Immediately following consummation of the Merger, USH changed its name to "U.S. Franchise Systems, Inc."

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    In this transaction, the Company issued to the Pritzker family related entities 2,222,222 shares of its Class A Common Stock, representing as of that date approximately 15% of the fully-diluted shares of the Company, in exchange for royalties that USFS otherwise would have owed under the royalty sharing arrangement originally in place. In addition, the acquisition removed restrictions on the Company's ability to purchase certain other hotel brands. Among its holdings, Pritzker family business interests own Hyatt Hotels Corporation. As part of the transaction, Douglas Geoga, President of Hyatt Hotels Corporation, joined the Company's board of directors. See "Management."

    DEVELOPMENT FUND. On March 17, 1998, NorthStar, Lubert-Adler and Constellation committed to contribute to the Development Fund equity totalling $50 million. The Development Fund was established to provide capital that will allow the Company to extend its Microtel and Hawthorn brands into high profile, high barriers to entry areas by providing debt and equity financing to selected local developers. Management believes that the addition of these locations will help increase the Company's brand awareness, both with potential builders and with hotel guests. In addition, the Development Fund is negotiating the terms of a $50 million senior credit facility with a commercial bank. To date, no commitment letter has been obtained from a commercial bank with respect to a senior credit facility and there can be no assurance that a senior credit facility will be arranged on terms acceptable to the Development Fund. The Development Fund is expected to fund the construction of 20 to 25 Microtel or Hawthorn hotels over the next 18 months, and is currently in the process of reviewing five projects requesting debt and equity commitments totaling approximately $22 million.

    In connection with the establishment of the Development Fund, the Company has committed to lend up to $10 million to Constellation, which will use the funds to make a subordinated investment in the Development Fund. The loans from the Company will bear interest at an annual rate of 8%, will be non-recourse and will be repayable from distributions and payments made to Constellation from the Development Fund. The Company will also be paid approximately $3.5 million over the next five years to manage the Development Fund.

    In connection with the establishment of the Development Fund, the Company sold an aggregate of 500,000 shares of Class A Common Stock to NorthStar and Lubert-Adler for $5.6 million. NorthStar and Lubert-Adler also have the right to purchase up to an additional 500,000 shares of Class A Common Stock, exercisable within 18 months of, and pro rata based upon the amounts of, the funding of real estate investments by the Development Fund at a price of $11.25 per share. In addition, David T. Hamamoto was elected to the Board of Directors of the Company. Mr. Hamamoto is the co-Chief Executive Officer, co-President and co-Chairman of NorthStar Capital Investment Corp., the managing member of NorthStar, and former co-head and co-founder of the Whitehall Funds at Goldman, Sachs & Co. See "Management." Dean Adler, a director of the Company, serves as President of Lubert-Adler. In addition, Mr. Adler, along with Mr. Hamamoto and Neal Aronson, the Executive Vice President and a director of the Company, serve as managers of the Development Fund. See "Certain Relationships and Related Transactions."

    BEST INNS. On December 15, 1997, BAI signed a definitive agreement (the "Best Acquisition Agreement") with the Sellers to acquire, among other things, the exclusive worldwide rights to the Best Inns hotel brands, including the franchise agreements for the existing Best Inns hotels. In addition, under the Best Acquisition Agreement, BAI will acquire the management contracts and related personnel relating to the management of 29 existing Best Inn hotels. The Best Acquisition Agreement also provides for BAI to become the controlling member of the not-for-profit corporation which supplies reservation services to Best Inn hotels.

    On April 1, 1998, the Best Acquisition Agreement was amended to increase the purchase price by $100,000 and require consummation of the transactions contemplated thereunder by May 10, 1998 (the "Amendment Agreement"). Pursuant to the Amendment Agreement, BAI paid the Sellers $3 million as a nonrefundable advance on the purchase price and agreed to pay to the Sellers an additional $100,000 per day, also to be considered as a nonrefundable advance on the purchase price, for each day after April 20,

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1998 that the transaction has not closed, until the earlier of the termination of the Best Acquisition Agreement and May 10, 1998 (the "Further Advance").


    In connection with this transaction, the Company and the Sellers are expected to enter into an agreement with Alpine Hospitality Ventures LLC ("Ventures") pursuant to which Ventures (through a wholly-owned subsidiary) will acquire 17 Best Inns hotels (the "Acquired Hotels"). The acquisition by Ventures of the Acquired Hotels is a condition to USFS's right to acquire the franchise rights and other assets to be acquired by it in the transaction. As a result, the failure by Ventures to consummate such purchase would trigger the obligation of BAI to make the full amount of the Further Advance ($2 million) to the Sellers and the Company would forfeit to the Sellers the $3 million non-refundable advance and the Further Advance. It is anticipated that, contemporaneously with the closing of the transaction, new franchise and management agreements will be entered into between the Company and Ventures with respect to the Acquired Hotels. Upon completion of the transaction, USFS or its subsidiaries will own the exclusive worldwide rights to the Best Inns hotel brands, will be the franchisor of 35 existing Best Inns hotels and three hotels under development and manage 29 of the existing Best Inns hotels and two Best Inns hotels under development.



    To facilitate the transaction, the Company intends to make a $15 million unsecured subordinated loan to Ventures at an interest rate of 12% per annum, some or all of the interest on which will be paid-in-kind. The loan will be subordinated to a guarantee provided by Ventures in connection with a third-party loan in the principal amount of approximately $65 million to its subsidiary that will own the Acquired Hotels and will also be subordinated to such third party loan. The Company expects to make the subordinated loan and to issue the Alpine Shares (as defined below) in order to induce Ventures to purchase from the Sellers the Acquired Hotels. USFS intends to finance the subordinated loan through a $10 million full recourse loan from NationsBank N.A., the $1.6 million it expects to receive from an affiliate of Ventures for the Alpine Shares and $3.4 million of its own cash. In addition, the Company is expected to commit to make additional loans to Ventures under certain circumstances at an interest rate and upon other terms that are substantially similar to Ventures' third-party indebtedness at such time. The Company expects Ventures to be a highly leveraged entity and there can be no assurance that any loans to Ventures will be repaid. It is anticipated that the proceeds from the Offering will be utilized to repay the NationsBank loan. See "Use of Proceeds."


    Also in connection with the Best Acquisition Agreement, the Company is expected to enter into an agreement with Alpine Equities, an affiliate of Ventures, pursuant to which Alpine Equities will purchase 350,000 shares (the "Alpine Shares") of Class A Common Stock for a purchase price of $1.6 million. Alpine Equities will be granted certain demand and piggy-back registration rights on customary terms with respect to the Alpine Shares, as well as certain tag-along rights on certain sales of Common Stock made by Messrs. Leven and Aronson. Additionally, the Company has agreed to pay to Alpine Equities $1,000 per year for each Best Inns hotel that is added to the Best Inns system of hotels after the closing date of the transaction, provided that such new hotels are paying royalties to the Company or any of its subsidiaries (the "New Hotel Fee").

    Richard D. Goldstein, a director of the Company, is a Senior Managing Director of Alpine Equity Partners, L.P., the entity that indirectly owns and controls a majority of Alpine Equities and Ventures. See "Certain Relationships and Related Transactions."

THE COMPANY'S BRANDS

    MICROTEL. Microtel is an all new-build brand in the budget segment of the lodging industry with an average daily room rate of typically between $35 and $45. Microtels are distinctively styled hotels with a residential look that offer travelers an attractive and consistent appearance, clean, comfortable rooms and the safety of interior corridor access, all for a competitive room rate. Management believes that Microtel is one of the only brands in the budget segment that franchises only newly constructed, interior corridor properties. In contrast, according to Smith Travel Research, 89% of hotels in the budget segment are 10 years old or older. Management believes that Microtels' strict new construction and interior corridor

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requirements provide travelers with a brand that is among the safest, most consistent and highest quality in the budget segment. Evidence of the appeal of Microtels to hotel guests is found in its intent-to-return rating, which measures guests' overall satisfaction and willingness to return to a Microtel in the future. In surveys of approximately 32,000 Microtel guests conducted by franchisees during the past twelve months, approximately 98% of Microtel guests expressed intent to return to a Microtel in the future.

    The Company believes that Microtels offer franchisees significant financial advantages. Microtels are designed to minimize construction costs and maintenance expenses by incorporating smaller room sizes, limited common areas, relatively smaller land requirements and built-in standardized furniture, all of which enable franchisees to build and operate a Microtel at a lower cost. These lower costs may reduce a franchisee's equity investment and may broaden its debt financing alternatives as well as enhance the properties profitability, thereby expanding the appeal of the Microtel brand to prospective franchisees. As a result, Microtel franchisees are attractive to smaller, independent hotel operators.

    HAWTHORN. Hawthorn targets the upscale segment of the extended-stay lodging market, which is defined as guests that stay five or more consecutive nights with an average daily room rate of typically between $75 and $95. Hotels in this segment offer guests many of the amenities of an apartment with the convenience and flexibility of a traditional hotel. Hawthorn hotels offer large suites equipped with full kitchens and work spaces and offer laundry facilities, exercise rooms, daily housekeeping, 24-hour front-desk service, complimentary hot breakfast and hospitality hours. In October 1997, the Company introduced the mid-market brand extension, Hawthorn Suites LTD, which offers traditional Hawthorn Suites as well as smaller suites with limited amenities. Hawthorn Suites LTD targets both extended-stay and overnight travel guests and is intended to attract franchisees seeking an all-suite property in a market that may not justify a property targeted exclusively at extended stay guests. Occupancy rates in this segment are relatively high, and properties have lower operating costs relative to similarly priced, full-service hotel properties according to Smith Travel Research. Upper end, extended-stay hotels experienced occupancy rates of approximately 80% in 1997 compared to approximately 65% for the lodging industry as a whole during the same period.

    BEST INNS. Best Inns and Best Suites operate in the economy and upper economy segment of the lodging industry, generating an average daily room rate of typically between $40 and $70. Upon completion of the proposed acquisition of the Best Inns brand, the Company expects to have 35 properties under franchise. Another two hotels are currently under construction, and a third is expected to commence construction in the third quarter of 1998. The Best Inns acquisition is designed to provide a brand for the USFS portfolio with a primary growth strategy of conversion of existing hotels to the Best Inns name. One advantage of this conversion strategy is the quick rebranding of existing hotels, thereby allowing the Company to receive franchise revenue sooner than with new build hotels.

    Best Inns offers such amenities as free local phone calls, complimentary Special K-Registered Trademark- breakfast and evening coffee. Best Inns has several marketing programs designed to build repeat business, including the Best Inns Preferred Guest Program and the "Seniors 1st Club." The Company expects to add all Best Inns properties to FIRST, the new Internet-based reservation system, within the next year.

THE HOTEL FRANCHISING AND LODGING INDUSTRIES

    HOTEL FRANCHISING. In recent years, owners of hotels not affiliated with regional or national lodging companies have increasingly chosen to join hotel franchise chains. The Company and other hotel franchise chains provide a number of services designed to directly or indirectly increase hotel occupancy rates, revenues and profitability. The Company believes that hotel operators often view franchise chain membership as an important means of remaining competitive with hotels that are either owned by or affiliated with national or regional lodging companies. In determining whether to affiliate with a franchise chain, hotel operators will compare costs of affiliation with the incremental revenues anticipated to be derived from chain membership. Costs of affiliation include capital expenditures and operating costs required to meet a chain's quality and operating standards, plus the ongoing payment of franchise royalties and assessments for the reservations system and marketing programs maintained by the franchisor.

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    LODGING INDUSTRY.  The lodging industry has traditionally been divided into five segments, each of which is identified by the average daily room rate ("ADR") generally charged by hotel operators in the segment. These categories include, in descending order of ADR: luxury, upscale, mid-price, economy and budget. Hotels are further segmented into limited-service and full-service, depending on the degree of food and beverage and other services offered, and hotels are also segmented into transient hotels, which serve short-term guests, and extended-stay hotels, which serve guests on multiple night or multiple week stays. The Company's franchised properties operate in the budget segment of the limited-service sectors through its Microtel brand, the upscale segment of the extended-stay and transient suite sectors through its Hawthorn Suites brand and the mid-priced segment of the extended stay and transient suite sectors through its Hawthorn Suites LTD brand. Best Inns will provide the Company with a brand in the economy and upper economy segment.

OPERATIONS

    The following departments of the Company are responsible for identifying potential franchisees and locations, obtaining franchise applications, executing franchise agreements, assisting franchisees in building and opening properties, providing training and ongoing support, marketing and advertising, and other services:

    FRANCHISE SALES. The Company employs a national franchise sales force consisting of 49 people. The primary objectives of the Company's franchise sales strategy are to identify potential franchisees and possible locations for each of the Company's brands and to create an awareness and general acceptance of its products with numerous participants in the hospitality industry, including hotel owners, lodging consultants, vendors and operators. The sales force seeks to achieve these objectives through the implementation of a multi-faceted sales strategy, which includes telemarketing, direct mail, trade advertising, public relations and targeted solicitation. The compensation program is structured so that each franchise salesperson is expected to earn at least 50% of his or her annual income in sales commissions.

    DESIGN AND CONSTRUCTION. The Company's design and construction department provides development expertise in new construction and renovation, with emphasis on low development costs, quality construction, low ongoing maintenance expenses and profit maximization for its franchisees. The Company provides detailed architectural plans, CAD-CAM computer files, specifications, system standards and manuals, and makes the services of the department available to franchisees at various stages of the development process. In addition, in order to maintain consistent product quality and brand identity, the design and construction department approves, among other things, all architectural plans of Microtel and Hawthorn franchisees.

    QUALITY ASSURANCE. Franchise quality control is accomplished through inspections prior to a franchisee's entry into the system and on an ongoing basis. Quality assurance programs promote uniform standards throughout each of the Company's franchise systems. The Company inspects each open property two times per year. Hotels that fail to meet certain franchise standards are notified and are generally given 30 days to either correct the conditions that led to the failure or to implement a plan to correct the failure. If they do not correct the deficiencies, the Company can terminate the license. Since the Company acquired the Microtel brand, two properties have been terminated from the Microtel system due to quality deficiencies.

    RESERVATIONS. The Company is in the process of rolling out FIRST, an Internet-based central reservation system which the Company believes is the first system in the United States to use the Internet as its primary form of communication between hotel properties and central reservation operations. FIRST is designed to provide franchisees an efficient means to link to travel agencies and present their properties to millions of potential customers.

    Hotels that are part of the Hawthorn system are linked directly by computer to the Spirit Reservation System ("Spirit"). Spirit is also the reservations system for Hyatt Hotels Corporation ("Hyatt") and is operated under contract with Hyatt by CSC Outsourcing, Inc. ("CSC") and Sabre Technology Solutions ("Sabre"). Spirit receives and processes calls made to a toll-free number dedicated to Hawthorn. Hyatt

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manages the voice and Global Distribution System reservation activities for both
Hawthorn and Hyatt through the Spirit Reservation Center located in Omaha, Nebraska. Persons calling the Hyatt toll-free number who experience a sold out Hyatt or no Hyatt in their desired market are automatically referred to the nearest Hawthorn hotel. There can be no assurance, however, that CSC and Sabre will continue to service the Hawthorn reservation needs in the future.

    MARKETING AND ADVERTISING. The Company targets two primary groups in its marketing and advertising program: potential franchisees and travelers. The Company's marketing and advertising program focused on the franchise community utilizes publications that target the hospitality industry, direct mail and industry shows. To reach travelers, franchisees are supplied with a detailed marketing guide, print advertising, local radio spots, outdoor billboard designs and rack cards. In addition, in the case of Hawthorn, direct sales plays a significant role, with advertising and marketing materials targeted to travel agents, planners and buyers of extended-stay accommodations, print advertising runs in BUSINESS TRAVEL NEWS and targeted human resources, training and relocation publications. Separate Microtel and Hawthorn directories are published twice annually and distributed via direct mail and to existing properties.

    In addition, the Company's media plan is designed to reach the maximum number of travelers, garner the most impressions and give the brand a local, regional and national presence. 1998 highlights include:

    - CABLE TV ADVERTISING--The first national television commercial campaigns for Microtel and Hawthorn are scheduled to run through 1998 on CNN, CNN Headline News, The Weather Channel and CNNsi. Microtel's campaign consists of six consecutive 15-second spots to air a total of 500 times, while Hawthorn's campaign consists of two 15-second spots to air a total of 700 times.

    - PRINT ADVERTISING--The Company has reached traveling consumers via news stories in the WALL STREET JOURNAL and USA TODAY'S Business Travel Today column and in local daily and business publications with reports on individual property ground breaks and grand openings.

    - TRAVELING REPLICA--The "Microtel Get To Know US Tour" utilizes a full-size replica of the chain's single, double and suite accommodations on a 60-foot trailer that travels the U.S. to give franchisees' local customer base a look inside a Microtel before it is actually built.

    - TRUCKSIDE ADVERTISING--Microtel uses an innovative moving billboard concept on 16 trucks traveling 34 interstate highways through 24 states, to reach travelers every month.

    - AAA TOUR BOOKS--Microtel advertises on the prominent inside front cover of the AAA TRIPLE-A ROAD ATLAS.

    - THE INTERNET--Microtel's web site at www.microtelinn.com includes its "Travelers Disability Survey" plus the "Micro PI Game." In addition, consumers and other travel decision-makers can now make reservations for Hawthorn at www.hawthorn.com. Both sites offer visitors a full directory of property listings with information and maps for every location.

    PUBLIC RELATIONS. A targeted public relations program supports marketing and franchise sales efforts by promoting awareness of the Company as the Company becomes a more significant participant in the lodging industry. The public relations department works with all facets of the corporate organization, from sales and franchise services to design and construction to the franchisees themselves to establish the Company in the industry and in the minds of consumers.

    The Company's public relations efforts focus on the hospitality industry trade publications. The Company works closely with such publications as HOTEL BUSINESS, HOTEL & MOTEL MANAGEMENT, LODGING HOSPITALITY, BUSINESS TRAVEL NEWS, and AAHOA (the magazine dedicated to Asian American hoteliers). Such outlets communicate the Company's news to the lodging community and to the many top name travel writers and newspaper journalists who read the trades regularly as well. Trade publications have covered many facets of the Company's rapid growth, including the opening of its 50th hotel, the debut of the brand extension, Hawthorn Suites LTD., the Company's "FIRST" reservation system, the expansion of its sales staff, its international expansion, its presence at airports around the country, and the Company's efforts to accommodate travelers with disabilities.

    TRAINING. The Company maintains mandatory training programs that teach franchisees how to best utilize the Company's reservations system and marketing programs and the fundamentals of hotel operations, such as recruiting, housekeeping, repairs and maintenance and personnel policies. The Company also provides special on-site training upon request. The Company has developed and maintains a library of training videos, cassettes and tapes, as well as printed training material, which are available to franchisees. In addition, each franchise sales person must complete a structured initial training program and regular retraining.

    FRANCHISE SERVICES. The franchise services department functions as a single point of contact for all franchisees to call for support on all issues, at all times, including during construction. Franchise services acts as a liaison between the franchisee and all departments of the Company. The Company recognizes the personal service aspect of the franchising business and intends to assign a designated member of the franchise service department to each franchisee.

    PURCHASING. The Company provides its franchisees with volume purchasing discounts for certain products, services, furnishings, and equipment used in construction and ongoing operations. The Company has established relationships with vendors to the lodging industry and negotiates discounts for purchases by its customers. In certain cases, the Company receives payments from the vendors as well. Currently, the Company does not maintain inventory, directly supply any of the products, or extend credit to franchisees for such purchases.

    MANAGEMENT. Upon completion of the Best Inns acquisition, the Company will acquire management contracts for 29 Best Inns properties. USFS' principal management strategy will be to provide its hotel owners with high quality, responsive hotel management to improve hotel profitability and provide hotel guests with a high level of satisfaction. Under the management contracts, the Company expects to be responsible for the hotel properties' billing, accounting and information systems, and for hiring the properties' on-site general manager and other personnel, although the hotels' general manager and other employees will be employed by the hotel and not by the Company. In exchange for these services, it is expected that the Company will receive compensation structured as a base fee calculated as a percentage of the hotel's revenues. In addition, the Company may structure incentive fees in management contracts based on achieving specified operating performance goals.

FRANCHISE AGREEMENTS

    The Company's franchise agreements grant hotel owners the right to utilize one of the brand names associated with the Microtel or Hawthorn hotel systems under long-term franchise agreements. In order to qualify for a franchise from the Company, a candidate must undergo a screening process, which typically includes a review of the potential franchisee's operational ability and financial condition and the proposed lodging location. A representative of the Company conducts a site inspection to determine whether the location meets the Company's standards and whether the brand name selected is appropriate at that location. The Company considers such factors as accessibility, visibility, location, economics, demographics, the extent of commercial development and, in the case of Hawthorn conversions, facility condition. When executed, both Microtel and Hawthorn franchise agreements offer an area of exclusivity to each location, the degree of which is negotiated individually with each franchisee.

    The Company's current standard agreements are for 20-year terms for new construction properties and (in the case of Hawthorn only) 10-year terms for conversion properties. The standard franchise agreements generally require franchisees to satisfy certain development milestones, including a requirement that construction begin within six to nine months of execution of the franchise agreement, although generally there exists a 30-day cure period. Franchisees are required to pay royalty fees to the Company based upon the gross room revenues of the franchised hotel during the term of the agreement and an application fee. Franchise application fees are non-refundable and are generally collected from potential franchisees upon execution of the franchise agreement. The Company expects to employ similar standard form franchise agreements for Best Inns properties.

    Franchise fees are comprised of two components: a royalty portion and a reservation and marketing portion, both of which are based upon a percentage of the franchisee's gross room revenues. The royalty portion of the franchise fee is intended to provide the Company with operating profits. The reservation and marketing portion of the franchise fee is intended to reimburse the Company for the expenses associated with providing such franchise services as a reservation system, national advertising and certain promotional programs. Marketing and reservation fees do not produce any profit (and could result in a loss) for the Company, but mitigate a significant cost of business for franchisees and are an important consideration for potential franchisees when evaluating competing brands. The Company does not currently receive royalty fees from those Microtels that were open or under development at the time the Company acquired the right to franchise the Microtel brand. See "Risk Factors--No Right to Certain Royalties." The Company does, however, receive reservation and marketing fees from the franchisees of these properties.

    The terms of the Company's current standard forms of franchise agreements state (and the standard form franchise agreement that the Company expects to adopt for the Best Inns brand will state) that, by year of operation, franchisees are required to pay the following ongoing royalty fees and reservation and marketing fees (each, as a percentage of gross room revenues), although the actual fees may vary:

                                                              MICROTEL(1)    HAWTHORN     BEST INNS
                                                             -------------  -----------  -----------
FRANCHISE ROYALTY FEES
Year 1.....................................................         4.0%          5.0%         3.0%
Year 2.....................................................         5.0%          5.0%         4.0%
Year 3 and thereafter......................................         6.0%          5.0%         5.0%

RESERVATION AND MARKETING FEES
Year 1.....................................................         3.0%          2.5%         2.5%
Year 2.....................................................         2.5%          2.5%         2.5%
Year 3 and thereafter......................................         2.0%          2.5%         2.5%

TOTAL FRANCHISE FEES
Year 1.....................................................         7.0%          7.5%         5.5%
Year 2.....................................................         7.5%          7.5%         6.5%
Year 3 and thereafter......................................         8.0%          7.5%         7.5%

       (1) Pursuant to the terms of the Microtel Acquisition Agreement, the Company must pay a portion of its Microtel franchise fees to Hudson. See "--Acquisition of the Microtel System."

    During the first quarter of 1996, when the Company began its full-time franchise sales efforts, prospective Microtel franchisees were offered a three month royalty-free period during year one as an inducement to join the Company's franchise system. The Company is no longer offering this discount and currently has no intention to do so in the future. With respect to Hawthorn, a wide range of incentives have been offered to various franchisees. With respect to both Microtel and Hawthorn, the Company also has agreed in certain situations to dedicate a portion of a particular franchisee's marketing fees to local (as opposed to national) promotion of the applicable brand.

    The Company believes that it has a franchisee-friendly franchise agreement, making the Company's franchises more attractive to potential franchisees without sacrificing the protection typically afforded to franchisors under franchise agreements. The Company's standard form of franchise agreement is terminable by the Company if the franchisee fails to maintain certain quality standards or to pay royalties, reservation and marketing fees or other charges. In the event of termination, the Company is generally entitled to liquidated damages.

ACQUISITION OF THE MICROTEL SYSTEM

    On September 7, 1995, the Company entered into the Microtel Acquisition Agreement with Hudson, a public company then called Microtel Franchise and Development Corporation, to acquire the exclusive worldwide franchising rights and operating assets of the Microtel hotel system (the "Microtel Acquisition"). The purchase price for these franchise rights and operating assets was $3,037,000, of which the Company paid $1,600,000 at the closing on October 5, 1995 and agreed to pay a total of $1,437,000 plus interest at 10% over the following three years (for a total payment of approximately $1,700,000). In addition, royalties are payable to Hudson, as described below, for the right to all trade names, trademarks, service marks and other intellectual property used in connection with the Microtel business, including the Microtel name (the "Proprietary Marks").

    The operating assets of the Microtel system acquired from Hudson included
(i) all prototype architectural plans and designs used in connection with the Microtel business and (ii) the Microtel reservation referral system, directories, manuals and marketing materials.

    Pursuant to the Microtel Acquisition, the Company also acquired Hudson's rights under then existing Microtel franchising agreements relating to the 27 Microtels open or under development at the time of the acquisition. Although the Company acquired the existing franchises from Hudson and is obligated to fulfill all the obligations of the franchisor thereunder, Hudson retained the right to receive all franchise royalties and franchise renewal fees payable by the existing franchisees under such agreements. The Microtel Acquisition Agreement does, however, permit the Company to retain any reservation and marketing fees (which do not result in any profit, and could result in a loss, to the Company) and any other one-time or non-recurring fees or charges payable to the franchisor under the applicable franchise agreement such as those relating to the initial placement, substitution, amendment, organization, termination or transfer of the franchise.

    The Microtel Acquisition Agreement also grants Hudson the right to retain franchise fees and royalty payments from a total of 50 Microtels and an additional 10 Microtel all-suites hotels provided Hudson, its affiliates or such other persons own and operate the hotels covered by such franchises. In addition to the 27 existing hotels either open or under construction as of October 5, 1995, Hudson, its affiliates and certain other persons had the right to acquire from the Company up to an additional 23 Microtel hotel franchises and up to an additional 10 Microtel all-suites hotels. As of April 1, 1998, two of the original 27 agreements had been terminated and three additional agreements had been executed and opened. Thus, the Company will not receive royalties from 28 open hotels and Hudson currently retains the right to acquire an additional 22 Microtel franchises and 10 additional Microtel all-suite hotels. Five of these additional 22 Microtel franchise agreements have been executed as of April 1, 1998, but none of the properties subject thereto are currently under construction.

    In consideration for the transfer of the Proprietary Marks, the Microtel Acquisition Agreement provides that, for each new Microtel or Microtel all-suites hotel (collectively, the "Microtel Properties") opened after the closing of the Microtel Acquisition, other than the additional franchises referred to in the preceding paragraph, the Company is required to pay monthly royalties in cash to Hudson as follows: 1.0% of the "revenues subject to royalties" on the first 100 Microtels Properties opened after the closing, 0.75% of such revenues for the next 150 Microtels Properties opened, and 0.50% of such revenues for each Microtel Property opened after the first 250 have opened. "Revenues subject to royalties" generally are those payable by the franchisees to the Company based on gross room revenues, as well as other royalty payments payable by such franchisees under the applicable franchise agreement. The Company is entitled to all other fees (other than termination fees, which must be shared with Hudson) payable by the Microtel franchisees, including the franchise application fees, all of the remaining royalties, reservation and marketing fees and fees applicable to any financing arranged through the Company.

    The Microtel Acquisition Agreement requires the Company to satisfy a development schedule, which requires that new Microtel Properties be opened or under construction in the following numbers, on a cumulative basis, by December of each of the following years:

                                                                              NUMBER OF
YEAR                                                                   MICROTEL PROPERTIES(*)
---------------------------------------------------------------------  -----------------------
1997.................................................................                50
1998.................................................................               100
1999.................................................................               175
2000.................................................................               250

------------------------

* Excludes the 28 open Microtel Properties not currently paying royalties to the Company and the additional 22 Microtel Properties and ten Microtel all-suite hotels that are currently entitled to be franchised without the payment of royalties to the Company pursuant to the Microtel Acquisition Agreement. As of April 1, 1998, five franchise agreements in respect of these additional properties had been executed.

    Under the Microtel Acquisition Agreement, the development schedule is deemed to have been complied with unless such schedule has not been met for two consecutive years (including 1996, where applicable). That is, the Company will not violate its development obligations under the Microtel Acquisition Agreement unless it has failed to meet the targets for two consecutive years. If, however, at the end of any two year period, at least 75% (but less than 100%) of the number of Microtel Properties scheduled to have been opened by such date have been opened, the Microtel Acquisition Agreement permits the Company to cure the default by paying a fee of $1 million. Upon such payment, the Company will be deemed to have fully complied with the development schedule for such two year period (including determination of whether it complied with such schedule in future periods).

    The Microtel Acquisition Agreement further provides that, in the event the Company fails to satisfy the development schedule, fails to pay any monies due to Hudson or otherwise fails to fulfill its material obligations under the Microtel Acquisition Agreement, in each case subject to the Company's right to cure such breach within the applicable notice and cure periods, all of the rights to the Microtel system and all operating assets associated therewith will revert to Hudson. In such instance, the Company will, however, retain the rights to any franchise royalty payments due to it under franchise agreements entered into by the Company after the closing of the Microtel Acquisition, less a servicing fee payable to Hudson in an amount equal to 0.75% of all revenues subject to royalties under such agreements.

    Also, in connection with the Microtel Acquisition, Hudson agreed to provide consulting services to the Company over the three-year period beginning October 5, 1995, for which the Company agreed to pay Hudson a total of $700,000 ($400,000 of which was paid at the closing of the Microtel Acquisition). The Company also received warrants to purchase 100,000 common shares of Hudson at an exercise price of $8.375 per share, none of which have been exercised. The warrants expire on September 1, 2000.

COMPETITION

    Competition among national brand franchisors and smaller chains in the lodging industry to expand their franchise systems is intense. The management of the Company believes that competition for the sale of lodging franchises is based principally upon (i) the perceived value and quality of the brand, (ii) the nature and quality of services provided to franchisees, (iii) the franchisee's view of the relationship of building or conversion costs and operating expenses to the potential for revenue and profitability during operation and upon sale, and (iv) the franchisee's ability to finance and buy or sell the property. The Company's franchisees compete for guests with franchisees of, and properties owned or operated by, other hotel chains, independent properties and owner-operated chains. The success of the Company's franchisees affects the profitability of the Company, as the Company's receipt of royalty fees under its franchise agreements is tied directly to the gross room revenues earned by its franchisees.

    In choosing a particular hotel or motel, consumers consider differences in room rates, quality and condition of accommodations, name recognition, availability of alternative lodging (including short-term lease apartments), service levels, reputation, safety, reservation systems and convenience of location.

    Both among consumers and potential franchisees, Microtel competes with budget and economy hotels such as Budgetel Inn-Registered Trademark-, Comfort Inn-Registered Trademark-, Days Inn-Registered Trademark-, Econo Lodge-Registered Trademark-, Fairfield Inn-Registered Trademark-, Jameson Inns-Registered Trademark-, Knights Inn-Registered Trademark-, Motel 6-Registered Trademark-, Ramada Limited-Registered Trademark-, Red Carpet Inn-Registered Trademark-, Red Roof Inn-Registered Trademark-, Scottish Inns-Registered Trademark-, Sleep Inn-Registered Trademark-, Super 8-Registered Trademark-, Thriftlodge-Registered Trademark- and Travelodge-Registered Trademark-.

    Hawthorn hotels compete for consumers and/or potential franchisees with Homewood Suites-Registered Trademark-, Residence Inn-Registered Trademark-, Summerfield Suites-Registered Trademark- and Woodfin Suites-Registered Trademark-. In the transient suites sector of the lodging industry, where the Company competes through its Hawthorn Suites LTD brand, the Company's principal competitors include AmeriSuites-Registered Trademark-, Candlewood-SM-, Courtyard by Marriott-Registered Trademark-, Fairfield Suites-SM-, Hampton Inn and Suites-Registered Trademark-, MainStay-SM-, Towne Place-SM- and Wingate Inn-SM-among others.

    Best Inns competes with Comfort Inn-Registered Trademark-, Days Inn-Registered Trademark-, Holiday Inn Express-SM-, Park Inns-SM- and Ramada Ltd.-Registered Trademark-

    Many of the Company's competitors are affiliated with larger chains with substantially more properties, greater marketing budgets and greater brand identity than the Company.

REGULATION

    The sale of franchises is regulated by various state laws, as well as by the FTC. The FTC requires that franchisors make extensive disclosure to prospective franchisees, although it does not require registration of offers to prospective franchisees. The required disclosure is made through a Uniform Franchise Offering Circular ("UFOC"), which must be provided to potential franchisees at least 10 days prior to execution of a franchise agreement. A number of states require registration and disclosure in connection with franchise offers and sales. In addition, several states have "franchise relationship laws" that limit the ability of franchisors to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. While the Company's franchising operations have not been materially adversely affected by such existing regulations, the Company cannot predict the effect of any future legislation or regulation.

    Additionally, various federal, state, and local laws and regulations may affect activities undertaken by the Company in connection with its ownership or management of hotel properties. In addition, the Company may be required to obtain a license or to register in certain states in order to underwrite or promote loans to be made by third party lenders or in the event the Company determines to make loans itself to franchisees. See "Risk Factors--Regulations."

EMPLOYEES

    As of April 1, 1998 the Company employed approximately 102 full time and four part time persons. None of the Company's employees are represented by unions. Upon completion of the Best Inns acquisition the Company expects to add approximately 30 employees. Management considers its employee relations to be satisfactory.

TRADEMARKS AND LICENSES

    The Company and its wholly owned subsidiaries own and use certain trademarks and service marks, including, among others, US FRANCHISE SYSTEMS, U.S. Franchise Systems, Inc., US FUNDING CORP., MICROTEL, MICROTEL with design, MICROTEL INN, MICROTEL SUITES, MICROTEL

INN & SUITES, AMERICAN DREAM, AMERICAN DREAM with design, MICROTEL INN with design, MICROINN, MICROTEL INN & SUITES with design, MICROTEL SUITES with design, MICROSUITES, US TRAINING INSTITUTE with design, "FIRST THE HOTEL, THEN THE MOTEL, NOW MICROTEL," "SAVINGS YOU CAN SLEEP ON," HAWTHORN SUITES, the tree logo, HAWTHORN SUITES with the tree logo and HAWTHORN SUITES LTD. with design. The Company's rights to such trademarks and service marks will last indefinitely so long as the Company continues to use and police the marks and, with respect to registered marks, to renew filings with the applicable government agencies.

    The Company considers the foregoing marks to be material to its business and certain of such marks are registered with or applications for registration are pending in the United States Patent and Trademark Office. Certain of the marks are also registered with or applications for registration are pending with various state and foreign government agencies. The Company is not aware of any adverse claim concerning its owned or licensed marks.

PROPERTIES

    The principal executive and administrative offices of the Company are located at 13 Corporate Square, Suite 250, Atlanta, Georgia 30329. The Company currently leases a total of 12,667 square feet of office space at the foregoing address, pursuant to a lease and a sublease that expire on September 30, 2000 and June 30, 1999, respectively.

LEGAL PROCEEDINGS

    The Company is not a party to any material litigation. However, claims and litigation may arise in the normal course of business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information regarding those persons who serve as the executive officers and directors of the Company.

NAME                                                       AGE                     OFFICE OR POSITION HELD
-----------------------------------------------------      ---      -----------------------------------------------------
Michael A. Leven.....................................          60   Chairman, President and Chief Executive Officer

Neal K. Aronson......................................          33   Executive Vice President, Chief Financial Officer and
                                                                      Director

David E. Shaw........................................          54   Executive Vice President--Administration

Steven Romaniello....................................          31   Executive Vice President--Franchise Sales and
                                                                      Development and Director

James Darby..........................................          41   Executive Vice President--Franchise Operations

Dean S. Adler........................................          41   Director

Irwin Chafetz........................................          62   Director

Douglas Geoga........................................          42   Director

Richard D. Goldstein.................................          46   Director

David T. Hamamoto....................................          38   Director

Jeffrey A. Sonnenfeld................................          44   Director

Barry S. Sternlicht..................................          37   Director

    Each director is elected to serve until a successor is elected and qualified or, if earlier, until the director's death, resignation or removal. Officers, subject to the terms of their respective employment agreements, serve at the pleasure of the Board of Directors. Each of the directors of the Company, other than Dean Adler, Douglas Geoga, David T. Hamamoto, Steve Romaniello and Jeffrey
A. Sonnenfeld, has served as such since September 30, 1995. Messrs. Adler and Sonnenfeld were elected to the Board of Directors on October 11, 1996, effective as of October 30, 1996. Mr. Geoga was elected to the Board of Directors on March 12, 1998, Mr. Hamamoto was elected to the Board of Directors on March 16, 1998 and Mr. Romaniello was elected to the Board of Directors on March 13, 1998, in each case by the consent of the Board of Directors.

    MICHAEL A. LEVEN. Mr. Leven has been Chairman, President and Chief Executive Officer of the Company since October 1995. From October 1990 to September 1995, Mr. Leven was President and Chief Operating Officer for Holiday Inn Worldwide in Atlanta, Georgia. From April 1985 to May 1990, he was President and Chief Operating Officer of Days Inn of America, Inc. in Atlanta, Georgia. Mr. Leven is a Director of both Starwood Lodging Trust, one of the nation's largest hotel REITs, and Servico, Inc., a publicly traded hotel and resort company which owns and manages a portfolio of hotels. Mr. Leven is also a member of the Board of Governors of the American Red Cross, Chairman of the Biomedical Services Board of the American Red Cross, a Trustee of National Realty Trust, the largest franchisee of Coldwell Banker Corporation and a member of the Board of Directors of The Fourth Network, a private company which provides internet services to the hotel industry. Mr. Leven is an uncle of Mr. Aronson.

    NEAL K. ARONSON. Mr. Aronson has been Executive Vice President and Chief Financial Officer of the Company since October 1995. Mr. Aronson was founding partner of Growth Capital Partners in New York, New York, and was with the partnership from September 1994 to October 1995. From December 1993 to

September 1994, he was Managing Director of Rosecliff, Inc., a private equity investment group in New York, New York. From January 1992 to December 1993, he was a principal of Odyssey Partners, L.P. in New York, New York. From June 1989 to December 1991, Mr. Aronson was a principal of Acadia Partners, L.P. in New York, New York. Mr. Aronson is a nephew of Michael A. Leven.

    DAVID E. SHAW. Mr. Shaw has been Executive Vice President--Administration of the Company since October 1995. From January 1991 to September 1995 he was Vice President of Operations--Administration for Holiday Inn Worldwide in Atlanta, Georgia. From July 1990 to January 1991, Mr. Shaw was Executive Vice President--Administration for Hospitality Franchise Systems, Inc. (now known as Cendant Corporation) in Wayne, New Jersey.

    STEVEN ROMANIELLO. Mr. Romaniello has been Executive Vice President--Franchise Sales and Development of the Company since October 1996. From October 1995 through September 1996, he served as Senior Vice President--Franchise Sales and Development of the Company. From March 1991 through September 1995, Mr. Romaniello was Vice President--Franchise Sales and Services for Holiday Inn Worldwide in Atlanta, Georgia. From December 1988 to March 1991 he was Regional Vice President-- Franchise Sales for Days Inn of America, Inc. in both Atlanta, Georgia and Boston, Massachusetts.

    JAMES DARBY. Mr. Darby has been Executive Vice President--Franchise Operations of the Company since January 1997. From March 1991 to January 1997, Mr. Darby served in various capacities with Holiday Inn Worldwide, including most recently as Vice President of Franchise Services and Administration.

    DEAN S. ADLER. Mr. Adler is currently a principal of Lubert-Adler Partners, L.P., a private equity group specializing in the acquisition of real estate and operating companies. From 1988 to 1996, Mr. Adler was a principal and Managing Director of private equity investments for CMS Companies ("CMS"), a Philadelphia based investment firm that manages approximately $1.7 billion of assets. Mr. Adler is a member of the Board of Directors of the Lane Company, which specializes in management and development of multifamily housing, Developers Diversified, a leading shopping center REIT, RMS Technologies, a leading provider of information technology services to federal and other governmental institutions, and Transworld Entertainment, a New York Stock Exchange, Inc. listed company which owns music retail stores.

    IRWIN CHAFETZ. Since 1990, Mr. Chafetz has been the President and a Director of the Interface Group-Massachusetts, Inc., a privately held company that owns and operates GWV International, New England's largest vacation charter tour operator. From 1982 until April 1995, Mr. Chafetz was a Vice President and Director of the Interface Group-Nevada, Inc., which owned and operated COMDEX, a computer industry exposition and conference that is the largest American trade show. From 1989 to 1995, Mr. Chafetz was also a Vice President and a Director of Las Vegas Sands, Inc., which owned the Sands Hotel and Casino in Las Vegas and the adjacent Sands Expo and Convention Center. From 1984 to 1990, Mr. Chafetz was President of Five Star Airlines, a charter air carrier owning and operating Lockheed L-1011 aircraft. Mr. Chafetz is a director of Back Bay Restaurant Group, a publicly held NASDAQ listed company.

    DOUGLAS GEOGA. Since 1994, Mr. Geoga has been President of Hyatt Hotels Corporation, operator of Hyatt Hotels & Resorts in the United States, Canada and the Caribbean. From 1983 to 1994, Mr. Geoga held various positions with Hyatt Development Corporation, the development/transactional arm of the Hyatt chain domestically, most recently as its Executive Vice President. Mr. Geoga is a director of United Way of Suburban Chicago, a trustee of the Educational Institute of the American Hotel & Motel Association ("AH&MA"), chairman of the Government Affairs Committee of the AH&MA, a director of the National Tourism Organization, Inc. and a director of various closely-held companies affiliated with Hyatt.

    RICHARD D. GOLDSTEIN. Since 1990, Mr. Goldstein has been a Managing Director and then a Senior Managing Director of Alpine Capital Group Inc., a specialized investment merchant banking firm located in New York, and related entities. Prior to joining Alpine, Mr. Goldstein was a partner at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Goldstein serves as Trustee and member of the Executive Committee of the Queens College Foundation, Trustee of the North Shore Long Island Jewish Health System and as Chairman of the Corporate Advisory Board of the State University of New York at Stony Brook.

    DAVID T. HAMAMOTO. Since 1997, Mr. Hamamoto has been the co-Chief Executive Officer, co-President and co-Chairman of NorthStar Capital Investment Corp. Prior to then, Mr. Hamamoto was a partner and co-head of the Real Estate Principal Investment Area at Goldman, Sachs & Co. In 1988, Mr. Hamamoto initiated the effort to build a real estate principal investment business at Goldman, Sachs under the auspices of the Whitehall Funds. Today, the Whitehall Funds have $3.9 billion under management. Mr. Hamamoto was formerly a director of the Westin Hotel Company, a global hotel management and ownership company; the George Soros/Whitehall private REIT, a $1 billion partnership between Whitehall and investor George Soros; Millenium Partners, an urban mixed-use development company; and the Archon Group, Goldman, Sachs' asset management company. Mr. Hamamoto is a director of Emeritus Corporation, a publicly traded company in the assisted living business.

    JEFFREY A. SONNENFELD. Currently, Dr. Sonnenfeld is the Chairman and President of The Chief Executive Institute, a non-profit leadership school. From 1989 to 1997, Dr. Sonnenfeld was a Professor of Organization and Management at the Robert C. Goizueta Business School of Emory University in Atlanta, Georgia, where he was the Director of the Center for Leadership and Career Studies. Previously, Dr. Sonnenfeld was at Harvard University for 18 years, serving as a Professor at the Harvard Business School for 10 years. Dr. Sonnenfeld has published five books and numerous articles in the areas of career management, executive training and development, and the management of corporate social performance. Dr. Sonnenfeld serves on the board of Magellan Health Services, 360 Communications, the National Council on the Aging, the Governors Personnel Oversight Commission in Georgia and has served on additional boards such as Mosley Securities Corporation and Norwegian Cruise Lines.


    BARRY S. STERNLICHT. Since 1993, Mr. Sternlicht has been the President and Chief Executive Officer of Starwood Capital Group, L.P. ("Starwood Capital"), a real estate investment firm that he founded in 1991. Mr. Sternlicht is the Chairman of the Board and Chief Executive Officer of Starwood Hotels and Resorts, the nation's largest hotel REIT, and is the Chairman of Starwood Mortgage Trust. Mr. Sternlicht is also a trustee of Equity Residential Properties Trust, a multi-family REIT.


    Except as disclosed above, there are no family relationships between any Director or executive officer and any other Director or executive officer of the Company.

CERTAIN COMMITTEES OF THE BOARD

    The Company's Board of Directors has three standing committees --the Audit Committee, the Compensation Committee and the Stock Option Committee. The Board of Directors does not have a standing Nominating Committee, such function being reserved to the full Board of Directors.

    THE AUDIT COMMITTEE. The Audit Committee currently consists of Messrs. Goldstein and Adler. The functions of the Audit Committee include (i) the review of the professional services and independence of the Company's independent auditors and the scope of the annual external audit as recommended by the independent auditors, (ii) the review, in consultation with the independent auditors and the Company's accounting staff, of the plan and results of the annual audit and the adequacy of the Company's internal accounting controls,
(iii) the review, in consultation with management and the independent auditors, of the Company's annual financial statements and the results of each external audit, (iv) the review, in consultation with the Company's independent auditors and the Company's principal financial officer and principal accounting officer, of the auditing and accounting principles and practices to be used in the preparation of the Company's financial statements. The Audit Committee has the authority to consider the qualification of the Company's independent auditors and make recommendations to the Board as to their selection, and review and resolve any differences of opinion between such independent auditors and management relating to the preparation of the annual financial statements.

    THE COMPENSATION COMMITTEE. The Compensation Committee currently consists of Messrs. Leven, Chafetz and Sonnenfeld. The Compensation Committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management and establishing the targets that determine the performance bonuses payable to the Company's officers.

    THE STOCK OPTION COMMITTEE. The Stock Option Committee currently consists of Messrs. Sternlicht, Chafetz and Sonnenfeld. The Stock Option Committee has been assigned the functions of administering the Company's 1996 Stock Option Plan and granting options thereunder.

AGREEMENTS REGARDING BOARD POSITIONS

    Pursuant to a Shareholders Agreement by and between the Company, HSA, HPI, Michael A. Leven and Neal K. Aronson, dated as of March 12, 1998 (the "HSA Shareholders Agreement"), subject to HSA and HPI and/or their affiliates together owning more than 1,100,000 million shares of Common Stock (as adjusted for stock splits, reverse stock splits, reclassifications and other similar transactions or adjustments), HSA and HPI may propose a nominee for director of the Company and the Company will use its best efforts to cause such nominee's election. Pursuant to the terms of the HSA Shareholders Agreement, HPI and HSA nominated, and the Board of the Company elected, Mr. Geoga to the Board of the Company. At such time that a successor to Mr. Geoga no longer is a director of the Company, HSA and HPI may propose to the Company as a nominee for election as a director of the Company a person who (i) has recognized standing in the business community, (ii) is not a former director, officer or employee of the Company and (iii) does not have a conflict of interest with the Company and is at such time either the President of Hyatt Hotels Corporation or a person who is otherwise reasonably acceptable to the Company.

    Pursuant to a Management Services Agreement between the Company and the Development Fund, the Company agreed to use its best efforts to elect Mr. Hamamoto to the Board of the Company. Mr. Hamamoto was elected to the Board on March 16, 1998.

EXECUTIVE COMPENSATION

    The following table provides certain summary information for the fiscal years ended December 31, 1997, 1996 and 1995 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the four other executive officers of the Company who constituted the Company's most highly compensated executive officers during the year ended December 31, 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                   ANNUAL COMPENSATION
                                                    -------------------------------------------------

                                                                                          OTHER         NUMBER OF
NAME AND                                                                                  ANNUAL         OPTIONS
PRINCIPAL POSITION                                    YEAR      SALARY      BONUS    COMPENSATION(1)     AWARDED
--------------------------------------------------  ---------  ---------  ---------  ----------------  -----------

Michael A. Leven..................................       1997  $ 389,063  $ 184,725     $   37,971         --
  Chairman of the Board,                                 1996  $ 375,000  $ 140,497     $   33,327         --
  President and Chief                                 1995(2)  $  93,750  $ 153,000   (4)    $    3,000     --
  Executive Officer

Neal K. Aronson...................................       1997  $ 207,500  $  92,363     $   11,588         --
  Executive Vice President and                           1996  $ 200,000  $  70,298     $   11,517         --
  Chief Financial Officer                             1995(2)  $  50,000  $ 151,500   (4)    $    2,250     --

David E. Shaw.....................................       1997  $ 155,625  $  25,000     $    2,384          1,000
  Executive Vice President--Administration               1996  $ 150,000  $  25,000     $    2,316          3,000
                                                      1995(2)  $  37,500     --             --             --

Steven Romaniello.................................       1997  $ 110,000  $ 265,200     $    2,384          2,000
  Executive Vice President--                             1996  $ 101,667  $ 213,600     $    2,316          6,000
  Franchise Sales and Development                     1995(2)  $  25,000  $   3,600         --             --

James Darby.......................................       1997  $ 142,708  $  22,000     $    2,384         27,000
  Executive Vice President--
  Franchise Operations

------------------------

(1) Includes life insurance, health insurance, long-term disability insurance, automobile allowance and/or long-term home care.

(2) Includes the period from August 28, 1995, the date of the Company's inception, through December 31, 1995.

(3) Mr. Leven and Mr. Aronson each received a transaction bonus of $150,000 for their efforts in organizing the Company and successfully negotiating and completing the acquisition of the Microtel brand on behalf of the Company.

(4) Mr. Leven and Mr. Aronson, pursuant to the terms of their respective employment agreements with the Company, are each entitled to receive bonuses based upon the number of franchises sold each year. See "-- Employment Agreements." During 1995, neither Mr. Leven nor Mr. Aronson received a bonus for the three franchises sold during 1995, although the Company accrued $3,000 and $1,500 for bonuses owed to Mr. Leven and Mr. Aronson, respectively, with respect to such franchise agreements.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with Messrs. Leven and Aronson, the material terms of which are described below.

    MICHAEL A. LEVEN. Mr. Leven's employment agreement with the Company provides for his employment as Chairman of the Board of Directors, President and Chief Executive Officer of the Company for a ten year term expiring on September 30, 2005. Mr. Leven is entitled to a base salary of at least $375,000 per year, subject to annual cost of living increases and other annual increases determined by the Company based on the performance of Mr. Leven and the Company and on prevailing economic circumstances.

    Certain insurance benefits, if available on commercially reasonable terms, are to be provided to Mr. Leven under his Employment Agreement, including term life insurance in the amount of $1,500,000, executive health, dental and medical insurance, long term disability and long term home care. The Company has obtained all of the foregoing benefits for Mr. Leven. In addition, Mr. Leven is entitled to a monthly automobile allowance in the amount of $1,000.

    Mr. Leven's employment agreement provides for a performance bonus of (i) $1,000 for each franchise agreement executed in a given Year (defined as each 12 month period commencing October 1st and ending on September 30th of each year during the term of such agreement) up to 150 franchise agreements and (ii) $2,000 for each franchise agreement above the first 150 franchise agreements entered into in a given Year.

    Mr. Leven's employment agreement also contains confidentiality provisions that prohibit him from disclosing Company trade secrets at any time in the future and from disclosing any confidential information relating to the Company for a period extending five years after the termination of his employment agreement. In addition, the agreement contains non-competition provisions that prohibit Mr. Leven from competing in the franchising business generally and in the business of franchising, operating or managing of hotels and motels for a period of five years following the termination of his employment for "cause" or his resignation without "good reason." The enforceability of these non-disclosure and non-competition provisions under Georgia law, which governs Mr. Leven's agreement, is uncertain.

    In addition to allowing Mr. Leven to resign at any time for "good reason," his employment agreement provides that, after the first five years of such agreement and provided the Company's Redeemable Preferred Stock has been redeemed, Mr. Leven may resign at any time upon six months notice. If his resignation is without "good reason," the Company is required to pay Mr. Leven only his base salary, unused vacation time, and performance bonus actually earned through the effective date of resignation. The employment agreement further provides that if Mr. Leven resigns without good reason during the first five years, he will not be liable for any consequential damages or damages for loss of economic opportunity or profits to the Company. If Mr. Leven resigns for "good reason," or if his employment is terminated "without cause," he is entitled to severance pay in the amount of his base salary and fringe benefits for a period of three years. For the purpose of Mr. Leven's employment agreement, "good reason" includes, but is not limited to, the failure to elect and continue Mr. Leven's membership on the Board of Directors of the Company or his involuntary relocation outside of Atlanta, Georgia. In addition, pursuant to the Company's By-Laws, Mr. Leven's employment agreement may not be terminated without the approval of 75% of the Board of Directors (excluding Mr. Leven). Except as noted above concerning Mr. Leven's right to resign for "good reason" if he is not re-elected to the Board, Mr. Leven's employment agreement does not contain any change of control provisions.

    NEAL K. ARONSON. Mr. Aronson's employment agreement, pursuant to which he serves as Chief Financial Officer of the Company, is substantially similar to Mr. Leven's agreement, except that (i) his base salary is $200,000 per year (subject to annual cost of living increases and other annual increases determined by the Company, based on the performance of Mr. Aronson and the Company and on prevailing economic circumstances), (ii) the term life insurance benefit is $500,000, (iii) his automobile allowance is $750 per month, (iv) the bonus is $500 for each franchise agreement executed within a Year (as defined above) up to 150 franchise agreements, and $1,000 for each agreement executed in any Year in excess of 150 and (v) Mr. Aronson is not entitled to receive supplemental long-term disability or long-term home care insurance coverage from the Company. Pursuant to the Company's By-Laws, Mr. Aronson's employment agreement may not be terminated without the approval of 75% of the Board of Directors (excluding Mr. Aronson). Mr. Aronson's employment agreement does not contain any change of control provisions.

    See "Principal Holders of Common Stock--Management's Shares of Common Stock" as to the effect of termination of employment on the Class A Common Stock held by Messrs. Leven and Aronson.

COMPENSATION OF DIRECTORS

    On October 24, 1996 each non-employee director of the Company received an option to purchase 2,000 shares of Class A Common Stock exercisable at a price of $13.50 per share. In addition, each non-employee director of the Company receives an automatic grant of options to purchase 2,000 shares of Class A Common Stock on January 1st of each calendar year, commencing on January 1, 1998 and each new non-employee director shall receive a grant of options to purchase 2,000 shares of Class A Common Stock on the date such person becomes a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors is currently comprised of Michael A. Leven, Irwin Chafetz and Jeffrey A. Sonnenfeld. With the exception of Mr. Leven, who serves as Chairman of the Board, President and Chief Executive Officer of the Company, none of the members of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries during fiscal 1997. There were no material transactions between the Company and any of the members of the Compensation Committee during fiscal 1997.

    Michael A. Leven, the Chairman of the Board and Chief Executive Officer of the Company, serves as a director of Starwood Lodging Trust and also serves on its Compensation Committee. Barry S. Sternlicht, a director of the Company, serves as Chairman of the Board of Starwood Lodging Trust.

STOCK OPTION PLANS

    1996 STOCK OPTION PLAN. On September 27, 1996, the Board of Directors of the Company (the "Company Board") adopted, subject to the approval of the Company's stockholders, the U.S. Franchise Systems, Inc. 1996 Stock Option Plan (the "Option Plan"). The Company's stockholders approved the Option Plan on October 11, 1996. The purpose of the Option Plan is to promote the interests of the Company and its stockholders by (i) attracting and retaining exceptional officers and other key employees of the Company and its subsidiaries, and consultants, advisors and others whose skills would be an asset to the Company or any of its subsidiaries, (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals, and
(iii) enabling such individuals to participate in the long-term growth and financial success of the Company. Any officer or other key employee of the Company or any of its subsidiaries who is not a member of the committee that administers the Option Plan (the "Option Committee") shall be eligible to participate under the Option Plan. The Option Plan authorizes the grant of awards to participants of a maximum of 325,000 shares of the Class A Common Stock, which maximum number is subject to adjustment in certain circumstances to prevent dilution or enlargement.

    DIRECTORS PLAN. On September 27, 1996, the Board of Directors adopted, subject to the approval of the Company's stockholders, the U.S. Franchise Systems, Inc. 1996 Stock Option Plan for Non-Employee Directors (the "Directors Plan"). The Directors Plan was approved by the Company's stockholders on October 11, 1996. The purpose of the Directors Plan is to secure for the Company the benefits of the additional incentive inherent in the ownership of Class A Common Stock by non-employee directors of the Company and to help the Company secure and retain the services of such non-employee directors. The Directors Plan is intended to be a self-governing formula plan. To this end, the Directors Plan requires minimal discretionary action by any administrative body with regard to any transaction under the Directors

Plan. To the extent, if any, that questions of administration arise, such issues will be resolved by the Board of Directors. Eligible persons under the Directors Plan are directors of the Company who are not employees of the Company or any affiliate of the Company ("Outside Directors"). A maximum of 125,000 shares of Class A Common Stock has been reserved by USFS for issuance pursuant to options under the Directors Plan, which number is subject to adjustment in certain circumstances in order to prevent dilution or enlargement. On October 24, 1996, each Outside Director was granted an option to purchase 2,000 shares of Class A Common Stock. Thereafter, each person who is an Outside Director as of January 1st of each calendar year beginning January 1, 1998 during the term of the Directors Plan shall receive an option to purchase 2,000 shares of Class A Common Stock as of such date. All options granted under the Directors Plan shall be "nonqualified" stock options subject to the provisions of section 83 of the Code.

    The following table provides certain information concerning individual grants of stock options under the Company's Option Plan made during the year ended December 31, 1997 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                            POTENTIAL REALIZABLE
                                                                                                                  VALUE AT
                                                                    INDIVIDUAL GRANTS                       ASSUMED ANNUAL RATES
                                               -----------------------------------------------------------           OF
                                                               % OF TOTAL                                        STOCK PRICE
                                                             OPTIONS GRANTED     EXERCISE OR                  APPRECIATION FOR
                                                OPTIONS      TO EMPLOYEES IN     BASE PRICE                    OPTION TERM (1)
                                                GRANTED          FISCAL            ($ PER      EXPIRATION   ---------------------
NAME                                              (#)             YEAR             SHARE)         DATE         5%         10%
---------------------------------------------  ----------  -------------------  -------------  -----------  ---------  ----------

Michael A. Leven.............................      --              --                --            --          --          --

Neal K. Aronson..............................      --              --                --            --          --          --

James Darby..................................    25,000(2)           30.1%        $    9.63      01/20/04   $  98,000  $  228,400
                                                  2,000(3)            2.4%        $    8.13      12/01/04   $   6,619  $   15,426

Steven Romaniello............................     2,000(4)            2.4%        $    8.13      12/01/04   $   6,619  $   15,426

David E. Shaw................................     1,000(5)            1.2%        $    8.13      12/01/04   $   3,310  $    7,713

------------------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of the Class A Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of the Class A Common Stock.

(2) Options vest in increments of 25% per year commencing on January 20, 1998.

(3) Options vest in increments of 25% per year commencing on December 1, 1998.

(4) Options vest in increments of 25% per year commencing on December 1, 1998.

(5) Options vest in increments of 25% per year commencing on December 1, 1998.

    The following table provides certain information concerning options exercised during fiscal 1997 and the value of unexercised options held by the Named Executive Officers under the Company's Option Plan as of December 31, 1997. No stock options were exercised by the Named Executive Officers and there were no SARs outstanding during fiscal 1997.

                                                                                 VALUE OF UNEXERCISED
                                                   NUMBER OF UNEXERCISED             IN-THE-MONEY
                                                          OPTIONS             OPTIONS AT FISCAL YEAR-END
                                                     AT FISCAL YEAR END                  (A)
                                                ----------------------------  --------------------------

NAME                                             EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------  -------------  -------------  -----------  -------------

Michael A. Leven..............................       --             --            --            --

Neal K. Aronson...............................       --             --            --            --

James Darby...................................        6,250         20,750     $   2,312    $    10,677

Steven Romaniello.............................        1,500          6,500     $       0    $     3,740

David E. Shaw.................................          750          3,250     $       0    $     1,870

------------------------


(a) Dollar values were calculated by determining the difference between the closing price of the Common Stock on December 31, 1997 as reported on the Nasdaq National Market ($10.00 per share) and the exercise price of the options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS ENTERED INTO IN CONNECTION WITH THE DEVELOPMENT FUND


    Dean S. Adler, a director of the Company, is a principal of the entity that controls Lubert-Adler. Irwin Chafetz, a director of the Company, is an investor in Lubert-Adler. In connection with the formation of the Development Fund, the Company sold 62,500 shares of Class A Common Stock to Lubert-Adler for $703,000 at a price per share of $11.25 per share on March 17, 1998. The closing price of the Class A Common Stock on March 17, 1998, as reported on the NASDAQ National Market, was $13.00 per share, resulting in a discount of $109,375 to Lubert-Adler. In addition, Lubert-Adler was issued the right to acquire an additional 62,500 shares of Class A Common Stock, exercisable on a pro rata basis within 18 months of the commitment of the Development Fund's capital, at an exercise price of $11.25 per share. The purchase price for the shares of Common Stock issued to Lubert-Adler and the exercise price for the additional shares were negotiated on an arm's-length basis between the Company and NorthStar. Lubert-Adler was provided the opportunity to acquire shares of Class A Common Stock and the right to acquire the additional shares on a pro rata basis with NorthStar in connection with the respective commitments of each to the formation of the Development Fund. The Company will also be paid approximately $3.5 million over the next five years to manage the Development Fund.


TRANSACTIONS ENTERED INTO IN CONNECTION WITH THE BEST INNS ACQUISITION


    Richard D. Goldstein, a director of the Company, is a Senior Managing Director of Alpine Equity Partners, L.P., the entity that indirectly owns and controls a majority of Alpine Equities and Ventures. See "Business--Recent Developments--Best Inns." As part of the acquisition of Best Inns, the Company will enter into, directly or indirectly, a number of transactions with Ventures and Alpine Equities. Ventures will be purchasing the 17 Acquired Hotels that BAI is obligated to acquire under the Best Acquisition Agreement, for a total purchase price of $84 million. In connection with Ventures' acquisition of these hotels, the Company will make a $15 million unsecured subordinated loan to Ventures at interest rate of 12% per annum, some or all of the interest on which will be paid-in-kind. In addition, the Company is expected to commit to make additional loans to Ventures under certain circumstances at an interest rate and upon other terms that are substantially similar to Ventures' third-party indebtedness at such time. In addition, in connection with Ventures' acquisition of these hotels, the Company will enter into the following additional transactions with Ventures and Alpine Equities: (i) the Company will issue 350,000 shares of Class A Common Stock to Alpine Equities for a cash purchase price of $1.6 million (or approximately $4.57 a share) and will grant to Alpine Equities certain demand and piggy-back registration rights on customary terms as well as certain tag-along rights, (ii) the Company will enter into management contracts and franchise agreements with Ventures relating to the 17 Acquired Hotels, and (iii) the Company will agree to pay to Ventures $1,000 per year for each Best Inns hotel that is added to the USFS system of hotels after the closing date of the transaction.


    The terms of the sale of the Alpine Shares are substantially similar to the terms the Company had contemplated in negotiations with Highend Hospitality Partners, LLC ("Highend"), a third party buyer with whom the Company had previously been negotiating to acquire the 17 Acquired Hotels. The purchase price for the 350,000 shares of Class A Common Stock had been negotiated with Highend and was based upon a purchase price of $8.00 per share for 200,000 shares of Class A Common Stock (the closing price on the Nasdaq National Market on December 15, 1997) and the issuance for no additional consideration of 150,000 shares of Class A Common Stock (in lieu of issuing a warrant to acquire a substantially greater number of shares of Class A Common Stock, as originally requested by Highend). To the Company's knowledge, no other officer, director or 5% or greater shareholder of the Company has any ownership interest in Highend. The New Hotel Fee to be paid to Ventures is substantially similar to a fee that the Company had negotiated on an arm's-length basis with, and had planned to pay to, Highend. Finally, the terms of the management contracts and franchise agreements to be entered into with Ventures are expected to be substantially similar to the agreements that the Company expected to enter into with Highend.

MISCELLANEOUS

    To date, the Company has invested $6,237 in the general partner of Equity Partners, L.P., a limited partnership which invests from time to time in certain Microtel and Hawthorn franchisees with a successful track record of multi-unit development. Dean Adler, a director of the Company, owns a profits interest in CMS Entrepreneurial Associates, L.P., one of the limited partners of Equity Partners, L.P.


    Howard and Lawrence Chafetz, sons of Irwin Chafetz, a director of the Company, have established a limited liability company to acquire and operate Microtels. To date, the limited liability company has entered into three franchise agreements with the Company regarding the same.


    Mr. Leven's sons, Jonathan Leven and Robert Leven, were employed by the Company during 1997 and received total compensation of $170,000 and $90,000, respectively, and option grants to acquire 1,000 and 2,000 shares, respectively, of Class A Common Stock under the Company's 1996 Stock Option Plan.

                       PRINCIPAL HOLDERS OF COMMON STOCK

    The following table sets the beneficial ownership as of April 1, 1998 by each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company Common Stock, each director each Named Executive Officer of the Company and all directors and officers of the Company as a group:

    Each share of the Company Class B Common Stock is entitled to ten votes per share.

                                                        CLASS A                  CLASS B
                                                -----------------------  -----------------------    PERCENT OF
                   NAME OF                                    PERCENT                  PERCENT     TOTAL VOTING
               BENEFICIAL OWNER                 SHARES (1)   OF CLASS    SHARES (1)   OF CLASS         POWER
----------------------------------------------  ----------  -----------  ----------  -----------  ---------------
Michael A. Leven..............................     910,617(2)        7.2%  1,509,473(3)       55.7%          40.4%
Neal K. Aronson...............................     916,811(4)        7.3  1,509,473(5)       55.7          40.4
Dean Adler....................................      71,500(6)        *            0           0             *
Irwin Chafetz.................................     292,100(7)        2.3          0           0             *
James Darby...................................       6,250(8)        *            *           0             *
Douglas Geoga.................................           0         0              0           0             0
Richard D. Goldstein..........................     161,555(9)        1.3          0           0             *
David T. Hamamoto.............................     437,500 10)        3.5          0          0             *
Andrea Leven..................................     233,032 11)        1.9    770,801 12)       28.5           *
Jeffrey A. Sonnenfeld.........................       7,000(7)        *            0           0             *
Barry S. Sternlicht...........................     301,770 13)        2.4          0          0             *
Steven Romaniello.............................     194,716 14)        1.5          0          0             *
David E. Shaw.................................     109,499 15)        *           0           0             *
H Suites Associates, Inc......................   2,222,222 16)       17.7          0          0             5.6
All officers and directors as a group
  (12 persons)**..............................   3,001,776        23.9%   2,707,919       100.0%           75.9%

------------------------

* Represents less than 1% of the outstanding shares, both in number and in terms of voting power.

**  Duplications eliminated.

(1) Beneficial Ownership includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of April 1, 1998. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below.

(2) Consists of (i) 123,805 Restricted Shares (as defined herein) held directly by Mr. Leven and as to which Mr. Leven has sole voting power, (ii) 233,032 Restricted Shares held by Mr. Leven's wife, which are voted by Mr. Leven, (iii) 346,461 Unrestricted Shares (as defined herein), which have been reallocated to other members of management and are voted by them in the same manner that Mr. Leven votes his shares, (iv) 95,972 shares that were designated as Restricted Shares pursuant to Mr. Leven's Old Stock Purchase Agreement (as defined herein), which have been reallocated to other members of management and by virtue of the 1996 Amendment (as defined herein) are voted by them in the same manner that Mr. Leven votes his Unrestricted Shares, and (v) 111,347 Restricted Shares owned by Mr. Aronson, which are voted by Mr. Leven. Mr. Leven's address is 13 Corporate Square, Suite 250, Atlanta, Georgia 30329.

(3) Consists of (i) 427,665 Unrestricted Shares, as to which Mr. Leven has sole voting power, (ii) 770,801 shares held by Mr. Leven's wife as Unrestricted Shares, which are voted by Mr. Leven, and (iii) 311,007 Unrestricted Shares owned by Mr. Aronson, which are voted by Mr. Leven.

(4) Consists of (i) 589,865 Restricted Shares held directly by Mr. Aronson and as to which Mr. Aronson has sole voting power, (ii) 95,972 shares that were designated as Restricted Shares pursuant to Mr. Aronson's Old Stock Purchase Agreement, which have been reallocated to other members of management and by virtue of the 1996 Amendment are voted by them in the same manner that Mr. Aronson votes his shares and (iii) 230,974 shares that were designated as Unrestricted Shares under the Old Stock Purchase Agreements, which have been reallocated to other members of management and are voted by them in the same manner that Mr. Aronson votes his shares. Mr. Aronson has transferred voting power to Mr. Leven with respect to 111,347 of such shares. Mr. Aronson's address is 13 Corporate Square, Suite 250, Atlanta, Georgia 30329.

(5) Consists of 1,509,473 shares designated as Unrestricted Shares, of which Mr. Aronson has sole voting power as to 1,198,466 shares and has transferred voting power to Mr. Leven as to 311,007 shares.

(6) Includes (i) stock options for 2,000 shares of Class A Common Stock at $13.50 per share which are fully vested and (ii) 62,500 shares of Class A Common Stock owned collectively by Lubert-Adler Real Estate Opportunity Fund I L.P., Lubert-Adler Real Estate Opportunity Fund II, L.P., and Lubert-Adler Real Estate Opportunity Fund, L.P., entities controlled by Mr. Adler.

(7) Includes stock options for 2,000 shares of Class A Common Stock at $13.50 per share which are fully vested.

(8) Consists of stock options for 6,250 shares of Class A Common Stock exercisable at a price of $9.63 per share which vested on January 20, 1998.

(9) Such shares consist of (i) 159,555 shares owned by G2 Investment Partners, an investment partnership of which Mr. Goldstein is a general partner and
    (ii) stock options for 2,000 shares of Class A Common Stock at $13.50 per share which are fully vested. Mr. Goldstein shares voting and investment power with respect to shares owned by G2 Investment Partners. Such shares do not include 350,000 shares to be issued to Alpine Equities in the Best Inns acquisition.

(10) Represents shares owned by Sextant Trading LLC, an entity owned beneficially by NorthStar Capital Investment Corp., of which Mr. Hamamoto is a director. Mr. Hamamoto disclaims beneficial ownership of these shares.

(11) Represents shares that were designated under Mr. Leven's Old Stock Purchase Agreement as Restricted Shares and which have been transferred to Mrs. Leven. Pursuant to a voting agreement, Mrs. Leven has transferred voting power with respect to these shares to Mr. Leven. Mrs. Leven's address is 13 Corporate Square, Suite 250, Atlanta, Georgia 30329, c/o U.S. Franchise Systems, Inc.

(12) Represents shares of Class B Common Stock that were originally designated as Unrestricted Shares under Mr. Leven's Old Stock Purchase Agreement, which were subsequently transferred to Mrs. Leven and which, pursuant to a voting agreement, are voted by Mr. Leven.

(13) Such shares consist of (i) 299,770 shares owned by Starwood Opportunity Fund II, L.P., a Delaware limited partnership whose general partner is Starwood Capital, which is indirectly controlled by Mr. Sternlicht and (ii) stock options for 2,000 shares of Class A Common Stock at $13.50 per share which are fully vested.

(14) Consists of (i) 5,000 shares as to which Mr. Romaniello has sole voting and investment power, (ii) 147,883 Unrestricted Shares, of which 88,730 shares must be voted in the same manner as Mr. Leven votes his shares and 59,153 shares which must be voted in the same manner as Mr. Aronson votes his shares, (iii) 40,333 Restricted Shares, of which 20,167 shares must be voted in the same manner as Mr. Leven votes his shares and 20,166 shares which must be voted in the same manner as Mr. Aronson votes his shares and (iv) stock options for 1,500 shares of Class A Common Stock at $13.50 per share which are fully vested.

(15) Consists of (i) 1,200 shares as to which Mr. Shaw has sole voting and investment power, (ii) 80,662 Unrestricted Shares, of which 48,397 shares must be voted in the same manner as Mr. Leven votes his shares and 32,265 shares which must be voted in the same manner as Mr. Aronson votes his shares, (iii) 26,887 Restricted Shares, of which 13,444 shares must be voted in the same manner as Mr. Leven votes his shares and 13,443 shares which must be voted in the same manner as Mr. Aronson votes his shares and (iv) stock options for 750 shares of Class A Common Stock at $13.50 per share which are fully vested.

(16) Includes (i) 2,199,775 shares owned by HSA and (ii) 22,447 shares owned by HSA Properties, Inc. an affiliate of HSA. HSA's business address is 200 West Madison Street, Suite 3800, Chicago, Illinois 60606.

MANAGEMENT'S SHARES OF COMMON STOCK

    BACKGROUND. On October 5, 1995, Messrs. Leven and Aronson purchased 5,485,259 shares or 51% of the Company's predecessor's Class A Common Stock then outstanding for an aggregate purchase price of $567,245 or $0.1034 per share (the "Original Issue Price"). Twenty-five percent (25%) of the Company's predecessor's Class A Common Stock was acquired by Messrs. Leven and Aronson outright (i.e., without restriction on their ability to vote or receive dividends with respect to such shares and free of any risk of forfeiture), although a limited number of such shares could be repurchased from Messrs. Leven and Aronson and reissued to other employees under certain circumstances described below (the "Unrestricted Shares"). Immediately following such acquisition, Mr. Leven owned 15% and Mr. Aronson owned 10% of the then outstanding Class A Common Stock in the form of Unrestricted Shares. The remaining shares of Class A Common Stock acquired by Messrs. Leven and Aronson, representing 26% of such Class A Common Stock at the time of such acquisition, were subject to significant restrictions with respect to voting and dividend rights and substantial risks of forfeiture (the "Restricted Shares"), as described below. Mr. Leven and Mr. Aronson each acquired 13% of the then outstanding Class A Common Stock in the form of Restricted Shares. On August 23, 1996, the Board of Directors voted to amend the respective Employee Stock Purchase Agreements pursuant to which Messrs. Leven and Aronson purchased the Class A Common Stock (the "Old Stock Purchase Agreements") to eliminate the restrictions with respect to one-half of the Restricted Shares (the "1996 Amendment"). See "Principal Holders of Common Stock--Management's Shares of Common Stock--1996 Amendment" below for a description of the amendment.

    RESALE OF SHARES TO OTHER MANAGEMENT. The Old Stock Purchase Agreements provide that Unrestricted Shares representing 5% of the Class A Common Stock then outstanding and Restricted Shares representing 6% of the Class A Common Stock then outstanding could be repurchased by the Company from Messrs. Leven and Aronson at the Original Issue Price and then reissued to other members of the Company's management at fair market value. As of April 1, 1997, a total of approximately 826,833 shares of outstanding Class A Common Stock have been repurchased from Messrs. Leven and Aronson and reissued to other members of management. By virtue of the 1996 Amendment, members of management who acquired these shares are required to vote those shares that are Restricted Shares, on a one vote per share basis, one-half in the same manner as Mr. Leven votes his shares and one-half as Mr. Aronson votes his shares. With respect to those shares that are Unrestricted Shares, the management holders are required to vote 60% of such shares in the manner that Mr. Leven votes his shares and 40% in the manner that Mr. Aronson votes his shares. The Company's right to cause the redemption and reissuance of the remaining shares was eliminated by the 1996 Amendment. All shares which have been repurchased from Messrs. Leven and Aronson and reissued to other members of management pursuant to the Old Stock Purchase Agreements are subject to a vesting schedule, which provides that Unrestricted Shares vest over a five year period and Restricted Shares vest over a 10 year period, in each case provided that the management employee remains employed by the Company (and with Restricted Shares subject to further vesting requirements based on the Company's performance). Any unvested shares that are forfeited upon the termination of such employment are to be repurchased by the Company and resold to Mr. Leven or Mr. Aronson, as the case may be (depending on who owned the shares originally), at the Original Issue Price. In the event any of such shares are forfeited and reissued to Messrs. Leven or Aronson at the Original Issue Price, the Company will recognize compensation expense for the difference between the Original Issue Price and the market value of the stock on the date such shares are repurchased by Messrs. Leven and Aronson. Upon such resale, the shares will continue as Unrestricted Shares or Restricted Shares in the same manner as had they not been so forfeited. As of April 1, 1998, 58,807 unvested shares have been repurchased by the Company but Messrs. Leven and Aronson have waived their rights to such shares.

    UNRESTRICTED SHARES. Following the 1996 Amendment, there are no restrictions on the Unrestricted Shares held by Messrs. Leven and Aronson and their permitted transferees, and such shares may not be repurchased from Messrs. Leven and Aronson and reissued to other members of management.

    RESTRICTED SHARES. The Old Stock Purchase Agreements imposed, and the Old Stock Purchase Agreements as amended by the 1996 Amendment (the "Amended Stock Purchase Agreements") impose substantial risks of forfeiture on Restricted Shares. Messrs. Leven and Aronson are entitled to vote all Restricted Shares (on a one vote per share basis), including Restricted Shares which have been reallocated to other members of management as provided above, prior to such shares being "earned" by the holders thereof, and to receive dividends thereon. See "--1996 Amendment."

    Under both the Old Stock Purchase Agreements and the Amended Stock Purchase Agreements, Restricted Shares become "Earned Shares" upon the Company's attaining certain performance criteria. However, notwithstanding that they have been "earned," Earned Shares (other than the Class A Common Stock that was deemed to have been earned by virtue of the 1996 Amendment) will be forfeited if the management holder of such shares (including either of Messrs. Leven or Aronson) resigns from his or her employment with the Company without good reason or is terminated for cause prior to the tenth anniversary of the date such shares were acquired by the holder thereof from the Company ("Termination Forfeiture" ). See "--1996 Amendment."

    Pursuant to the 1996 Amendment, one-half of the Restricted Shares were deemed to be Unrestricted Shares.

    Under both the Old Stock Purchase Agreements and the Amended Stock Purchase Agreements, Earned Shares will be permanently vested (I.E., they will no longer be subject to Termination Forfeiture) on September 29, 2005. Any Restricted Shares that have not become Earned Shares by September 29, 2005 must be redeemed by the Company at the Original Issue Price and will be offered to the original investors (the "Original Investors") of the Company (other than Messrs. Leven and Aronson) pro rata at the Original Issue Price based on their original holdings of Old Common Stock. In addition, upon the occurrence of a Termination Forfeiture with respect to Mr. Leven or Mr. Aronson, such person's Restricted Shares must be redeemed by the Company and so offered to the Original Investors.

    Under both the Old Stock Purchase Agreements and the Amended Stock Purchase Agreements, if substantially all of the Company's stock or assets are transferred or sold, or upon a business combination, any remaining Restricted Shares will automatically become Unrestricted Shares to the extent that value for the entire Company indicated by the gross sale price in such transaction results in an internal rate of return to the Original Investors of at least 40% on a compounded annual basis (after taking into account the amount and timing of all distributions and payments received by such Original Investors from the Company, after considering Unrestricted and Earned Shares then held by Messrs. Leven and Aronson, and after giving effect to Restricted Shares that become Unrestricted Shares as a result of such transaction).


    1996 AMENDMENT. On October 30, 1996, the Company and Messrs. Leven and Aronson amended their respective Old Stock Purchase Agreements. The 1996 Amendment provided that (i) one-half of their Restricted Shares will be deemed to be Unrestricted Shares, notwithstanding the fact that certain performance criteria had not been met, (ii) their remaining Restricted Shares will become Earned Shares at the rate of 1/13 of all of the remaining number of Restricted Shares (including the Restricted Shares held by other members of management) for every $1,000,000 of annual Adjusted EBITDA of the Company (defined as earnings before interest, taxes, depreciation, amortization and other non-cash charges, adjusted to exclude one-time or non-recurring expenses or credits), but only after Adjusted EBITDA for a fiscal year equals or exceeds $14,000,000, (iii) the Unrestricted Shares held by Messrs. Leven and Aronson and by Mr. Leven's wife, including the Unrestricted Shares referred to in clause (i) above, will be shares of Class B Common Stock (with ten votes per share), (iv) the remaining Restricted Shares held by Messrs. Leven and Aronson will be Class A Common Stock (with one vote per share), including if and when such shares become Earned Shares, and will continue to be subject to Termination Forfeiture, (v) Messrs. Leven and Aronson will have the right to vote their Restricted Shares and to receive dividends, if any, declared thereon before they become Earned Shares,
(vi) no additional shares will be repurchased from Messrs. Leven and Aronson and reissued to other members of management and (vii) in calculating Adjusted EBITDA for any given year, there generally shall be subtracted 10% of the consideration paid by the Company in connection with any future acquisitions by the Company and/or its subsidiaries of another corporation or other entity. As part of the 1996 Amendment, one-half of the Restricted Shares previously allocated to other members of management were also be deemed to be Unrestricted Shares. Such shares, representing approximately 1.6% of the Class A Common Stock outstanding as of April 1, 1997, will be voted by the management holders thereof 60% in the same manner that Mr. Leven votes his shares, and 40% in the same manner that Mr. Aronson votes his shares. As to any Restricted Shares still held by such management holders, 50% of such shares will be voted by the management holders thereof in the same manner that Mr. Leven votes his shares and 50% will be voted in the same manner Mr. Aronson votes his shares.

CERTAIN OTHER AGREEMENTS RELATING TO COMMON STOCK

    Pursuant to the HSA Shareholders Agreement, the Pritzker family related entities parties thereto have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, exchange, pledge, hypothecate, encumber, transfer, assign or otherwise dispose of any of the shares of Class A Common Stock received by them in the HSA Acquisition until March 12, 2000. In addition, pursuant to the HSA Shareholders Agreement such entities have agreed to certain standstill provisions on customary terms with respect to the acquisition of additional shares of Common Stock, and have been granted certain tag-along rights on customary terms in connection with sales of Common Stock by Mr. Leven or Mr. Aronson and certain other holders of Common Stock and have been granted certain demand registration rights and piggy-back registration rights on customary terms.

    In connection with the Company's sale of shares of Class A Common Stock to Lubert-Adler and NorthStar, the Company entered into a Registration and Tag-Along Rights Agreement with Lubert-Adler, NorthStar, Mr. Leven and Mr. Aronson. Pursuant to this agreement, Lubert-Adler and NorthStar have been granted certain tag-along rights on customary terms in connection with sales of Common Stock by

Mr. Leven or Mr. Aronson and have been granted certain demand registration rights and piggy-back registration rights on customary terms.

                        DESCRIPTION OF THE CAPITAL STOCK


    As of March 31, 1998, the authorized capital stock of the Company consists of 30,000,000 shares of Class A Common Stock of which 12,567,194 shares are issued and outstanding and 58,807 are treasury shares, 5,000,000 shares of Class B Common Stock, of which 2,707,919 shares are issued and outstanding, and 1,000,000 shares of Preferred Stock, none of which are issued and outstanding. After the Offering is consummated, 17,067,194 shares of Class A Common Stock will be issued and outstanding (excluding 350,000 shares of Class A Common Stock expected to be issued in connection with the Best Inns acquisition).


    The relative preferences and rights of the Company's capital stock are set forth in the Company's Certificate of Incorporation. Set forth below is a summary description of such rights and preferences. This summary does not purport to be complete and is qualified by reference to the Company's Certificate of Incorporation.

COMMON STOCK

    Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted upon by the stockholders. Holders of Class A Common Stock and Class B Common Stock do not have cumulative voting rights and, therefore, holders of shares possessing a majority of the voting power can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

    Holders of Class A Common Stock and Class B Common Stock are entitled to share ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any then outstanding Preferred Stock and of agreements governing the Company's indebtedness. The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of the Class A Common Stock and Class B Common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference and any accrued but unpaid dividends with respect to any then outstanding Preferred Stock.

    In the event of any merger or consolidation of the Company with or into any other corporation pursuant to which shares of Class A Common Stock and Class B Common Stock are converted into other securities, cash or other property, shares of Class A Common Stock and shares of Class B Common Stock shall be converted into the identical consideration at the same rate per share, except that any voting securities into which Class B Common Stock shall be converted shall have ten times the voting power of any otherwise identical securities into which Class A Common Stock is converted, unless the holders of a majority of the shares of each class shall have approved such merger or consolidation.

    Shares of Class B Common Stock are convertible at the option of the holder into shares of the Class A Common Stock on a share-for-share basis. In addition, shares of Class B Common Stock will automatically convert into shares of Class A Common Stock upon any transfer thereof, other than a transfer by a holder of Class B Common Stock to (i) an immediate family member of such holder or (ii) any trust or partnership of which all of the beneficiaries or partners as the case may be, are such holder and/or immediate family members of such holder, so long as the transferee authorizes Mr. Leven or Mr. Aronson to vote such transferred shares. Holders of Class A Common Stock and Class B Common Stock have no preemptive or redemption rights and are not subject to further calls or assessments by the Company, except as otherwise provided in the Amended Stock Purchase Agreements.

    The Class A Common Stock is quoted on the Nasdaq National Market under the symbol "USFS." From April 1, 1998 to April 29, 1998, the Class A Common Stock will temporarily be quoted under the symbol "USFSD."

PREFERRED STOCK

    The Board of Directors has the authority, without any vote or action by the stockholders, to issue Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations, and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series; provided, however, that the Board of Directors may not create a series of Preferred Stock with general voting rights or with the right to elect more than 50% of the Board under any circumstances without the approval of holders of 75% of the outstanding Class B Common Stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK


    Authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval, except as may otherwise be required under Nasdaq rules or Delaware law. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.


    The existence of authorized but unissued and unreserved Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise, and thereby protect the continuity of the Company's management.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporate Law (the "DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a business combination (as defined in such section) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and held by certain employee stock ownership plans) or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Messrs. Leven and Aronson are interested stockholders under the DGCL. However, since their acquisition of the Company's securities was approved in advance by the Board, they would not be prohibited from engaging in a business combination with the Company.

    In addition, certain provisions of the Company's Certificate of Incorporation and By-laws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or other transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    SPECIAL MEETING OF STOCKHOLDERS. The Company's Certificate of Incorporation provides that special meetings of stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer. This provision will make it more difficult for stockholders to take actions opposed by the Board of Directors. This provision may not be amended or repealed without the approval of holders of at least 75% of the outstanding voting power of the Company.

    STOCKHOLDER ACTION BY WRITTEN CONSENT. The Company's Certificate of Incorporation provides that no action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, and the power of stockholders of the Company to consent in writing, without a meeting, to the taking of any action is specifically denied. This provision may not be amended or repealed without the approval of holders of at least 75% of the outstanding voting power of the Company.

    PROHIBITION ON ISSUANCE OF VOTING PREFERRED STOCK. The Company's Certificate of Incorporation provides that the Board of Directors cannot create a series of Preferred Stock with general voting rights or with the right to elect more than 50% of the Board under any circumstances without the approval of holders of 75% of the outstanding Class B Common Stock. This provision may not be amended or repealed without the approval of holders of at least 75% of the outstanding voting power of the Company.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Company's By-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 70 days nor more than 90 days prior to the meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from such anniversary date, notice by the stockholder to be timely must be received no earlier than the close of business on the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The Company's By-laws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

    TERMINATION OF EMPLOYMENT AGREEMENTS. The Company's By-laws provide that approval of 75% of the Board of Directors is required to terminate the employment agreements of Messrs. Leven or Aronson.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Company's Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and
(iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents to the extent not prohibited by Delaware law.

    In addition, the Company has entered into agreements (the "Indemnification Agreements") with each of the directors of the Company pursuant to which the Company has agreed to indemnify each such director against claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement (collectively, "Losses") incurred by such director and arising out of his capacity as a director, executive officer, employee and/or agent of the Company to the maximum extent permitted by applicable law. In addition, such director or officer shall be entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations indemnified against. The Indemnification Agreements also obligate the Company to purchase and maintain insurance for the benefit and on behalf of its directors insuring against all liabilities that may be incurred by such director in or arising out of his capacity as a director, officer, employee and/or agent of the Company. It is anticipated that similar contracts may be entered into, from time to time, with future directors and with executive officers of the Company.

    To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify directors, such repeal or limitation may not be effective as to directors who are currently parties to the Indemnification Agreements, because their rights to full protection are contractually assured by the Indemnification Agreements.

    All of the indemnification provisions discussed above are equally applicable to the Company.

                                  UNDERWRITING

    NationsBanc Montgomery Securities LLC, CIBC Oppenheimer Corp., The Robinson-Humphrey Company, LLC and Schroder & Co. Inc. (collectively, the "Underwriters") have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Class A Common Stock indicated below opposite their respective names, at the public offering price less the underwriting discount set forth on the cover page of the Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Class A Common Stock if they purchase any.

UNDERWRITERS                                                                 NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
NationsBanc Montgomery Securities LLC......................................       1,125,000
CIBC Oppenheimer Corp......................................................       1,125,000
The Robinson-Humphrey Company, LLC.........................................       1,125,000
Schroder & Co. Inc.........................................................       1,125,000
                                                                             -----------------
    Total..................................................................       4,500,000
                                                                             -----------------
                                                                             -----------------

    The Underwriters have advised the Company that they propose initially to offer the Class A Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a
concession of not more than $       per share, and the Underwriters may allow,
and such dealers may reallow, a concession of not more than $       per share to
certain other dealers. After the initial offering, the offering price and other selling terms may be changed by the Underwriters. The Class A Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

    The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 675,000 additional shares of Class A Common Stock to cover over-allotments, if any, at the same price per share as the initial 4,500,000 shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the offering.

    The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    Each director and officer of the Company has agreed, for a period of 90 days from the date of this Prospectus, that they will not, directly or indirectly, offer to sell, sell, contract or grant any option to sell, or otherwise dispose of or transfer any shares of Class A Common Stock or any securities convertible into or exchangeable for Class A Common Stock without the consent of NationsBanc Montgomery Securities LLC. The Company has agreed not to, directly or indirectly, offer to sell, sell, contract or grant any option to sell or otherwise dispose of or transfer any shares of Class A Common Stock or any securities convertible into or exchangeable for Class A Common Stock for a period of 90 days from the date of this Prospectus without the prior written consent of NationsBanc Montgomery Securities LLC, except that the Company may, without such consent, grant stock options pursuant to the Option Plan and the Directors Plan, issue shares of Class A Common Stock upon exercise of outstanding stock options and issue shares of Class A Common Stock upon the exercise by each of NorthStar and Adler of the right to purchase an aggregate amount of 500,000 additional shares of Class A Common Stock.

    Until the distribution of the Class A Common Stock is completed, rules of the Securities and Exchange Commission (the "Commission") may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Class A Common Stock. As an exception to these rules, an Underwriter is permitted to engage in certain transactions that stabilize the price of the Class A Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock. If the Underwriters create a short position in the Class A Common Stock in connection with the offering, i.e., if they sell more shares of Class A Common Stock than are set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing Class A Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The Underwriters may also impose a penalty bid on certain selling group members. This means that if the Underwriters purchase shares of Class A Common Stock in the open market to reduce their short position or to stabilize the price of the Class A Common Stock, they may reclaim the amount of the selling concession from the selling group members who sold those shares as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. Neither the Company nor any of the Underwriters makes any representation or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    In connection with this offering, certain Underwriters may engage in passive market making transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 under Regulation M. Passive market making consists of displaying bids on the Nasdaq National Market that are limited by the bid prices of independent market makers and completing purchases in response to order flow at prices limited by such bids. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Class A Common Stock during a specified period and must be discontinued for any day in which such limit is reached. Passive market making may stabilize the market price of the Class A Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

    NationsBank N.A. intends to lend $10 million to the Company in connection with the Best Inns acquisition. NationsBanc Montgomery Securities LLC and NationsBank N.A. are both wholly owned subsidiaries of NationsBank Corporation. The Company intends to repay the NationsBank N.A. loan using the proceeds of the Offering. Because more than 10% of the proceeds of this Offering will be applied by the Company to repay NationsBank N.A., this Offering will be conducted pursuant to the requirements of Rule 2710(c)(8) under the Corporate Financing Rule of the National Association of Securities Dealers, Inc. No qualified independent underwriter shall be used in connection with pricing the Offering, because a bona fide independent market exists for the Class A Common Stock as of the date of the original filing of the registration statement of which this Prospectus forms a part and as of the effective date of the registration statement.

    Certain officers of CIBC Oppenheimer Corp. or its affiliates and their families beneficially own approximately $3.4 million aggregate principal amount of the Company's 10% Subordinated Debentures due September 29, 2007 to be repaid from the proceeds of the Offering.

                                 LEGAL MATTERS

    The validity of the Class A Common Stock being offered hereby will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

    The consolidated financial statements of U.S. Franchise Systems, Inc. and its subsidiaries as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 and for the period August 28, 1995 (Inception) to December 31, 1995 included herein have been audited by Deloitte & Touche LLP, independent auditors as stated in their reports included herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

    This Prospectus contains forward-looking statements, including, most importantly, information concerning possible or assumed future results of operations of the Company set forth under "Risk Factors," "Business," "Prospectus Summary" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and those preceded by, followed by or that include the words "may," "believes," "expects," "anticipates," "intends" or the negation thereof, or similar expressions. The achievement of the outcomes described in such forward-looking statements is subject to both known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or the industries in which it operates to be materially different from any outcome expressed or implied by such forward-looking statements. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Several important factors, in addition to those discussed under "Risk Factors" herein and elsewhere in this document, could affect the future results of the Company, and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such additional factors include, among other things: general economic and business conditions; competition in the lodging and franchising industries; success of acquisitions and operating initiatives; management of growth; dependence on senior management; brand awareness; general risks of the lodging and franchising industries; development risk; risk relating to the availability of financing for franchises; the existence of adverse publicity; changes in business strategy or development plan; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; changes in, or failure to comply with, government regulations; construction schedules; the costs and other effects of legal and administrative proceedings; other factors referenced in this Prospectus or the documents incorporated by reference herein; and other risks and uncertainties affecting the Company and its competitors, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. The Company will not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report..........................................................        F-2

Consolidated Statements of Financial Position as of December 31, 1997 and 1996........        F-3

Consolidated Statements of Operations for the years ended December 31, 1997 and 1996
  and for the period from August 28, 1995 (inception) to December 31, 1995............        F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December
  31, 1997 and 1996 and for the period from August 28, 1995 (inception) to December
  31, 1995............................................................................        F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1997 and 1996
  and for the period from August 28, 1995 (inception) to December 31, 1995............        F-6

Notes to Consolidated Financial Statements............................................        F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
U.S. Franchise Systems, Inc.:

    We have audited the accompanying consolidated statements of financial position of U.S. Franchise Systems, Inc. and subsidiaries (the "Company") as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1997 and 1996 and for the period from August 28, 1995 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996 and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996 and for the period from August 28, 1995 (inception) to December 31, 1995 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
February 20, 1998 (March 17, 1998 as to Note 15
and April 1, 1998 as to Note 14)

                 U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1997           1996
                                                                                     -------------  -------------
ASSETS
CURRENT ASSETS:
  Cash and temporary cash investments..............................................  $  15,890,000  $  31,188,000
  Accounts receivable (net allowance for doubtful accounts of $17,000 and $45,000
    as of December 31, 1997 and 1996, respectively)................................        268,000        114,000
  Deposits.........................................................................        114,000         93,000
  Prepaid expenses.................................................................        602,000        494,000
  Promissory notes receivable......................................................        862,000        784,000
  Deferred commissions.............................................................      2,563,000      1,261,000
                                                                                     -------------  -------------
  Total current assets.............................................................     20,299,000     33,934,000
PROMISSORY NOTES RECEIVABLE........................................................      2,869,000        390,000
PROPERTY AND EQUIPMENT--Net........................................................      5,595,000        292,000
FRANCHISE RIGHTS--Net..............................................................      3,322,000      3,264,000
DEFERRED COMMISSIONS...............................................................      3,049,000      1,492,000
OTHER ASSETS--Net..................................................................      1,217,000        733,000
                                                                                     -------------  -------------
  Total assets.....................................................................  $  36,351,000  $  40,105,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------

LIABILITIES AND STOCKHOLDERS EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................................................  $   1,138,000  $     679,000
  Commissions payable..............................................................      1,171,000        837,000
  Deferred application fees........................................................      4,402,000      2,916,000
  Accrued expenses.................................................................        990,000      1,110,000
  Due to Hudson Hotels Corporation.................................................        454,000        277,000
                                                                                     -------------  -------------
  Total current liabilities........................................................      8,155,000      5,819,000
DUE TO HUDSON HOTELS CORPORATION...................................................       --              454,000
DEFERRED APPLICATION FEES..........................................................      4,586,000      2,749,000
SUBORDINATED DEBENTURES............................................................     19,412,000       --
                                                                                     -------------  -------------
  Total liabilities................................................................     32,153,000      9,022,000

REDEEMABLE STOCK:
  Preferred shares, par value $0.01 per share; authorized 525,000 shares; issued and outstanding 163,500 shares; cumulative exchangeable (entitled in
    liquidation to $18,477,000 at December 31, 1996)...............................       --           18,477,000
  Common Shares, par value $0.01 pr share; issued and outstanding 3,128,473 (net of
    57,807 shares in Treasury) at December 31, 1997 and 3,186,280 at December 31,
    1996 entitled to redemption under certain circumstances to $330,000 and
    $324,000 (net of $6,000 in Treasury at December 31, 1997) at December 31, 1997
    and 1996, respectively.........................................................        324,000        330,000

COMMITMENTS AND CONTINGENCIES (Notes 5 and 12)
STOCKHOLDERS' EQUITY:
  Common shares, par value $0.01 per share; authorized 30,000,000 shares of Class A
    Common Stock and 5,000,000 shares of Class B Common Stock; issued and outstanding 6,716,499 Class A shares and 2,707,919 Class B shares at December
    31, 1997; issued and outstanding 6,686,196 Class A shares and 2,707,919 Class B
    shares at December 31, 1996....................................................         96,000         96,000
  Capital in excess of par.........................................................     21,092,000     20,547,000
  Accumulated deficit..............................................................    (17,314,000)    (8,367,000)
                                                                                     -------------  -------------
Total Stockholders' Equity.........................................................      3,874,000     12,276,000
                                                                                     -------------  -------------
                                                                                     $  36,351,000  $  40,105,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See notes to consolidated financial statements.

                 U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                    PERIOD FROM
                                                                    YEAR ENDED     YEAR ENDED     AUGUST 28, 1995
                                                                   DECEMBER 31,   DECEMBER 31,    (INCEPTION) TO
                                                                       1997           1996       DECEMBER 31, 1995
                                                                   -------------  -------------  -----------------
REVENUES:
  Marketing and reservation fees.................................  $   1,921,000  $   1,197,000    $    --
  Franchise application and royalty fees.........................      1,610,000         20,000         --
  Other..........................................................        417,000         75,000         --
                                                                   -------------  -------------  -----------------
                                                                       3,948,000      1,292,000         --
                                                                   -------------  -------------  -----------------
EXPENSES:
  Marketing and reservations.....................................      2,058,000      1,597,000           13,000
  Royalties paid to third parties................................        158,000          1,000         --
  Franchise sales commissions....................................        641,000         29,000         --
  Other franchise sales and advertising..........................      3,461,000      2,714,000          550,000
  Other general and administrative...............................      5,487,000      3,750,000          638,000
  Depreciation and amortization..................................        571,000        537,000          126,000
                                                                   -------------  -------------  -----------------
                                                                      12,376,000      8,628,000        1,327,000
                                                                   -------------  -------------  -----------------
LOSS FROM OPERATIONS.............................................     (8,428,000)    (7,336,000)      (1,327,000)

OTHER INCOME (EXPENSE):
  Interest income................................................      1,386,000        871,000          195,000
  Interest expense...............................................     (1,905,000)      (126,000)         (36,000)
                                                                   -------------  -------------  -----------------
NET LOSS.........................................................  $  (8,947,000) $  (6,591,000)   $  (1,168,000)
                                                                   -------------  -------------  -----------------
                                                                   -------------  -------------  -----------------
LOSS APPLICABLE TO COMMON STOCKHOLDERS...........................  $  (8,947,000) $  (8,309,000)   $  (1,577,000)
                                                                   -------------  -------------  -----------------
                                                                   -------------  -------------  -----------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING.............     12,563,772     11,059,576       10,755,409
                                                                   -------------  -------------  -----------------
                                                                   -------------  -------------  -----------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS PER SHARE-BASIC.......  $       (0.71) $       (0.75)   $       (0.15)
                                                                   -------------  -------------  -----------------
                                                                   -------------  -------------  -----------------

                See notes to consolidated financial statements.

                 U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                COMMON STOCK            CAPITAL
                                                         --------------------------    IN EXCESS       ACCUMULATED
                                                             SHARES        AMOUNT        OF PAR          DEFICIT
                                                         --------------  ----------  --------------  ---------------
BALANCE AS OF AUGUST 28, 1995..........................        --        $   --      $     --        $     --
Issuance of common stock...............................       7,569,115      78,000         637,000        --
Undeclared dividends on redeemable preferred stock.....        --            --            (409,000)       --
Net loss...............................................        --            --            --             (1,168,000)
                                                         --------------  ----------  --------------  ---------------
BALANCE AS OF DECEMBER 31, 1995........................       7,569,115      78,000         228,000       (1,168,000)
Redemption of capital stock--other management..........      (1,149,502)    (11,000)       (108,000)       --
Issuance of capital stock--other management............       1,149,502      11,000         111,000        --
Issuance of capital stock--initial public offering
  proceeds, net........................................       1,825,000      18,000      21,373,000        --
Undeclared dividends on redeemable preferred stock.....        --            --          (1,110,000)        (608,000)
Fair value of options granted..........................        --            --              53,000        --
Net loss...............................................        --            --            --             (6,591,000)
                                                         --------------  ----------  --------------  ---------------
BALANCE AS OF DECEMBER 31, 1996........................       9,394,115      96,000      20,547,000       (8,367,000)
Issuance of capital stock--acquisition of computer
  software.............................................          30,303      --             250,000        --
Fair value of options granted..........................        --            --             295,000        --
Net loss...............................................        --            --            --             (8,947,000)
                                                         --------------  ----------  --------------  ---------------
BALANCE AS OF DECEMBER 31, 1997........................       9,424,418  $   96,000  $   21,092,000  $   (17,314,000)
                                                         --------------  ----------  --------------  ---------------
                                                         --------------  ----------  --------------  ---------------

                                                              TOTAL
                                                          SHAREHOLDERS'
                                                             EQUITY
                                                            (DEFICIT)
                                                         ---------------
BALANCE AS OF AUGUST 28, 1995..........................   $    --
Issuance of common stock...............................         715,000
Undeclared dividends on redeemable preferred stock.....        (409,000)
Net loss...............................................      (1,168,000)
                                                         ---------------
BALANCE AS OF DECEMBER 31, 1995........................        (862,000)
Redemption of capital stock--other management..........        (119,000)
Issuance of capital stock--other management............         122,000
Issuance of capital stock--initial public offering
  proceeds, net........................................      21,391,000
Undeclared dividends on redeemable preferred stock.....      (1,718,000)
Fair value of options granted..........................          53,000
Net loss...............................................      (6,591,000)
                                                         ---------------
BALANCE AS OF DECEMBER 31, 1996........................      12,276,000
Issuance of capital stock--acquisition of computer
  software.............................................         250,000
Fair value of options granted..........................         295,000
Net loss...............................................      (8,947,000)
                                                         ---------------
BALANCE AS OF DECEMBER 31, 1997........................   $   3,874,000
                                                         ---------------
                                                         ---------------

                See notes to consolidated financial statements.

                 U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   PERIOD FROM
                                                                   YEAR ENDED     YEAR ENDED     AUGUST 28, 1995
                                                                  DECEMBER 31,   DECEMBER 31,    (INCEPTION) TO
                                                                      1997           1996       DECEMBER 31, 1995
                                                                 --------------  -------------  -----------------
OPERATING ACTIVITIES:
  Net loss.....................................................  $   (8,947,000) $  (6,591,000)   $  (1,168,000)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization..............................         571,000        537,000          126,000
    Deferred compensation amortization.........................         295,000         53,000         --
  Changes in assets and liabilities:
    Increase in deposit and accounts receivable................        (175,000)      (120,000)         (87,000)
    Increase in prepaid expenses...............................        (341,000)      (329,000)        (457,000)
    Increase in promissory notes receivable....................      (2,557,000)    (1,174,000)        --
    Increase in deferred commissions...........................      (2,859,000)    (2,712,000)         (41,000)
    Increase in other assets...................................        (548,000)      (560,000)        (230,000)
    Increase in accounts payable...............................         459,000        478,000          201,000
    Increase (decrease) in accrued expenses....................        (120,000)     1,045,000           65,000
    Increase in commissions payable............................         334,000        815,000           22,000
    Increase in deferred application fees......................       3,323,000      5,545,000          120,000
    Increase in subordinated debentures paid in kind...........         935,000       --               --
                                                                 --------------  -------------  -----------------
      Net cash used in operating activities....................      (9,630,000)    (3,013,000)      (1,449,000)
INVESTING ACTIVITIES:
  Acquisition of property and equipment........................      (5,162,000)      (263,000)         (62,000)
  Acquisition of franchise rights..............................        (223,000)      (117,000)      (1,991,000)
                                                                 --------------  -------------  -----------------
    Net cash used in investing activities......................      (5,385,000)      (380,000)      (2,053,000)
FINANCING ACTIVITIES:
  Issuance of redeemable preferred stock.......................        --             --             16,350,000
  Issuance of common stock, net................................        --           21,513,000        1,045,000
  Redemption of common stock...................................          (6,000)      (119,000)        --
  Principal payments on borrowings.............................        (277,000)      (706,000)        --
                                                                 --------------  -------------  -----------------
    Net cash provided by (used in) financing activities........        (283,000)    20,688,000       17,395,000
                                                                 --------------  -------------  -----------------
NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH
  INVESTMENTS..................................................  $  (15,298,000) $  17,295,000    $  13,893,000
CASH AND TEMPORARY INVESTMENTS
  Beginning of period..........................................      31,188,000     13,893,000         --
                                                                 --------------  -------------  -----------------
  End of period................................................  $   15,890,000  $  31,188,000    $  13,893,000
                                                                 --------------  -------------  -----------------
                                                                 --------------  -------------  -----------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for interest.......................................  $    1,009,000  $     144,000         --
                                                                 --------------  -------------  -----------------
                                                                 --------------  -------------  -----------------
  Noncash activities:
    Undeclared dividends accrued on redeemable preferred
      stock....................................................        --        $   1,718,000    $     409,000
                                                                 --------------  -------------  -----------------
                                                                 --------------  -------------  -----------------
  Portion of purchase price due to Hudson Hotels Corporation in
    future years, discounted at 10%............................        --             --          $   1,437,000
                                                                 --------------  -------------  -----------------
                                                                 --------------  -------------  -----------------
  Issuance of 30,303 shares of Class A common stock for
    reservations system software...............................  $      250,000       --               --
                                                                 --------------  -------------  -----------------
                                                                 --------------  -------------  -----------------

                See notes to consolidated financial statements.

                 U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               AS OF DECEMBER 31, 1997 AND 1996 AND FOR THE YEARS
              ENDED DECEMBER 31, 1997 AND 1996 AND FOR THE PERIOD

             FROM AUGUST 28, 1995 (INCEPTION) TO DECEMBER 31, 1995

1. BASIS OF PRESENTATION AND ORGANIZATION

    U.S. Franchise Systems, Inc. (the "Company") was incorporated under the laws of the State of Delaware on August 28, 1995 to acquire, market, and license distinct franchise brands principally within the United States. The consolidated financial statements include the accounts of the Company and the following wholly owned subsidiaries: (i) Microtel Inns and Suites Franchising, Inc. ("Microtel") (and its wholly owned subsidiaries Microtel International, Inc. and Microtel Inns Realty Corp. ("MIRC") (and its wholly owned subsidiaries Tempe Inns Realty Corp., Chandler Inns Realty Corp., Tempe Holdings, LLC, and Chandler Holdings, LLC)); (ii) Hawthorn Suites Franchising, Inc. ("HSF"); (iii) US Funding Corp. ("US Funding"); and (iv) U.S. Franchise Capital, Inc. The consolidated financial statements also include the accounts of the marketing and reservation funds of the Microtel and Hawthorn hotel systems. All significant intercompany balances and transactions have been eliminated in consolidation.

    On October 24, 1996, the Company completed an initial public offering of 1,825,000 shares of Class A Common Stock at $13.50 per share (the "Offering"). Net proceeds to the Company from the Offering were approximately $21,391,000. Had the Offering occurred on January 1, 1996, pro forma loss applicable to common stockholders per share would have been $.66 for the year ended December 31, 1996. Pro forma weighted average shares of 12,580,409 are assumed outstanding for purposes of the pro forma loss applicable to common stockholder per share calculation.

MICROTEL INNS AND SUITES FRANCHISING, INC.

    On September 7, 1995, the Company entered into an agreement (the "Microtel Agreement") with Hudson Hotels Corporation ("Hudson") to acquire the exclusive worldwide franchising rights and operating assets of the Microtel hotel system (the "Microtel Acquisition") for $3,037,000. The Company paid $1,600,000 at closing and agreed to pay $1,437,000 (see Note 6) over a three year period with interest at 10%. The Company also agreed to pay $700,000 for consulting services, $400,000 of which was paid at closing, with $150,000 payable in each of 1996 and 1997. As of December 31, 1997, the Company had made all required payments for consulting services. As part of the Microtel Agreement, the Company received warrants to purchase 100,000 common shares of Hudson through September 1, 2000 at an exercise price of $8.375 per share. The Microtel Agreement requires the Company to pay a royalty for the right to use, and license others to use, certain trademarks, service marks, and trade names (the "Microtel Proprietary Marks") associated with the Microtel hotel system (see Note 12).

    The Company did not acquire physical facilities, employee base, sales force, production techniques, or an existing customer base in conjunction with the acquisition of the worldwide Microtel franchising rights.

    Pursuant to a Trademark, Service Mark, and System License Agreement (the "Microtel License Agreement"), the Company granted to Microtel the exclusive right to use, and license others to use, the Microtel Proprietary Marks in connection with the operation of hotels under the Microtel hotel system.

MICROTEL INNS REALTY CORP.

    MIRC, a Georgia corporation, is a wholly owned subsidiary of Microtel incorporated on January 30, 1997. This subsidiary, and its wholly owned subsidiaries Tempe Inns Realty Corp., Chandler Inns Realty Corp., Tempe Holdings, LLC, and Chandler Holdings, LLC, acquire and develop real estate. The

                 U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

               AS OF DECEMBER 31, 1997 AND 1996 AND FOR THE YEARS
              ENDED DECEMBER 31, 1997 AND 1996 AND FOR THE PERIOD

             FROM AUGUST 28, 1995 (INCEPTION) TO DECEMBER 31, 1995

1. BASIS OF PRESENTATION AND ORGANIZATION (CONTINUED)
Company intends to construct hotels on this real estate and subsequently sell these hotel properties upon completion of construction. In the event that a hotel is not sold upon completion of construction, MIRC would be responsible for managing or causing the management of the property until a sale occurs. There can be no assurance that MIRC will find a buyer for any or all of the properties.

HAWTHORN SUITES FRANCHISING, INC.

    On March 27, 1996, the Company entered into an agreement with HSA Properties, LLC ("HSA") to acquire the exclusive worldwide franchising rights with respect to the Hawthorn hotel system (the "Hawthorn Agreement"). The Company made no payment to HSA at closing but agreed to remit to HSA all royalties the Company actually receives for then existing Hawthorn franchises and a portion of the royalties the Company actually receives from future Hawthorn franchisees.

    Pursuant to a Trademark, Service Mark, and System License Agreement which expires in April 1998 (the "Hawthorn License Agreement"), the Company granted to HSF the exclusive right to use, and license others to use, the Hawthorn Proprietary Marks in connection with the Hawthorn hotel system (see Notes 12 and 15).

MARKETING AND RESERVATION FUNDS

    Marketing and reservation fees are collected from franchisees and used at the Company's discretion to develop, support, and enhance the reservation systems and marketing programs of the Microtel and Hawthorn hotel systems. The related revenues and expenses are reported gross in the accompanying financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    APPLICATION FEE REVENUE AND RELATED COSTs--Initial franchise fee revenue consists of application fees received by the Company's subsidiaries from prospective franchisees. Such fees are recognized in income when the underlying hotels open for business. Related franchise sales commissions are deferred until the underlying hotels open for business, at which time such costs are charged to expense.

    CASH AND TEMPORARY CASH INVESTMENTS--The Company considers its investments with an original maturity of three months or less to be cash equivalents. "Cash and temporary cash investments" consisted of the following at December 31, 1997 and 1996, respectively:

                                                                     1997           1996
                                                                 -------------  -------------
Cash in bank deposit...........................................  $   1,523,000  $   2,355,000
Money market funds.............................................     14,367,000     28,833,000
                                                                 -------------  -------------
                                                                 $  15,890,000  $  31,188,000
                                                                 -------------  -------------
                                                                 -------------  -------------

                 U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

               AS OF DECEMBER 31, 1997 AND 1996 AND FOR THE YEARS
              ENDED DECEMBER 31, 1997 AND 1996 AND FOR THE PERIOD

             FROM AUGUST 28, 1995 (INCEPTION) TO DECEMBER 31, 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ALLOWANCE FOR DOUBTFUL ACCOUNTS--During the years ended December 31, 1997 and 1996, the Company charged $10,000 and $46,000 as an allowance for estimated uncollectible accounts, respectively, and reduced the allowance by $39,000 during 1997.

    FRANCHISE RIGHTS--Franchise rights represent the cost of acquiring such rights and are amortized on a straight-line basis over twenty-five years. Accumulated amortization is $447,000 and $281,000 at December 31, 1997 and 1996, respectively.

    OTHER ASSETS--Other assets primarily consist of development subsidies (amortized over the life of the license agreement upon the hotel opening), architectural drawings and renderings (amortized over fifteen years), US Funding Corp. loan participations, and organization and start-up costs (amortized over five years). Other assets consisted of the following at December 31, 1997 and 1996:

                                                                                              1997         1996
                                                                                          ------------  ----------
US Funding Corp. loan participation.....................................................  $    433,000
Architectural plans and renderings--net of accumulated amortization of $47,000 and
  $18,000, respectively.................................................................  $    383,000  $  397,000
Development subsidies--net of accumulated amortization of $2,000 and zero,
  respectively..........................................................................  $    107,000  $   49,000
Other--net of accumulated amortization of $72,000 and $39,000,
  respectively..........................................................................  $    294,000  $  287,000
                                                                                          ------------  ----------
                                                                                          ------------  ----------
                                                                                          $  1,217,000  $  733,000
                                                                                          ------------  ----------
                                                                                          ------------  ----------

    IMPAIRMENT OF LONG-LIVED ASSETS--The Company has adopted Statement of Financial Accounting Standards ("SFAS") 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of," as of January 1, 1996. Long-lived assets, principally intangibles, are evaluated quarterly and written down to fair value when management believes that the unamortized balance cannot be recovered through future undiscounted cash flows. No assets were written down to fair value during the years ended December 31, 1997 and 1996, respectively.

    INCOME TAXES--The Company has adopted the provisions of SFAS 109, "Accounting for Income Taxes," which requires the use of the asset and liability approach in accounting for income taxes.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amounts of cash and cash equivalents, trade and notes receivables, other current assets, accounts payable, accrueds, and notes payable meeting the definition of a financial instrument approximate fair value.

    STOCK-BASED COMPENSATION PLANS--The Company has elected to account for its Stock Option plans in accordance with SFAS 123, "Accounting for Stock-Based Compensation." Under the provisions of SFAS 123, compensation is recognized for the fair value of options granted over the vesting period.

    EARNINGS PER SHARE--In February 1997, the Financial Accounting Standards Board issued SFAS 128, "Earnings per Share," which simplifies the standards for computing earnings per share (EPS) information

                 U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

               AS OF DECEMBER 31, 1997 AND 1996 AND FOR THE YEARS
              ENDED DECEMBER 31, 1997 AND 1996 AND FOR THE PERIOD

             FROM AUGUST 28, 1995 (INCEPTION) TO DECEMBER 31, 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and makes the computation comparable to international EPS standards. SFAS 128 replaces the presentation of "primary" (and when required "fully diluted") EPS with a presentation of "basic" and diluted EPS. Net income per share basic is computed based on net income divided by the weighted average common shares outstanding. If required, on a diluted basis, net income per share -diluted is computed by dividing net income by the weighted average common and common shares during the year plus the incremental shares that would have been outstanding under stock option plans.

    MANAGEMENT ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS--Certain amounts in the prior year financial statements have been reclassified to conform with the 1997 financial statement presentation.

3. REDEEMABLE PREFERRED STOCK AND SUBORDINATED DEBENTURES

    Until December 31, 1996, the cumulative redeemable exchangeable preferred stock (the "Redeemable Preferred Stock") earned cumulative dividends at an annual dividend rate of 10%, payable in additional shares of Redeemable Preferred Stock.

    On January 1, 1997, the Company exercised its option to exchange the Redeemable Preferred Stock at its liquidation value of $18,477,000 into 10% subordinated debentures due September 29, 2007 (the "Subordinated Debentures"). The Company is required to pay interest expense by issuing additional Subordinated Debentures for 50% of the expense with the remaining 50% to be paid in cash. Interest is payable semi-annually on the last business day in June and December of each year. If Mr. Michael A. Leven's employment with the Company terminates for any reason or the Company were to experience a change of control, the Company would be obligated to redeem all outstanding Subordinated Debentures.

                 U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

               AS OF DECEMBER 31, 1997 AND 1996 AND FOR THE YEARS
              ENDED DECEMBER 31, 1997 AND 1996 AND FOR THE PERIOD

             FROM AUGUST 28, 1995 (INCEPTION) TO DECEMBER 31, 1995

4. PROPERTY AND EQUIPMENT

    Property and equipment is recorded at historical cost and consisted of the following at December 31, 1997 and 1996, respectively:

                                                                          1997         1996
                                                                      ------------  ----------
Land................................................................  $  1,847,000  $
Construction-in-progress............................................     2,339,000
Furniture and fixtures..............................................       175,000     124,000
Computer equipment and software.....................................     1,273,000     144,000
Truck...............................................................        25,000
Office equipment....................................................        76,000      56,000
                                                                      ------------  ----------
                                                                         5,735,000     342,000
Less accumulated depreciation.......................................       140,000      32,000
                                                                      ------------  ----------
                                                                      ------------  ----------
                                                                      $  5,595,500  $  292,000
                                                                      ------------  ----------
                                                                      ------------  ----------

    Computer software is depreciated on a straight-line basis over a period of three years. Computer equipment is depreciated using the 200% declining-balance method over a period of five years. The truck is depreciated on a straight-line basis over eighteen months. The remaining fixed assets are depreciated using the 200% declining-balance method over a period of seven years. Depreciation expense was $108,000, $30,000 and $2,000 for the years ended December 31, 1997 and 1996, and the period from August 28, 1995 (inception) to December 31, 1995, respectively. Included within property and equipment is capitalized interest of $32,000 at December 31, 1997.

5. LEASES

    The Company leases certain equipment and office space used in its operations. Rental expense under operating leases was $366,000, $231,000 and $41,000 for the years ended December 31, 1997 and 1996 and the period from August 28, 1995 (inception) to December 31, 1995, respectively. The future minimum rental commitments under non-cancelable operating leases at December 31, 1997 were as follows:

1998............................................................  $ 356,000
1999............................................................    332,000
2000............................................................    241,000
2001............................................................     75,000
2002............................................................     46,000
                                                                  ---------
Total...........................................................  $1,050,000
                                                                  ---------
                                                                  ---------

                 U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               AS OF DECEMBER 31, 1997 AND 1996 AND FOR THE YEARS
              ENDED DECEMBER 31, 1997 AND 1996 AND FOR THE PERIOD

             FROM AUGUST 28, 1995 (INCEPTION) TO DECEMBER 31, 1995

6. DUE TO HUDSON HOTELS CORPORATION

    The Company is required to pay Hudson $1,437,000 ($1,700,000 discounted at a rate of 10%) of which $454,000 remains payable as of December 31, 1997 for the assets of the Microtel hotel system (see Note 1) and is payable on October 5, annually, as follows:

                                                           PAYABLE AS OF      PAYABLE AS OF
                                                         DECEMBER 31, 1997  DECEMBER 31, 1996
                                                         -----------------  -----------------
1997...................................................     $   --             $   277,000
1998...................................................         454,000            454,000
                                                               --------           --------
                                                                454,000            731,000
Less current portion...................................         454,000            277,000
                                                               --------           --------
                                                            $   --             $   454,000
                                                               --------           --------
                                                               --------           --------

7. PREPAID EXPENSES

    Pursuant to the Microtel Agreement, Hudson is required, for a period of three years, to consult with and assist in establishing the Company as an operating entity in the business of selling and administering franchises utilizing the Microtel hotel system. An initial payment in the amount of $400,000 was made to Hudson in October 1995 and recorded as a deferred expense. The Company paid its remaining obligation of $150,000 in 1997 in connection with such consulting arrangements. Such amounts are being amortized over the term of the Microtel Agreement. Amortization expense of $233,000, $233,000 and $58,000 was charged to expense for the years ended December 31, 1997 and 1996 and for the period from August 28, 1995 (inception) to December 31, 1995, respectively.

8. STOCK PURCHASED BY EMPLOYEES

    On October 5, 1995, as part of the initial capitalization of the Company, two of its officers (the "Original Management Investors") purchased 5,485,259 shares of common stock (51% of the total issued) pursuant to employee stock purchase agreements (as amended, the "Employee Stock Purchase Agreements") for an aggregate purchase price of $567,245 or $.1034 per share. In conjunction with the Offering, the Employee Stock Purchase Agreements were amended to revise the vesting requirements with respect to 50% of the Restricted Shares (as hereinafter defined) (approximately 13% of the Common Stock outstanding before the Offering). Such Restricted Shares were deemed earned and vested notwithstanding the fact that performance criteria were not yet met by the Company. Pursuant to the terms of the Employee Stock Purchase Agreements, in February 1996, the Company redeemed 826,833 shares, consisting of 608,359 Unrestricted Shares and 218,474 Restricted Shares (collectively, the "Transferable Shares"), from the Original Management Investors at $.1034 per share and resold such shares to other members of management, each of whom signed Employee Stock Purchase Agreements, at the estimated fair value at that time of $.1034 per share. In April 1996, the Company redeemed 322,669 Transferable Shares from certain other management at $.1034 per share and subsequently resold such shares to the same members of other management at the estimated fair value at that time of $.1137 per share.

                 U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

               AS OF DECEMBER 31, 1997 AND 1996 AND FOR THE YEARS
              ENDED DECEMBER 31, 1997 AND 1996 AND FOR THE PERIOD

             FROM AUGUST 28, 1995 (INCEPTION) TO DECEMBER 31, 1995

8. STOCK PURCHASED BY EMPLOYEES (CONTINUED)
    As of December 31, 1996, 4,087,054 shares were unrestricted (the "Unrestricted Shares") and 1,398,205 shares were restricted (the "Restricted Shares").


    As of December 31, 1997, the numbers of Unrestricted Shares and Restricted Shares were 4,056,133 and 1,371,319, respectively. The decrease in the number of Unrestricted and Restricted Shares during 1997 is attributable to the repurchase by the Company of 30,921 Unrestricted and 26,886 Restricted Shares from two management employees who left the Company during 1997 (collectively, the "Forfeit Shares"). The Company repurchased 38,990 and 18,817 Forfeit Shares at $.1034 and $.1137 per share, respectively, pursuant to the terms of the departing management employees' respective Employee Stock Purchase Agreements. As of December 31, 1997 the 57,807 Forfeit Shares are held by the Company as treasury stock. Pursuant to the terms of their respective Employee Stock Purchase Agreements, the Original Management Investors had the right to purchase, at any time, the Forfeit Shares from the Company at the original price paid by the Original Management Investors (as adjusted). However, as of December 10, 1997, the Original Management Investors have permanently declined their option to purchase such Forfeit Shares held as Treasury Stock.


    Pursuant to the terms of their respective Employee Stock Purchase Agreements, all members of management who own Transferable Shares must vote such shares in the same manner as the Original Management Investors vote their shares. Unrestricted Shares and Restricted Shares are subject to five year and ten year vesting periods, respectively, subject to, among other things, the management employee's continued employment by the Company. Any Transferable Shares which are forfeited will be repurchased by the Company and will be reoffered to the Original Management Investors at $.1034 or $.1137 per share, as applicable, based on the price paid by the management employee for the forfeited shares. Compensation expense will be recorded to the extent the fair value of the reoffered shares exceeds $.1034 or $.1137, as applicable.

    All Restricted Shares are subject to an earnings test formula based upon increases in the Company's earnings before interest, taxes, and depreciation and are deemed earned upon the satisfaction of these performance criteria (the "Earned Shares"). Earned Shares are subject to forfeiture if the holder's employment ceases with the Company before September 29, 2005. Any Restricted Shares that have not been earned by September 29, 2005 will be redeemed by the Company and reissued to the original stockholders of the Company (other than the Original Management Investors) pro rata based on their original holdings of common stock. Restricted Shares held by the Original Management Investors and all Transferable Shares held by other members of management have been classified as redeemable common stock in the balance sheet because they are redeemable by the Company under certain circumstances for reasons not under the Company's control.

    In the event that substantially all of the Company's stock or assets are transferred or sold, or upon a business combination, Earned Shares automatically become Unrestricted Shares. In addition, any remaining Restricted Shares at the time of a merger or sale of the Company become Unrestricted Shares to the extent that the then value of the Company results in an internal rate of return to the original stockholders of the Company of 40% compounded annually.

                 U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

               AS OF DECEMBER 31, 1997 AND 1996 AND FOR THE YEARS
              ENDED DECEMBER 31, 1997 AND 1996 AND FOR THE PERIOD

             FROM AUGUST 28, 1995 (INCEPTION) TO DECEMBER 31, 1995

9. COMMON STOCK

    On October 11, 1996, the stockholders approved the creation of two classes of common stock: Class A Common Stock, par value $.01 per share and Class B Common Stock, par value $.01 per share. The stockholders also agreed to split and reclassify each share of the Company's existing common stock, par value $.10 per share, into 9.67 shares of Class A Common Stock. In connection with the reclassification, certain members of management and related stockholders holding 2,707,919 shares of Class A Common Stock exchanged such shares for the same number of shares of Class B Common Stock. Shares of Class A Common Stock and Class B Common Stock are identical in all respects except that: (i) holders of Class B Common Stock are entitled to ten votes per share and holders of Class A Common Stock are entitled to one vote per share; and (ii) the shares of Class B Common Stock are convertible into Class A Common Stock at the option of the holder and, with limited exceptions, upon the transfer thereof. Following the reclassification, there were 30 million shares of Class A Common Stock and 5 million shares of Class B Common Stock authorized for issuance. All references in the financial statements to the number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of common shares outstanding.

10. STOCK OPTION PLANS

    The Company has two stock option plans which reserve shares of Class A Common Stock for officers, employees, consultants and advisors of the Company (the "Employee Plan") and for its non-employee directors (the "Directors Plan"). Under the Employee Plan, the Option Committee of the Board of Directors may grant options to Company employees for up to 325,000 shares of the Company's Class A Common Stock. The options generally have a maximum life of seven years and are generally exercisable in installments of 25% per year on each of the first through the fourth anniversaries of the grant date. Under the Directors Plan, the Company may grant options to its non-employee directors for up to 125,000 shares of the Company's Class A Common Stock. Non-employee directors are each awarded options to purchase 2,000 shares upon their election to the Board of Directors. In addition, commencing on January 1, 1998, each non-employee director receives a grant of 2,000 stock options on January 1 of each year he continues to serve on the Board. The director options become exercisable on the first anniversary of the grant date and their maximum life is ten years.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions.

                                                                                    1997       1996
                                                                                  ---------  ---------
Expected life (years)...........................................................        3.8        3.6
Expected volatility.............................................................       30.1%30.4%
Risk free interest rate.........................................................        6.0%       6.2%
Dividend Yield..................................................................        0.0%       0.0%

                 U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

               AS OF DECEMBER 31, 1997 AND 1996 AND FOR THE YEARS
              ENDED DECEMBER 31, 1997 AND 1996 AND FOR THE PERIOD

             FROM AUGUST 28, 1995 (INCEPTION) TO DECEMBER 31, 1995

10. STOCK OPTION PLANS (CONTINUED)
    Activity related to the Company's two stock option plans is summarized as follows:

                                                                               1997                     1996
                                                                      -----------------------  -----------------------
                                                                                   WEIGHTED                 WEIGHTED
                                                                                     AVG.                     AVG.
                                                                                   EXERCISE                 EXERCISE
                                                                        SHARES       PRICE       SHARES       PRICE
                                                                      ----------  -----------  ----------  -----------
Options outstanding as of January 1.................................     178,500   $   13.48                $  --
Granted.............................................................     105,700        8.66      179,100       13.48
Forfeited...........................................................     (55,700)      12.72         (600)      13.50
                                                                      ----------               ----------
Options outstanding as of December 31...............................     228,500   $   11.39      178,500   $   13.48
                                                                      ----------               ----------
                                                                      ----------               ----------
Options exercisable as of December 31...............................      39,950
Weighted-average fair value of options granted during the year......  $     2.78               $     4.23
                                                                      ----------               ----------
                                                                      ----------               ----------

    The following table summarizes information about stock options outstanding at December 31, 1997:

                                OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                    --------------------------------------------  ----------------------------
                                       WEIGHTED
                                        AVERAGE       WEIGHTED       NUMBER        WEIGHTED
                        NUMBER         REMAINING       AVERAGE     EXERCISABLE      AVERAGE
RANGE OF EXERCISES  OUTSTANDING AT    CONTRACTUAL     EXERCISE         AT          EXERCISE
      PRICES        DEC. 31, 1997        LIFE           PRICE     DEC. 31, 1997      PRICE
------------------  --------------  ---------------  -----------  -------------  -------------
$7.00 to $10.12....       98,400            6.59      $    8.62        --          $  --
$10.50 to $13.50...      130,100            6.00          13.48        39,950          13.49
$7.00 to $13.50....      228,500            6.27          11.39        39,950          13.49

    The fair value of options granted during the years ended December 31, 1997 and 1996 was $213,000 and $558,000, respectively, which is being amortized as compensation expense over the vesting period. Compensation expense of $295,000 and $53,000 and $0 was recorded for the years ended December 31, 1997 and 1996 and for the period from August 28, 1995 (inception) to December 31, 1995, respectively.

                 U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

               AS OF DECEMBER 31, 1997 AND 1996 AND FOR THE YEARS
              ENDED DECEMBER 31, 1997 AND 1996 AND FOR THE PERIOD

             FROM AUGUST 28, 1995 (INCEPTION) TO DECEMBER 31, 1995

11. INCOME TAXES

    Deferred income taxes in the accompanying consolidated statement of financial position includes the following amounts of deferred tax assets and liabilities at December 31, 1997 and 1996, respectively:

                                                                        1997          1996
                                                                    ------------  ------------
Deferred tax liabilities:
Deferred Expenses.................................................  $   (487,000) $   (330,000)
Other.............................................................       (76,000)       (8,000)
                                                                    ------------  ------------
Total.............................................................  $   (563,000) $   (338,000)
                                                                    ------------  ------------
                                                                    ------------  ------------
Deferred tax assets:
  Operating loss carryforwards....................................  $  4,386,000  $  2,446,000
  Deferred revenue................................................     2,165,000       648,000
  Compensation cost...............................................       135,000        20,000
  Other...........................................................       123,000       129,000
                                                                    ------------  ------------
Total.............................................................     6,809,000     3,243,000
                                                                    ------------  ------------
Valuation allowance...............................................    (6,246,000)   (2,905,000)
                                                                    ------------  ------------
Net deferred tax asset (liability)................................  $    --       $    --
                                                                    ------------  ------------
                                                                    ------------  ------------

    For income tax purposes, as of December 31, 1997, the Company had accumulated net operating loss carryforwards of $11,542,000 which begin to expire in the year 2010.

    During the year ended December 31, 1997, the Company increased the valuation allowance by $3.3 million due to the uncertainty of the realizability of net deferred tax assets.

    The following is a reconciliation of the statutory rate to the effective rate of the Company at December 31, 1997 and 1996, respectively:

                                                                                 1997       1996
                                                                               ---------  ---------
Statutory federal rate.......................................................         34%        34%
Statutory state rate less federal effect.....................................          4          4
Effect of income not subject to tax..........................................         (1)        (1)
Change in valuation allowance................................................        (37)       (37)
                                                                                     ---        ---
Effective tax rate...........................................................     --%        --%
                                                                                     ---        ---
                                                                                     ---        ---

12. COMMITMENTS

    The Company, as part of the Microtel Agreement, is required to fulfill certain obligations under such Agreement. These include the following:

                 U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

               AS OF DECEMBER 31, 1997 AND 1996 AND FOR THE YEARS
              ENDED DECEMBER 31, 1997 AND 1996 AND FOR THE PERIOD

             FROM AUGUST 28, 1995 (INCEPTION) TO DECEMBER 31, 1995

12. COMMITMENTS (CONTINUED)
    - To execute franchise agreements and to have open or under development the following number of Microtel hotels each December, annually:

YEAR                                                               NUMBER OF HOTELS
----------------------------------------------------------------  -------------------
1997............................................................              50
1998............................................................             100
1999............................................................             175
2000............................................................             250

    - The above development schedule is considered to have been complied with unless such schedule is not met for two consecutive years. If 75% of the development level has been met, a fee of $1,000,000 may be paid and upon such payment, the Company will be deemed to be in compliance with such schedule.

    - Hudson will retain the right to receive franchise application fees and all franchise royalty payments under existing agreements at October 5, 1995 or under agreements for which franchise applications had been received as of October 5, 1995, except for reservation and marketing fees, which are retained by the Company.

    - As part of the Microtel Acquisition, Hudson retained the right to franchise and to receive royalties on sixty franchises either issued or which may be issued in the future to Hudson, its affiliates and certain other persons. For each new franchise other than the sixty issued or which may be issued to Hudson, its affiliates and such other persons, the Company is required to remit to Hudson a continuing monthly royalty equal to 1.0% of the revenues subject to royalties on the first 100 Microtel properties opened by the Company's franchisees, 0.75% for the next 150 Microtel properties, and 0.5% for each new property after the first 250 properties.

    If any of the above obligations are not met, including the payment of amounts due to Hudson (see Note 6), all of the rights to the Microtel system will, at Hudson's discretion, revert back to Hudson. In the event Hudson exercises its rights to the Microtel system, the Company, through Microtel will retain the rights to any franchise royalty payments due under franchises granted by the Company and its subsidiary, less certain processing fees due to Hudson.

    Pursuant to the Hawthorn Agreement which was in place on December 31, 1997, the Company was required to fulfill certain obligations and was subject to certain restrictions during 1997. The impact of these restrictions has been negated pursuant to the series of transactions, completed on March 12, 1998, which enabled it to acquire the entire interest in the Hawthorn Suites brand of hotels. (see Note 15 for Subsequent Events relating to the Hawthorn Agreement).

    The Company has employment agreements with its Chief Executive Officer and Chief Financial Officer. The agreements are for a ten year term expiring on September 30, 2005 and provide minimum salary levels and other fringe benefits.

                 U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

               AS OF DECEMBER 31, 1997 AND 1996 AND FOR THE YEARS
              ENDED DECEMBER 31, 1997 AND 1996 AND FOR THE PERIOD

             FROM AUGUST 28, 1995 (INCEPTION) TO DECEMBER 31, 1995

13. SELECTED QUARTERLY FINANCIAL DATA--(UNAUDITED)

1997                                           FIRST         SECOND        THIRD         FOURTH      TOTAL YEAR
------------------------------------------  ------------  ------------  ------------  ------------  -------------
Revenue...................................  $    545,000  $    892,000  $  1,176,600  $  1,335,000   $ 3,948,000
Loss from operations......................     2,418,000     2,069,000     2,028,000     1,913,000     8,428,000
Net loss..................................     2,515,000     2,174,000     2,181,000     2,077,000     8,947,000
Loss applicable to common stockholders....     2,515,000     2,174,000     2,181,000     2,077,000     8,947,000
Weighted average shares outstanding.......    12,580,395    12,580,395    12,541,405    12,552,891    12,563,772
Net loss applicable to common stockholders
  per share-basic.........................  $       0.20  $       0.17  $       0.17  $       0.17   $      0.71

1996                                           FIRST         SECOND        THIRD         FOURTH      TOTAL YEAR
------------------------------------------  ------------  ------------  ------------  ------------  -------------
Revenue...................................  $     31,000  $    364,000  $    469,000  $    428,000   $ 1,292,000
Loss from operations......................     1,537,000     1,917,000     1,888,000     1,994,000     7,336,000
Net loss..................................     1,398,000     1,797,000     1,718,000     1,678,000     6,591,000
Loss applicable to common stockholders....     1,817,000     2,216,000     2,158,000     2,118,000     8,309,000
Weighted average shares outstanding.......    10,755,409    10,755,409    10,755,409    11,059,576    11,059,576
Net loss applicable to common stockholders
  per share-basic.........................  $       0.17  $       0.21  $       0.20  $       0.19   $      0.75

------------------------

(a) All per share information presented has been retroactively adjusted to reflect the stock splits discussed in Note 9.

(b) Due to the changes in the numbers of shares outstanding, quarterly per share amounts do not add to the total for the year.

14. PROPOSED ACQUISITION

    BEST INNS ACQUISITION. On December 15, 1997, Best Acquisition, Inc., a wholly owned subsidiary of USFS ("BAI"), signed a definitive agreement (the "Best Acquisition Agreement") with America's Best Inns, Inc. and certain other selling entities (collectively, the "Sellers") to acquire, among other things, the exclusive worldwide rights to the Best Inns hotel brands, including the franchise agreements for the existing Best Inns hotels. In addition, under the Best Acquisition Agreement, BAI will acquire the management contracts and related personnel relating to the management of 29 existing Best Inn hotels. The Best Acquisition Agreement also provides for BAI to become the controlling member of the not-for-profit corporation which supplies reservation services to Best Inn hotels.

    On April 1, 1998, the Best Acquisition Agreement was amended to increase the purchase price by $100,000 and require consummation of the transactions contemplated thereunder by May 10, 1998 (the "Amendment Agreement"). Pursuant to the Amendment Agreement, BAI paid the Sellers $3 million as a nonrefundable advance on the purchase price and agreed to pay to the Sellers an additional $100,000 per day, also to be considered as a nonrefundable advance on the purchase price, for each day after April 20,

                 U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

               AS OF DECEMBER 31, 1997 AND 1996 AND FOR THE YEARS
              ENDED DECEMBER 31, 1997 AND 1996 AND FOR THE PERIOD

             FROM AUGUST 28, 1995 (INCEPTION) TO DECEMBER 31, 1995

14. PROPOSED ACQUISITION (CONTINUED)
1998 that the transaction has not closed, until the earlier of the termination of the Best Acquisition Agreement and May 10, 1998 (the "Further Advance").


    In connection with this transaction, the Company and the Sellers are expected to enter into an agreement with Alpine Hospitality Ventures LLC ("Ventures") pursuant to which Ventures (through a wholly-owned subsidiary) will acquire 17 Best Inns hotels (the "Acquired Hotels"). The acquisition by Ventures of the Acquired Hotels is a condition to USFS's right to acquire the franchise rights and other assets to be acquired by it in the transaction. As a result, the failure by Ventures to consummate such purchase would trigger the obligation of BAI to make the full amount of the Further Advance ($2 million) to the Sellers and the Company would forfeit to the Sellers the $3 million non-refundable advance and the Further Advance. It is anticipated that, contemporaneously with the closing of the transaction, new franchise and management agreements will be entered into between the Company and Ventures with respect to the Acquired Hotels. Upon completion of the transaction, USFS or its subsidiaries will own the exclusive worldwide rights to the Best Inns hotel brands, will be the franchisor of 35 existing Best Inns hotels and three hotels under development and manage 29 of the existing Best Inns hotels and two Best Inns hotels under development.



    To facilitate the transaction, the Company intends to make a $15 million unsecured subordinated loan to Ventures at an interest rate of 12% per annum, some or all of the interest on which will be paid-in-kind. The loan will be subordinated to a guarantee provided by Ventures in connection with a third-party loan in the principal amount of approximately $65 million to its subsidiary that will own the Acquired Hotels and will also be subordinated to such third party loan. The Company expects to make the subordinated loan and to issue the Alpine Shares (as defined below) in order to induce Ventures to purchase from the Sellers the Acquired Hotels. USFS intends to finance the subordinated loan through a $10 million full recourse loan from NationsBank N.A, the $1.6 million it expects to receive from an affiliate of Ventures for the Alpine Shares and $3.4 million of its own cash. In addition, the Company is expected to commit to make additional loans to Ventures under certain circumstances at an interest rate and upon other terms that are substantially similar to Ventures' third-party indebtedness at such time. The Company expects Ventures to be a highly leveraged entity and there can be no assurance that any loans to Ventures will be repaid. It is anticipated that the proceeds from the Offering will be utilized to repay the NationsBank loan.


    Also in connection with the Best Acquisition Agreement, the Company is expected to enter into an agreement with Alpine Hospitality Equities LLC ("Alpine Equities"), an affiliate of Ventures, pursuant to which Alpine Equities will purchase 350,000 shares (the "Alpine Shares") of Class A Common Stock for a purchase price of $1.6 million. Alpine Equities will be granted certain demand and piggy-back registration rights on customary terms with respect to the Alpine Shares, as well as certain tag-along rights on certain sales of Common Stock made by Messrs. Leven and Aronson. Additionally, the Company has agreed to pay to Alpine Equities $1,000 per year for each Best Inns hotel that is added to the Best Inns system of hotels after the closing date of the transaction, provided that such new hotels are paying royalties to the Company or any of its subsidiaries (the "New Hotel Fee").

    Richard D. Goldstein, a director of the Company, is a Senior Managing Director of Alpine Equity Partners, L.P., the entity that indirectly owns and controls a majority of Alpine Equities and Ventures.

                 U.S. FRANCHISE SYSTEMS, INC. AND SUBSIDIARIES

               AS OF DECEMBER 31, 1997 AND 1996 AND FOR THE YEARS
              ENDED DECEMBER 31, 1997 AND 1996 AND FOR THE PERIOD

             FROM AUGUST 28, 1995 (INCEPTION) TO DECEMBER 31, 1995

15. SUBSEQUENT EVENTS

    HAWTHORN ACQUISITION. On March 12, 1998, USFS, USFS Hawthorn, Inc. ("USH"), Hawthorn Suites Associates ("HSA") and HSA Properties, Inc. ("HPI") completed a series of transactions whereby all of the ownership interests of HSA Properties LLC ("HSA LLC"), a joint venture among USFS, HPI and HSA which owns an interest in the Hawthorn Suites brand of hotels, were contributed to USH in return for the issuance of shares of Class A Common Stock, par value $.01 per share ("USH Class A Common Stock") of USH, and USFS merged into USH. Pursuant to these transactions, HSI and HPI received 22,477 and 2,199,775 shares of Class A Common Stock, respectively. In addition, the holders of Class A Common Stock of USFS and Class B Common Stock of USFS received an equivalent number of USH Class A Common Stock and Class B Common Stock, par value $.01 per share, as applicable. Prior to these transactions, USFS and HSA LLC were parties to a Master Franchise Agreement dated as of March 27, 1996 (the "Hawthorn Acquisition Agreement"), pursuant to which USFS acquired the exclusive worldwide rights to franchise and to control the development and operation of the Hawthorn Suites brand of hotels. The Hawthorn Acquisition Agreement required that a percentage of royalties received by USFS from the franchising of Hawthorn Suites Hotels be remitted to HSA LLC and also contained certain restrictions on USFS's operations and imposed standards relating to the development of the Hawthorn Suites brand of hotels. The merger of USFS with and into USH permitted the surviving entity (renamed "U.S. Franchise Systems, Inc.") to acquire all of the trademarks, copyrights and other intellectual property related to the Hawthorn Suites hotel brand and as a related consequence, eliminated the aforementioned royalty payments and restrictive provisions previously governed by the Hawthorn Acquisition Agreement.

    ESTABLISHMENT OF DEVELOPMENT FUND. On March 17, 1998, NorthStar Constellation, LLC (together with its affiliates, "NorthStar"), Lubert-Adler Real Estate Opportunity Funds (together with its affiliates, "Lubert-Adler") and Constellation Equity Corp., an entity controlled by NorthStar ("Constellation"), formed Constellation Development Fund (the "Development Fund"). NorthStar, Lubert-Adler and Constellation will contribute to the Development Fund equity totaling $50 million, and will arrange debt financing for an additional $50 million in the form of a senior credit facility with a commercial bank. In connection with the establishment of the Development Fund, the Company has made a $10 million loan to Constellation, which will use the funds to make a subordinated investment in the Development Fund. The loan bears interest at an annual rate of 8%, is non-recourse and is repayable from distributions and payments made to Constellation from the Development Fund.

    In connection with the establishment of the Development Fund, the Company sold an aggregate of 500,000 shares of Class A Common Stock to NorthStar and Lubert-Adler for $5.6 million. NorthStar and Lubert-Adler also have the right to purchase up to an additional 500,000 shares of Class A Common Stock, exercisable on a pro-rata basis within eighteen months of the commitment of the Development Fund's capital, at a price of $11.25 per share. In addition, David T. Hamamoto was elected to the Board of Directors of the Company. Mr. Hamamoto is the Co-Chief Executive Officer of NorthStar.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                            ------------------------

                               TABLE OF CONTENTS
                            ------------------------


                                                 PAGE
                                                 ----
AVAILABLE INFORMATION..........................    3
PROSPECTUS SUMMARY.............................    4
RISK FACTORS...................................   12
USE OF PROCEEDS................................   18
PRICE RANGE OF CLASS A COMMON STOCK............   19
DIVIDEND POLICY................................   19
CAPITALIZATION.................................   20
DILUTION.......................................   21
SELECTED CONSOLIDATED FINANCIAL DATA...........   22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................   23
BUSINESS.......................................   33
MANAGEMENT.....................................   47
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.................................   56
PRINCIPAL HOLDERS OF COMMON STOCK..............   57
DESCRIPTION OF THE CAPITAL STOCK...............   62
UNDERWRITING...................................   66
LEGAL MATTERS..................................   68
EXPERTS........................................   68
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS...................................   68
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.....  F-1


                                4,500,000 SHARES

                                     [LOGO]

                              CLASS A COMMON STOCK

                                ----------------

                                   PROSPECTUS
                                ----------------

                             NationsBanc Montgomery
                                 Securities LLC
                                CIBC Oppenheimer
                             The Robinson-Humphrey
                                    Company
                              Schroder & Co. Inc.

                                            , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth in the following table. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee and the NASD filing fee.



Securities and Exchange Commission fee.........................  $   17,842
NASD filing fee................................................       6,548
Nasdaq National Market listing fees............................      17,500
Accountants' fees and expenses.................................      55,000
Legal fees and expenses........................................     500,000
Printing and engraving expenses................................     175,000
Transfer Agent and Registrar fees and expenses.................       3,000
Miscellaneous expenses.........................................     442,000
                                                                 ----------
      Total....................................................  $1,216,890


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employees or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit of proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

    Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Charter contains such a provision.

    The Company's Charter further provides that the Company shall indemnify its officers and directors and, to the extent authorized by the Board of Directors, employees and agents of the Company, to the fullest extent permitted by and in the manner permissible under the laws of the State of Delaware.

    In addition, the Company has entered into agreements (the "Indemnification Agreements") with each of the directors of the Company, and intends to enter into similar agreements with each of the future directors of the Company, pursuant to which the Company had agreed to indemnify each director against claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement (collectively, "Losses") incurred by such director and arising out of his capacity as a director, officer, employee and/or agent of the Company to the maximum extent authorized or permitted by applicable law. In addition, each director shall be entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations indemnified against. The Indemnification Agreements also obligate the Company to purchase and maintain insurance for the benefit and on behalf of each of its directors insuring such director in or arising out of his capacity as a director, officer, employee and/or agent of the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

EXHIBIT NO.                                                             DESCRIPTION
-------------                   -------------------------------------------------------------------------------------------
       1                 --     Form of Underwriting Agreement to be entered into by the Company and the Underwriters named therein.**
       2.1               --     Agreement and Plan of Merger, dated December 9, 1997, between U.S. Franchise Systems, Inc.
                                and USFS Hawthorn, Inc. (incorporated by reference from the Company's Registration
                                Statement on Form S-4 (Registration No. 333-46185)).
       2.2               --     Contribution Agreement, dated December 9, 1997, among Hawthorn Suites Associates, HSA
                                Properties, Inc., USFS Hawthorn, Inc. and U.S. Franchise Systems Inc. (incorporated by reference from the Company's Registration Statement on Form S-4 (Registration No.
                                333-46185)).
       3.1               --     Certificate of Incorporation (incorporated by reference from the Company's Registration
                                Statement on Form S-4 (Registration No. 333-46185)).
       3.2               --     By-laws (incorporated by reference from the Company's Registration Statement on Form S-4
                                (Registration No. 333-46185)).
       4.1               --     Reference is made to Exhibit 3.1.
       4.2               --     Specimen Class A Common Stock Certificate of USFS Hawthorn, Inc. (incorporated by reference from the Company's Registration Statement on Form S-4 (Registration No. 333-46185)).
       4.3               --     Specimen Class B Common Stock Certificate of USFS Hawthorn, Inc. (incorporated by reference from the Company's Registration Statement on Form S-4 (Registration No. 333-46185)).

EXHIBIT NO.                                                             DESCRIPTION
-------------                   -------------------------------------------------------------------------------------------
       5                 --     Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to the legality of the Class A
                                Common Stock being registered hereby.**
      10.1               --     Form of License Agreement for Microtel brand hotels (incorporated by reference from the
                                Company's Registration Statement on Form S-1 (Registration No. 333-11427)).
      10.2               --     Form of License Agreement for Hawthorn Suites brand hotels (incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-11427)).
      10.3               --     Joint Venture Agreement between Microtel Franchise and Development Corporation and U.S.
                                Franchise Systems, Inc. dated as of September 7, 1995 (incorporated by reference from the
                                Company's Registration Statement on Form S-1 (Registration No. 333-11427)).
      10.4               --     Master Franchise Agreement between HSA Properties, L.L.C. and U.S. Franchise Systems, Inc.
                                dated as of March 27, 1996 (incorporated by reference from the Company's Registration
                                Statement on Form S-1 (Registration No. 333-11427)).
      10.5               --     Amended and Restated Stockholders' Agreement, dated as of September 29, 1995, as amended on
                                October 11, 1996, among the Company and the Original Investors (incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-11427)).
      10.6               --     Amended and Restated Employee Stock Purchase Agreement between U.S. Franchise Systems, Inc.
                                and Michael A. Leven, entered into as of September 29, 1995, as amended effective October
                                24, 1996 (incorporated by reference from the Company's Registration Statement on Form S-1
                                (Registration No. 333-11427)).
      10.7               --     Amended and Restated Employee Stock Purchase Agreement between U.S. Franchise Systems, Inc.
                                and Neal K. Aronson, entered into as of September 29, 1995, as amended effective October
                                24, 1996 (incorporated by reference from the Company's Registration Statement on Form S-1
                                (Registration No. 333-11427)).
      10.8               --     Employment Agreement by and between U.S. Franchise Systems, Inc. and Michael A. Leven, dated October 1, 1995 (incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-11427)).
      10.9               --     Employment Agreement by and between U.S. Franchise Systems, Inc. and Neal K. Aronson, dated
                                October 1, 1995 (incorporated by reference from the Company's Registration Statement on
                                Form S-1 (Registration No. 333-11427)).
      10.10              --     Voting Agreement between Michael A. Leven and Andrea Leven entered into on October 30, 1996
                                (incorporated by reference from the Company's Registration Statement on Form S-1
                                (Registration No. 333-11427)).
      10.11              --     Voting Agreement between Michael A. Leven and Neal K. Aronson entered into on October 30,
                                1996 (incorporated by reference from the Company's Registration Statement on Form S-1
                                (Registration No. 333-11427)).
      10.12              --     Office Lease Agreement between Hallwood Real Estate Investors Fund XV and U.S. Franchise
                                Systems, Inc., dated September 25, 1995 (incorporated by reference from the Company's
                                Registration Statement on Form S-1 (Registration No. 333-11427)).
      10.13              --     First Amendment to Office Lease between Hallwood 95, L.P. and U.S. Franchise Systems, Inc., dated May 20, 1996 (incorporated by reference from the Company's Registration Statement on
                                Form S-1 (Registration No. 333-11427)).

EXHIBIT NO.                                                             DESCRIPTION
-------------                   -------------------------------------------------------------------------------------------
      10.14              --     U.S. Franchise Systems, Inc. Amended and Restated 1996 Stock Option Plan (incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December
                                31, 1996).
      10.15              --     U.S. Franchise Systems, Inc. 1996 Stock Option Plan for Non-Employee Directors
                                (incorporated by reference from the Company's Registration Statement on Form S-1
                                (Registration No. 333-11427)).
      10.16              --     Term Sheet, dated May 14, 1996, between the Company and NACC regarding the Franchise
                                Financing Facility (incorporated by reference from the Company's Registration Statement on
                                Form S-1 (Registration No. 333-11427)).
      10.17              --     Voting Agreement between Michael A. Leven and Andrea Leven entered into on March 12, 1998
                                (incorporated by reference from Exhibit 10.11 to the Company's Registration Statement on
                                Form S-4 (Registration No. 333-46185)).
      10.18              --     Voting Agreement Between Michael A. Leven and Neal K. Aronson entered into on March 12,
                                1998 (incorporated by reference from Exhibit 10.13 to the Company's Registration Statement on Form S-4 (Registration No. 333-46185)).
      10.19              --     Sublease Agreement by and among Unocal Corporation, DBA Union Oil Co. of California, U.S.
                                Franchise Systems, Inc. and Hallwood 95, L.P., dated July 25, 1997 (incorporated by reference from Exhibit 10.16 to the Company's Registration Statement on Form S-4
                                (Registration No. 333-46185)).
      10.20              --     Addendum to Sublease by and among Union Oil Company of California d/b/a Unocal, U.S.
                                Franchise Systems, Inc. and Hallwood Real Estate Investors Fund XV, dated July 25, 1997
                                (incorporated by reference from Exhibit 10.17 to the Company's Registration Statement on
                                Form S-4 (Registration No. 333-46185)).
      10.21              --     Agreement of Purchase and Sale between America's Best Inns, Inc. and The Other Selling
                                Entities Listed on Schedule I thereto and Best Acquisition, Inc., dated December 15, 1997.
                                The Company agrees to furnish copies of the schedules hereto supplementally to the
                                Commission on request (incorporated by reference from the Company's Registration Statement on Form S-4 (Registration No. 333-46185)).
      10.22              --     Promissory Note, dated March 18, 1998, from Constellation Equity Corp. to the Registrant in the principal amount of $10 million (incorporated by reference from the Company's Annual
                                Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-23941)).
      10.23              --     Management Services Agreement, dated March 17, 1998, between the Registrant and
                                Constellation Development Fund LLC (incorporated by reference from the Company's Annual
                                Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-23941)).
      21                 --     Subsidiaries of the Company (incorporated by reference from the Company's Annual Report on
                                Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-23941)).
      23.1               --     Consent of Paul, Weiss, Rifkind, Wharton & Garrison, with respect to the legality of securities being registered (contained in Exhibit 5).
      23.2               --     Consent of Deloitte & Touche LLP.*
      24                 --     Powers of Attorney.+

------------------------

*   Filed herewith

+   Previously filed

**  To be filed by amendment

    (b) Financial Statement Schedules

        None

ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 23, 1998.


                                U.S. FRANCHISE SYSTEMS, INC.

                                BY:  /S/ MICHAEL A. LEVEN
                                     -----------------------------------------
                                     Michael A. Leven
                                     Chairman, President
                                     and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                         TITLE                      DATE
------------------------------  ------------------------------  -------------------

                                Chairman, President and Chief
     /s/ MICHAEL A. LEVEN         Executive Officer and
------------------------------    Director (Principal             April 23, 1998
       Michael A. Leven           Executive Officer)

                                Executive Vice President,
     /s/ NEAL K. ARONSON          Chief Financial Officer and
------------------------------    Director (Principal             April 23, 1998
       Neal K. Aronson            Financial and Accounting
                                  Officer)

              *                            Director
------------------------------                                    April 23, 1998
        Dean S. Adler

              *                            Director
------------------------------                                    April 23, 1998
        Irwin Chafetz

              *                            Director
------------------------------                                    April 23, 1998
        Douglas Geoga

              *                            Director
------------------------------                                    April 23, 1998
     Richard D. Goldstein

              *                            Director
------------------------------                                    April 23, 1998
      David T. Hamamoto

              *                            Director
------------------------------                                    April 23, 1998
    Jeffrey A. Sonnenfeld

          SIGNATURE                         TITLE                      DATE
------------------------------  ------------------------------  -------------------
              *                            Director
------------------------------                                    April 23, 1998
      Steven Romaniello

              *                            Director
------------------------------                                    April 23, 1998
     Barry S. Sternlicht


*By:     /s/ NEAL K. ARONSON
      -------------------------
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

EXHIBIT NO.                                                     DESCRIPTION
-------------  --------------------------------------------------------------------------------------------------------------
       1          --      Form of Underwriting Agreement to be entered into by the Company and the Underwriters named therein.**

       2.1        --      Agreement and Plan of Merger, dated December 9, 1997, between U.S. Franchise Systems, Inc. and USFS
                          Hawthorn, Inc. (incorporated by reference from the Company's Registration Statement on Form S-4
                          (Registration No. 333-46185)).

       2.2        --      Contribution Agreement, dated December 9, 1997, among Hawthorn Suites Associates, HSA Properties,
                          Inc., USFS Hawthorn, Inc. and U.S. Franchise Systems Inc. (incorporated by reference from the
                          Company's Registration Statement on Form S-4 (Registration No. 333-46185)).

       3.1        --      Certificate of Incorporation (incorporated by reference from the Company's Registration Statement on Form S-4 (Registration No. 333-46185)).

       3.2        --      By-laws (incorporated by reference from the Company's Registration Statement on Form S-4
                          (Registration No. 333-46185)).

       4.1        --      Reference is made to Exhibit 3.1.

       4.2        --      Specimen Class A Common Stock Certificate of USFS Hawthorn, Inc. (incorporated by reference from the Company's Registration Statement on Form S-4 (Registration No. 333-46185)).

       4.3        --      Specimen Class B Common Stock Certificate of USFS Hawthorn, Inc. (incorporated by reference from the Company's Registration Statement on Form S-4 (Registration No. 333-46185)).

       5          --      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to the legality of the Class A Common Stock being registered hereby.**

      10.1        --      Form of License Agreement for Microtel brand hotels (incorporated by reference from the Company's
                          Registration Statement on Form S-1 (Registration No. 333-11427)).

      10.2        --      Form of License Agreement for Hawthorn Suites brand hotels (incorporated by reference from the
                          Company's Registration Statement on Form S-1 (Registration No. 333-11427)).

      10.3        --      Joint Venture Agreement between Microtel Franchise and Development Corporation and U.S. Franchise
                          Systems, Inc. dated as of September 7, 1995 (incorporated by reference from the Company's
                          Registration Statement on Form S-1 (Registration No. 333-11427)).

      10.4        --      Master Franchise Agreement between HSA Properties, L.L.C. and U.S. Franchise Systems, Inc. dated as of March 27, 1996 (incorporated by reference from the Company's Registration Statement on Form S-1
                          (Registration No. 333-11427)).

      10.5        --      Amended and Restated Stockholders' Agreement, dated as of September 29, 1995, as amended on October
                          11, 1996, among the Company and the Original Investors (incorporated by reference from the
                          Company's Registration Statement on Form S-1 (Registration No. 333-11427)).

      10.6        --      Amended and Restated Employee Stock Purchase Agreement between U.S. Franchise Systems, Inc. and
                          Michael A. Leven, entered into as of September 29, 1995, as amended effective October 24, 1996
                          (incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No.
                          333-11427)).

      10.7        --      Amended and Restated Employee Stock Purchase Agreement between U.S. Franchise Systems, Inc. and
                          Neal K. Aronson, entered into as of September 29, 1995, as amended effective October 24, 1996
                          (incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No.
                          333-11427)).

EXHIBIT NO.                                                     DESCRIPTION
-------------  --------------------------------------------------------------------------------------------------------------
      10.8        --      Employment Agreement by and between U.S. Franchise Systems, Inc. and Michael A. Leven, dated
                          October 1, 1995 (incorporated by reference from the Company's Registration Statement on Form S-1
                          (Registration No. 333-11427)).

      10.9        --      Employment Agreement by and between U.S. Franchise Systems, Inc. and Neal K. Aronson, dated October
                          1, 1995 (incorporated by reference from the Company's Registration Statement on Form S-1
                          (Registration No. 333-11427)).

      10.10       --      Voting Agreement between Michael A. Leven and Andrea Leven entered into on October 30, 1996
                          (incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No.
                          333-11427)).

      10.11       --      Voting Agreement between Michael A. Leven and Neal K. Aronson entered into on October 30, 1996
                          (incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No.
                          333-11427)).

      10.12       --      Office Lease Agreement between Hallwood Real Estate Investors Fund XV and U.S. Franchise Systems,
                          Inc., dated September 25, 1995 (incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-11427)).

      10.13       --      First Amendment to Office Lease between Hallwood 95, L.P., and U.S. Franchise Systems, Inc., dated
                          May 20, 1996 (incorporated by reference from the Company's Registration Statement on Form S-1
                          (Registration No. 333-11427)).

      10.14       --      U.S. Franchise Systems, Inc. Amended and Restated 1996 Stock Option Plan (incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

      10.15       --      U.S. Franchise Systems, Inc. 1996 Stock Option Plan for Non-Employee Directors (incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-11427)).

      10.16       --      Term Sheet, dated May 14, 1996, between the Company and NACC regarding the Franchise Financing
                          Facility (incorporated by reference from the Company's Registration Statement on Form S-1
                          (Registration No. 333-11427)).

      10.17       --      Voting Agreement between Michael A. Leven and Andrea Leven entered into on March 12, 1998
                          (incorporated by reference from Exhibit 10.11 to the Company's Registration Statement on Form S-4
                          (Registration No. 333-46185)).

      10.18       --      Voting Agreement Between Michael A. Leven and Neal K. Aronson entered into on March 12, 1998
                          (incorporated by reference from Exhibit 10.13 to the Company's Registration Statement on Form S-4
                          (Registration No. 333-46185)).

      10.19       --      Sublease Agreement by and among Unocal Corporation, DBA Union Oil Co. of California, U.S. Franchise
                          Systems, Inc. and Hallwood 95, L.P., dated July 25, 1997 (incorporated by reference from Exhibit
                          10.16 to the Company's Registration Statement on Form S-4 (Registration No. 333-46185)).

      10.20       --      Addendum to Sublease by and among Union Oil Company of California d/b/a Unocal, U.S. Franchise
                          Systems, Inc. and Hallwood Real Estate Investors Fund XV, dated July 25, 1997 (incorporated by reference from Exhibit 10.17 to the Company's Registration Statement on Form S-4 (Registration No.
                          333-46185)).

      10.21       --      Agreement of Purchase and Sale between America's Best Inns, Inc. and The Other Selling Entities
                          Listed on Schedule I thereto and Best Acquisition, Inc., dated December 15, 1997. The Company agrees to furnish copies of the schedules hereto supplementally to the Commission on request
                          (incorporated by reference from the Company's Registration Statement on Form S-4 (Registration No.
                          333-46185)).

      10.22       --      Promissory Note, dated March 18, 1998, from Constellation Equity Corp. to the Registrant in the principal amount of $10 million (incorporated by reference from the

EXHIBIT NO.                                                     DESCRIPTION
-------------  --------------------------------------------------------------------------------------------------------------
                          Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No.
                          0-23941)).

      10.23       --      Management Services Agreement, dated March 17, 1998, between the Registrant and Constellation
                          Development Fund LLC (incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-23941)).

      21          --      Subsidiaries of the Company (incorporated by reference from the Company's Annual Report on Form
                          10-K for the fiscal year ended December 31, 1997 (File No. 0-23941)).

      23.1        --      Consent of Paul, Weiss, Rifkind, Wharton & Garrison, with respect to the legality of securities being registered (contained in Exhibit 5).

      23.2        --      Consent of Deloitte & Touche LLP.*

      24          --      Powers of Attorney+.

------------------------

*   Filed herewith

+   Previously filed

**  To be filed by amendment